AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1998
                                                      REGISTRATION NO. 333-37811

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       TEXAS PETROCHEMICAL HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                2869                      76-0504002
   (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)      IDENTIFICATION NO.)

                            AND AFFILIATE GUARANTOR
                               TPC HOLDING CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                                          76-0504006
   (STATE OR OTHER JURISDICTION OF                                           (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                                          IDENTIFICATION NO.)

                                                              STEPHEN R. WRIGHT
     THREE RIVERWAY, SUITE 1500                          THREE RIVERWAY, SUITE 1500
        HOUSTON, TEXAS 77056                                HOUSTON, TEXAS 77056
           (713) 627-7474                                      (713) 627-7474
  (ADDRESS, INCLUDING ZIP CODE, AND          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
          TELEPHONE NUMBER,                         INCLUDING AREA CODE, OF REGISTRANT'S
INCLUDING AREA CODE, OF REGISTRANT'S                    AGENT FOR SERVICE OF PROCESS)
    PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                    COPY TO:

                                 GARY W. ORLOFF
                         BRACEWELL & PATTERSON, L.L.P.
                     SOUTH TOWER PENNZOIL PLACE, SUITE 2900
                              711 LOUISIANA STREET
                           HOUSTON, TEXAS 77002-2781
                                 (713) 223-2900
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 29, 1998

                       TEXAS PETROCHEMICAL HOLDINGS, INC.
                               $57,650,103.55 OF
                      13.5% SENIOR DISCOUNT NOTES DUE 2007
           FULLY AND UNCONDITIONALLY GUARANTEED BY TPC HOLDING CORP.

     The 13.5% Senior Discount Notes due 2007 (the "Discount Notes") were issued by Texas Petrochemical Holdings, Inc. ("Holdings" and together with its subsidiaries on a consolidated basis, the "Company") pursuant to the Discount Notes Indenture (as defined under "Description of the Discount
Notes -- General"). As of the date of this Prospectus, there are $57,650,103.55 aggregate principal amount at final maturity of the Discount Notes outstanding.

     The Discount Notes are unsecured senior Indebtedness of Holdings ranking PARI PASSU with other unsecured senior Indebtedness of Holdings. Holdings conducts its operations through its subsidiaries and as a result is dependent upon the transfer of funds by its subsidiaries to make payment on the Discount Notes. The Discount Notes are guaranteed by Holdings' subsidiary, TPC Holding Corp. ("TPC Holding"), which as a holding company is also dependent upon the transfer of funds by its subsidiaries to make payment on the Discount Notes as guarantor. The Discount Notes and TPC Holding's guarantee are effectively subordinated to secured indebtedness of Holdings, including Holdings' guaranty of the Indebtedness of its subsidiary, Texas Petrochemicals Corporation
("TPC"), under the Bank Credit Agreement (as defined under "Description of the Bank Credit Agreement"), and to all indebtedness and other liabilities of TPC and its subsidiaries. As of September 23, 1998, the aggregate amount of senior Indebtedness of Holdings (other than the Discount Notes) was $82.3 million, consisting of Holdings' guaranty of TPC's Indebtedness under the Bank Credit Agreement, and the aggregate amount of Indebtedness and other obligations of Holdings and its subsidiaries was approximately $348.1 million. Because the Discount Notes do not accrue cash interest prior to July 1, 2001, the Discount Notes are not suitable investments for investors seeking current income.

     The initial issue amount of each Discount Note was $520.38 per $1,000 principal amount at maturity (52% of the principal amount at maturity), representing a yield to maturity of 13.5% (computed on a semi-annual bond equivalent basis) calculated from July 1, 1996. Cash interest will not accrue on the Discount Notes prior to July 1, 2001, at which time cash interest will accrue on the Discount Notes at a rate of 13.5% PER ANNUM. Interest on the Discount Notes is payable semi-annually on January 1 and July 1 of each year, commencing January 1, 2002. Except as described below, the Discount Notes are not redeemable at the option of Holdings prior to July 1, 2001. Thereafter, the Discount Notes will be redeemable, in whole or in part, at the option of Holdings, at the redemption prices set forth herein together with accrued and unpaid interest, if any, to the date of redemption. In addition, up to 30% of the aggregate Accreted Value (as defined under "Description of the Discount Notes -- Certain Definitions") of the Discount Notes may be redeemed at any time prior to July 1, 1998, at the option of Holdings, from the net proceeds of any Public Equity Offering following which there is a Public Market (as such terms are defined under "Description of the Discount Notes -- Certain Definitions") at a redemption price equal to 113.5% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the redemption date. Upon the occurrence of a Change of Control (as defined under "Description of the Discount Notes -- Certain Definitions"), each holder of Discount Notes may require Holdings to purchase all or a portion of such holder's Discount Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. For a more complete description of the Discount Notes, see "Description of the Discount Notes."
     This Prospectus is being used by The Huff Alternative Income Fund, L.P. (the "Huff Fund") in connection with offers and sales of the Discount Notes in the over-the-counter market, in private transactions, or otherwise at negotiated prices related to prevailing market prices at the time of sale. The Company will not receive any proceeds from the sale of the Discount Notes by the Huff Fund. See "Plan of Distribution."
     Promptly following the Company's filing of quarterly reports or other documents, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company will attach such documents as appendices to include as part of this Prospectus.
                            ------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN
FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE DISCOUNT NOTES.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

         The date of this Prospectus is ________________________, 1998.

                             AVAILABLE INFORMATION

     Holdings has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall encompass any and all amendments thereto) on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, among other things, the Discount Notes offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Discount Notes, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees. The Commission maintains a Web site that contains reports and information regarding registrants that file electronically with the Commission at Web site (http://www.sec.gov).

     Pursuant to the Discount Notes Indenture, so long as any of the Discount Notes are outstanding, whether or not Holdings is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Holdings is obligated to send to the Huff
Fund and to Fleet National Bank, as trustee under the Discount Notes Indenture, the annual reports, quarterly reports and other documents that Holdings would have been required to file with the Commission pursuant to Section 13(a) or 15(d) if Holdings were subject to such reporting requirements.

                                    SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. FOR THE PERIODS PRIOR TO JULY 1, 1996, THE FINANCIAL STATEMENTS AND OTHER INFORMATION SET FORTH HEREIN COMBINE THE HISTORICAL RESULTS OF TEXAS OLEFINS COMPANY, A TEXAS CORPORATION ("TOC"), ITS SUBSIDIARIES AND CLARKSTON CORPORATION ("CLARKSTON"). UNLESS THE CONTEXT OTHERWISE REQUIRES, AS USED HEREIN THE TERM "COMPANY" REFERS TO TOC AND ITS SUBSIDIARIES PRIOR TO THE CONSUMMATION OF THE ACQUISITION (AS DEFINED), AND TO HOLDINGS AND ITS SUBSIDIARIES FOLLOWING THE CONSUMMATION OF THE ACQUISITION. TOC WAS MERGED WITH AND INTO TEXAS PETROCHEMICALS CORPORATION, A TEXAS CORPORATION ("TPC"), IN CONNECTION WITH
THE ACQUISITION. TPC IS A WHOLLY-OWNED SUBSIDIARY OF TPC HOLDING CORP., A DELAWARE CORPORATION ("TPC HOLDING"), WHICH IS A WHOLLY-OWNED SUBSIDIARY OF HOLDINGS. TPC CONDUCTS THE PRINCIPAL BUSINESS OF THE COMPANY. ALL REFERENCES TO FISCAL YEARS IN THIS PROSPECTUS UP TO AND INCLUDING FISCAL 1995 REFER TO THE FISCAL YEARS ENDED MAY 31 IN THE CALENDAR YEARS INDICATED. THE COMPANY HAS CHANGED ITS FISCAL YEAR END TO JUNE 30 AND INFORMATION FOR FISCAL YEARS ENDED SUBSEQUENT TO MAY 31, 1995 IS SO PRESENTED. ALL REFERENCES IN THIS PROSPECTUS TO THE COMPANY'S CAPACITY TO PRODUCE CERTAIN PRODUCTS REFLECT PRODUCTION LEVELS ACHIEVABLE IF PLANT OPERATIONS ARE DEDICATED TO MAXIMIZING OUTPUT OF THAT PARTICULAR PRODUCT, WHICH EXCEEDS ACTUAL CAPACITY AVAILABLE UNDER TYPICAL MULTI-PRODUCT PRODUCTION CONFIGURATIONS. UNLESS OTHERWISE INDICATED, INDUSTRY DATA CONTAINED HEREIN, OTHER THAN WITH RESPECT TO THE COMPANY, IS DERIVED FROM PUBLICLY AVAILABLE INDUSTRY TRADE JOURNALS AND OTHER PUBLICLY AVAILABLE INDUSTRY SOURCES, WHICH THE COMPANY HAS NOT INDEPENDENTLY VERIFIED BUT WHICH THE COMPANY BELIEVES TO BE RELIABLE.

                                  THE COMPANY

     The Company is the largest producer of butadiene and butene-1, and the third largest producer of methyl tertiary-butyl ether ("MTBE"), in North America, in terms of production capacity. In addition, the Company is the sole producer of diisobutylene and isobutylene concentrate in the United States and the largest domestic merchant supplier of high purity isobutylene to the chemical market. The Company's products include: (i) butadiene, primarily used to produce synthetic rubber; (ii) MTBE, used as an oxygenate and octane enhancer in gasoline; (iii) n-butylenes (butene-1 and butene-2), used in the manufacture of plastic resins, fuel additives and synthetic alcohols; and (iv) specialty isobutylenes, primarily used in the production of specialty rubbers, lubricant additives, detergents and coatings. For the years ended June 30, 1998 and 1997, butadiene represented 26% and 27% of the Company's total revenues, respectively, MTBE represented 46% and 47%, respectively, n-butylenes 11% and 10%, respectively, specialty isobutylenes 14% and 13%, respectively, and other revenues the remaining 3% and 3%, respectively. The Company's revenues for the years ended June 30, 1998 and 1997, were $514.8 million and $490.2 million, respectively, and EBITDA (as defined) for the years ended June 30, 1998 and 1997, were $70.2 million and $50.4 million, respectively.

     Butadiene is the most widely used feedstock for synthetic rubber products and is also used in the manufacture of engineered plastics, nylon fibers and other products. The Company sells butadiene to a stable customer base , including The Goodyear Tire & Rubber Company, The Dow Chemical Company, American Synthetic Rubber Inc. and Bridgestone/Firestone, Inc. As the largest producer of butadiene in North America, the Company believes that many of its customers place significant value on its ability to provide a reliable domestic supply of butadiene and as a result have entered into long-term sales contracts with the Company.

     The Company extracts butadiene from crude butadiene, which is generated from the production of ethylene and is comprised of a number of valuable components, including butadiene, isobutylene, n-butylenes, isobutane and n-butane. Many U.S. ethylene producers rely on third parties such as the Company to process their crude butadiene streams, as the crude butadiene volumes they produce are not sufficient to justify the construction of on-site butadiene recovery facilities. The Company estimates that producers accounting for 65% of U.S. and Canadian ethylene production capacity do not internally process crude butadiene by-product streams. The Company is the largest non-integrated crude butadiene processor in North America and as a result of its strategic importance to ethylene producers, the Company has been able to secure long-term supply contracts covering the majority of its crude butadiene requirements. Such contracts provide for a fixed profit based on the Company's selling prices for butadiene, and account for the relatively stable profitability of the Company's butadiene operations.

     MTBE is a blending stock which reduces carbon monoxide and volatile organic compound emissions and enhances the octane content of gasoline, and has been one of the fastest growing petrochemicals, in terms of volume, over the past fifteen years. Today, MTBE is the preferred oxygenate for, and a major component of, reformulated gasoline ("RFG") and is used in over 30% of the U.S. gasoline pool. MTBE is produced by reacting methanol and isobutylene, and the Company's ability to produce isobutylene by three alternative methods enables it to produce MTBE by the most economical processes available to the Company. In addition, the Company has the ability to add incremental capacity to capitalize on expected future growth, at a significantly lower cost than the cost of adding new capacity. The Company believes that this incremental capacity gives it a competitive advantage over other producers who would have to incur greater cost to increase capacity. The Company sells MTBE to oil refiners and gasoline producers, including Mobil Oil Corporation, Lyondell Petrochemical Company and CITGO Petroleum Corporation on both a contract and spot basis at prices linked to prevailing market prices.

     The Company is the leading producer of high margin n-butylenes and specialty isobutylenes in North America. In recent years, the Company has increased its sales of these products by increasing its market share in polyolefin applications and the development of new end-use applications. The Company's principal customers for n-butylenes include Union Carbide Corporation, The Dow Chemical Company, NOVA Chemicals Ltd., Shell Chemical Company and Lyondell Petrochemical Company. The Company's principal customers for specialty isobutylenes include Bayer Inc., Mobil Chemical Company Inc., Rhone-Poulenc Inc., The Lubrizol Corporation and Schenectady International, Inc. Historically, the profitability of the Company's n-butylenes sales has been relatively stable as the majority of the sales of these products are made under contracts which link their selling prices to the prices of products (principally gasoline and butanes) whose prices fluctuate closely with those of the raw materials used to manufacture n-butylenes and specialty isobutylenes.

     The Company's principal feedstocks are crude butadiene, isobutane and methanol. One of the Company's intermediate feedstocks, isobutylene, is used in the manufacture of MTBE and specialty isobutylenes. As part of its production strategy, the Company uses its manufactured isobutylene first to maximize the production of high margin specialty isobutylenes, second, to satisfy its contractual MTBE requirements, and finally to produce MTBE for sale in the spot market. The Company maintains the production flexibility to upgrade n-butylenes contained in crude butadiene streams to either isobutylene or butene-1 using its patented skeletal isomerization process ("SKIP"). This flexibility allows the Company to meet its customers' needs through the most economical process, to produce additional products and to capitalize on favorable market conditions.

     The Company's manufacturing facility, located approximately one mile from the Houston Ship Channel, provides convenient access to other Gulf Coast petrochemical producers and is connected to several of its customers and raw materials suppliers through an extensive pipeline network. In addition, the Company's facility is serviced by rail, tank truck and barge.

     The Company's principal executive offices are located at Three Riverway, Suite 1500, Houston, Texas 77056. The Company's telephone number is (713) 627-7474.

                             BACKGROUND INFORMATION

     Holdings, TPC Holding, and TPC Finance Corp., a Texas corporation
("Finance Co."), were organized in May 1996 to effect the acquisition (the "Acquisition") of TOC and its subsidiaries, including TPC, and to assume a raw materials supply contract from Clarkston. On July 1, 1996, Holdings issued and sold $43.8 million of its common stock ("Common Stock") to an investor group led by Gordon A. Cain and The Sterling Group, Inc. ("Sterling"), issued $6.2 million of its Common Stock for the shares contributed by certain shareholders of TOC and TPC, sold a sufficient amount of the Discount Notes and Common Stock, as an investment unit (the "Units") to the Huff Fund to raise $30 million in gross proceeds, and contributed the net proceeds thereof to TPC Holding. Finance Co. borrowed approximately $140.0 million under the Bank Credit Agreement and received approximately $169 million in net proceeds from the sale at such time of $175 million aggregate principal amount of 11 1/8% Senior Subordinated Notes due 2006 (the "Original Notes") and loaned the combined net proceeds to TPC Holding. TPC Holding used the capital contributions received from Holdings, cash on hand and the proceeds of the loan from Finance Co. to effect the Acquisition pursuant to a stock purchase agreement dated as of May 14, 1996 (the "Stock Purchase Agreement"), to fund the ESOP (as defined) and pay fees and expenses in connection with the transactions associated with the Acquisition. TOC and Finance Co. then merged into TPC.

     As a result of the foregoing, Holdings is the primary obligor on the Discount Notes, and TPC is the primary obligor on the Original Notes and the loans made pursuant to the Bank Credit Agreement, is a wholly-owned subsidiary of TPC Holding (which in turn is wholly-owned by Holdings) and operates the principal business of the Company. Holdings has guaranteed TPC's obligations under the Bank Credit Agreement. The Discount Notes and the Common Stock which constituted the Units became separately transferable immediately following the Acquisition.

     On March 13, 1997, TPC issued and sold $50,000,000 aggregate principal amount of 11 1/8% Series B Senior Subordinated Notes due 2006 (the "Notes"), the proceeds of which were used to, among other things, reduce TPC's indebtedness under the Bank Credit Agreement. The Original Notes and the Notes were issued under indentures referred to herein collectively as the "Notes Indenture."

     This prospectus has been prepared for use by the Huff Fund in connection with offers and sales of the Discount Notes.

                               THE DISCOUNT NOTES

Discount Notes.......................  $57,650,103.55 aggregate principal amount at final maturity of 13.5%
                                       Senior Discount Notes due 2007.
Maturity Date........................  July 1, 2007.
Interest Payment Dates...............  January 1 and July 1 of each year after July 1, 2001.
Optional Redemption..................  Except as described below, Holdings may not redeem the Discount Notes prior to July 1, 2001. On or after such date, Holdings may redeem the
                                       Discount Notes, in whole or in part, at any time at the redemption prices set forth herein plus accrued interest, if any, to the date of redemption.
Change of Control....................  Upon the occurrence of a Change of Control, each holder will have the right to require Holdings to make an offer to purchase the Discount
                                       Notes at a price in cash equal to 101% of the principal amount thereof to July 1, 2001 and face principal amount of the Discount Notes after
                                       July 1, 2001, in each case plus accrued and unpaid interest to the date of purchase. See "Description of the Discount Notes -- Change of
                                       Control."
Ranking..............................  The Discount Notes are senior unsecured obligations of Holdings, senior in right of payment to subordinated Indebtedness of Holdings, including
                                       Holdings' guarantee of the Notes. The Discount Notes rank PARI PASSU in right of payment with other senior unsecured Indebtedness of Holdings.
                                       The Discount Notes are effectively subordinated to secured indebtedness of Holdings, including Holdings' guarantee of Indebtedness of TPC under X the Bank Credit Agreement, as to the assets of Holdings securing such
                                       Indebtedness, and to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of
                                       Holdings' subsidiaries. As of September 23, 1998, (i) Holdings had approximately $82.3 million of secured senior Indebtedness outstanding
                                       (consisting of Holdings' guarantee of the Company's Indebtedness under the Bank Credit Agreement), $39.0 million of senior unsecured
                                       Indebtedness outstanding (consisting of the portion of the issue price of the Units allocated for accounting purposes to the Discount Notes)
                                       and (ii) Holdings' subsidiaries had approximately $309.8 million of
                                       Indebtedness outstanding (including the Notes). Substantially all of the operations of Holdings will be conducted through its subsidiaries and, therefore, Holdings will be dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the Discount Notes. See "Description of the Discount Notes."
Restrictive Covenants................  The Discount Notes Indenture (as defined under "Description of the
                                       Discount Notes -- General") contains certain covenants that, among other things, limit the ability of Holdings and/or its Restricted
                                       Subsidiaries (as defined) to (i) incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii) make investments, (iv) enter into transactions with affiliates, (v) make certain asset dispositions, and (vi) merge or consolidate with, or transfer substantially all of its assets to, another person. The
                                       Discount Notes Indenture also limits the ability of Holdings' Re-
                                       stricted Subsidiaries to issue Capital Stock (as defined) and to create restrictions on the ability of such Restricted Subsidiaries to pay dividends or make any other distributions. In addition, Holdings is obligated, under certain circumstances, to offer to repurchase the
                                       Discount Notes at a purchase price equal to 100% of their Accreted Value
                                       (without premium), plus accrued and unpaid interest, if any, in accordance with the procedures set forth in the Discount Notes
                                       Indenture. However, all of these limitations and prohibitions will be subject to a number of important qualifications. See "Description of the Discount Notes -- Certain Covenants."
Tax Consequences.....................  Holdings has received an opinion of counsel regarding the material federal income tax consequences relevant to the purchase, ownership and disposition of the Discount Notes. See "Material Federal Income Tax
                                       Considerations."
Guarantee............................  TPC Holding fully and unconditionally guarantees the due and punctual payment of the principal of, interest on and all other amounts payable under the Discount Notes when they become due and payable, whether upon maturity, upon acceleration, by call for redemption, upon repurchase or purchase pursuant to a Change of Control or Asset Disposition or otherwise. The guarantee will not be discharged with respect to any
                                       Discount Note except by payment in full of principal, interest and all other amounts payable.

                              RECENT DEVELOPMENTS

     Holdings requested and obtained from the current holder of the entire principal amount of the Discount Notes a waiver, for a single transaction, of the requirements under Section 10.09(a)(ii) and (iii) of the Discount Notes Indenture to the extent such requirements would not be met by the investment by a Restricted Subsidiary of Holdings of up to $1,000 for a 50% interest in a corporation organized to conduct certain business in Venezuela. Section 10.09 of the Discount Notes Indenture states that the Company shall not permit any Restricted Subsidiary to make a Restricted Payment unless certain tests are met. The investment of up to $1,000 in a corporation organized to conduct certain business in Venezuela constituted a Restricted Payment and as a result the tests under Section 10.09 had to be met or an exemption had to be available. Because the Company could not meet the tests under Section 10.09 and an exemption was not available, the Company sought and obtained a waiver of Section 10.09(a)(ii) and (iii) of the Discount Notes Indenture. See "Description of the Discount Notes -- Certain Covenants -- Limitation on Restricted Payments" and "Description of the Discount Notes -- Certain Definitions -- Restricted Payment."

                                  RISK FACTORS

     Prospective purchasers of the Discount Notes should consider carefully the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before making any investment in the Discount Notes.

                SUMMARY SELECTED FINANCIAL AND OTHER INFORMATION

     The summary selected financial information set forth below has been derived from the combined financial statements of TOC, its subsidiaries and Clarkston for the period prior to July 1, 1996 (the "Predecessor") and from the consolidated financial statements of the Company since July 1, 1996, and should be read in conjunction with, and is qualified in its entirety by reference to, financial statements which appear elsewhere in this Prospectus and their accompanying notes. Such combined financial information is combined to reflect the assumption by the Company of a raw material supply contract. The combined financial information set forth below for each of the years in the two-year period ended May 31, 1995, the twelve-month period ended May 31, 1996 and the one-month period ended June 30, 1996 has been derived from the financial statements of TOC, its subsidiaries and Clarkston, which were audited by PriceWaterhouseCoopers LLP, independent auditors for such entities. The consolidated financial statements for the years ended June 30, 1998 and 1997 were audited by Deloitte & Touche LLP. The results of the one-month and interim periods are not necessarily indicative of the results of the entire year or any other period. The information presented below should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Selected Financial Information and the related notes thereto included elsewhere herein.

                SUMMARY SELECTED FINANCIAL AND OTHER INFORMATION

                                      PREDECESSOR
                      --------------------------------------------
                                              TWELVE        ONE            COMPANY
                                              MONTHS       MONTH     --------------------
                                               ENDED       ENDED
                       YEAR ENDED MAY 31,     MAY 31,     JUNE 30,   YEAR ENDED JUNE 30,
                      --------------------    -------     --------   --------------------
                        1994       1995        1996         1996       1997       1998
                      ---------  ---------    -------     --------   ---------  ---------
                                             (DOLLARS IN MILLIONS)
STATEMENT OF
OPERATIONS DATA:
Revenues............  $   352.4  $   474.7    $ 455.6      $ 41.4    $   490.2  $   514.8
Cost of goods
sold(1).............      279.0      404.8      391.0        36.4        436.3      438.7
Depreciation and
  amortization......       13.6       14.3       15.0         1.3         29.8       31.8
                      ---------  ---------    -------     --------   ---------  ---------
Gross profit(1).....       59.8       55.6       49.6         3.7         24.1       44.3
Selling, general and
  administrative
  expenses(1).......        6.5        8.1        7.6         1.3          5.8        7.0
                      ---------  ---------    -------     --------   ---------  ---------
Income from
  operations........       53.3       47.5       42.0         2.4         18.3       37.3
Interest income
  (expense), net....       (0.2)       0.7       (1.6)       (0.1)       (39.4)     (40.5)
Other income
  (expense)(2)......       (0.8)       1.1      (15.9)       (0.3)         2.3        0.6
                      ---------  ---------    -------     --------   ---------  ---------
Income (loss) before
  income taxes and
  minority
  interest..........       52.3       49.3       24.5         2.0        (18.8)      (2.6)
Provision (benefit)
  for income
  taxes.............       18.4       16.9        7.9         0.8         (4.8)       1.9
Extraordinary
  loss..............     --         --          --          --             1.5     --
Minority interest in
  net loss of
  consolidated
  subsidiary........     --            0.1        0.1       --          --         --
                      ---------  ---------    -------     --------   ---------  ---------
Net income (loss)...  $    33.9  $    32.5    $  16.7      $  1.2    $   (15.5) $    (4.5)
                      =========  =========    =======     ========   =========  =========
OPERATING DATA:
Revenues by product:
     Butadiene(3)...  $    68.7  $   106.2    $ 112.6      $ 10.2    $   130.9  $   135.0
     MTBE...........      175.2      199.1      187.4        21.0        230.3      235.4
     n-Butylenes....       28.1       42.7       48.2         3.2         49.4       55.2
     Specialty
     Isobutylenes...       59.9       75.5       74.5         5.5         62.3       73.7
     Other(4).......       20.5       51.2       32.9         1.5         17.3       15.5
Sales volumes (in
  millions of
  pounds):
     Butadiene......      484.4      580.8      622.6        64.6        750.3      822.0
     MTBE(5)........      194.8      211.1      219.8        26.6        274.1      300.4
     n-Butylenes....      150.8      245.9      284.6        17.1        266.4      320.4
     Specialty
     Isobutylenes...      312.2      398.0      368.2        23.0        275.7      369.7


                                                 PREDECESSOR                   COMPANY
                                       -------------------------------   --------------------
                                             MAY 31,          JUNE 30,         JUNE 30,
                                       --------------------   --------   --------------------
                                         1994       1995        1996       1997       1998
                                       ---------  ---------   --------   ---------  ---------
                                                       (DOLLARS IN MILLIONS)
BALANCE SHEET DATA (AT PERIOD END):
Working capital......................  $    50.6  $    67.3    $ 25.0    $    11.1  $    12.5
Property, plant and equipment, net...       95.9       90.1      81.8        240.0      227.2
Total assets.........................      214.6      230.7     167.9        521.5      497.2
Long-term debt (including current
  portion)...........................       11.0     --          13.0        351.9      349.8
Total stockholders' equity...........      140.4      163.3      92.5         20.8       16.3

                                                                (FOOTNOTES ON FOLLOWING PAGE)


                                      PREDECESSOR
                      --------------------------------------------
                                              TWELVE        ONE            COMPANY
                                              MONTHS       MONTH     --------------------
                                               ENDED       ENDED
                       YEAR ENDED MAY 31,     MAY 31,     JUNE 30,   YEAR ENDED JUNE 30,
                      --------------------    -------     --------   --------------------
                        1994       1995        1996         1996       1997       1998
                      ---------  ---------    -------     --------   ---------  ---------
                                             (DOLLARS IN MILLIONS)
OTHER DATA:
EBITDA(6)...........  $    66.9  $    61.8    $  57.0      $  3.7    $    50.4  $    70.2
Capital
  expenditures......       12.5        8.7        5.5         2.0          7.6       12.5
Net cash provided by
  (used in)
  operating
  activities........       30.2       50.3       44.5        13.9         (1.8)      35.0
Net cash provided by
  (used in)
  investing
  activities........       (5.3)     (25.9)       8.2        (1.3)      (352.3)     (11.2)
Net cash provided by
  (used in)
  financing
  activities........      (17.6)     (23.3)     (69.0)       (9.4)       354.2      (23.0)
Cash dividends......       21.4        6.2       16.5       --          --         --

------------

(1) The Company classifies variable compensation paid to employees as cost of goods sold. Previously, the Company had classified this cost as selling, general and administrative expenses. The Company has made reclassifications to the prior periods in order to conform to the current period presentation.

(2) Includes dividend income, charitable contributions, gain (loss) on disposal of assets and investment securities, net, and other, net. For the twelve months ended May 31, 1996, other expense includes an impairment of investment in land of $12.6 million.

(3) Approximately 95% of the Company's butadiene sales are under fixed profit contracts with suppliers of crude butadiene.

(4) Includes Clarkston's trading revenues from third parties (for the periods prior to July 1, 1996), utility revenues, revenues realized from the Company's terminalling facilities and sales of chemical by-products.

(5) Volumes in millions of gallons.

(6) EBITDA represents income before income taxes, extraordinary loss and minority interest before taking into consideration interest expense, depreciation and amortization and certain other non-recurring charges. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be construed by an investor as an alternative to income from operations (as determined in accordance with generally accepted accounting principles), as an indicator of the operating performance of the Company or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PURCHASERS OF THE DISCOUNT NOTES OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW.

DEPENDENCE ON SUBSIDIARY CASH FLOW

     Holdings, through TPC Holding, owns all the outstanding common stock of TPC. As a holding company without significant assets other than its indirect ownership of all of the common stock of TPC, Holdings' ability to meet its cash obligations, including debt service on the Discount Notes, is dependent upon the cash flow of its subsidiaries and the transfer of funds by its subsidiaries in the form of loans, dividends or otherwise. In addition, the Bank Credit Agreement and the Notes Indenture contain limitations on the ability of such subsidiaries to pay dividends or make loans or advances to Holdings. Similarly, TPC Holding, guarantor of the Discount Notes, has no independent operations and is dependent upon distributions from TPC. As a result, TPC Holding, as guarantor of the Discount Notes, may not be able to make timely or sufficient payment upon the Discount Notes.

EFFECTIVE SUBORDINATION

     Because Holdings is a holding company that conducts its business through its subsidiaries, the Discount Notes will be effectively subordinated to all existing and future liabilities of Holdings' subsidiaries, including trade payables. Likewise, TPC Holding is a holding company and the guarantee will be effectively subordinated to all existing and future liabilities of TPC Holding's subsidiaries, including trade payables. The Discount Notes Indenture limits, but does not prohibit, the incurrence of additional indebtedness by Holdings and certain of its subsidiaries. See "Description of the Discount Notes -- Certain Covenants."

     The Discount Notes will not be secured by any of Holdings' assets. Holdings pledged all of the capital stock of the TPC Holding and TPC to secure borrowings of TPC under the Bank Credit Agreement. If TPC becomes insolvent or is liquidated, or if payment under the Bank Credit Agreement is accelerated, the lenders under the Bank Credit Agreement would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the Bank Credit Agreement. Accordingly, such lenders will have a prior claim on the assets of Holdings.

SUBSTANTIAL LEVERAGE

     The Company has incurred a significant amount of indebtedness and has significant debt service requirements. As of June 30, 1998, the Company had outstanding indebtedness of $349.8 million and the Company's stockholders' equity was $16.3 million. See "Capitalization" and "Selected Financial
Data." In addition, the Company may incur additional indebtedness in the future, subject to limitations imposed by its debt instruments including, without limitation, the Discount Notes Indenture and the Bank Credit Agreement. TPC is the primary obligor under the Bank Credit Agreement. Holdings has guaranteed TPC's obligations under the Bank Credit Agreement. TPC also has additional borrowing capacity on a revolving credit basis under the Bank Credit Agreement.

     The Company's high degree of leverage could have important consequences to the holders of the Discount Notes, including but not limited to the following:
(i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes, including its operations and future business opportunities; (iii) certain of TPC's borrowings, including certain borrowings under the Bank Credit Agreement, are at variable rates of interest, which expose the Company to the risk of increased interest rates; (iv) the indebtedness outstanding under the Bank Credit Agreement is secured by substantially all the assets of the Company and will mature prior to the maturity of the Discount Notes; and (v) the Company's flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited by its leveraged position and the covenants contained in its debt instruments, thus putting the Company at a competitive disadvantage, and the Company may be more vulnerable to a downturn in general economic conditions or in its business or be unable to carry out capital spending that is important to its growth and productivity improvement programs. See "Description of the Bank Credit Agreement" and "Description of the Discount Notes."

     The Company began making scheduled principal payments under the Bank Credit Agreement commencing on September 30, 1996. See "Description of the Bank Credit Agreement." The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness, including the Discount Notes, will depend on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control, including interest rates, unscheduled plant shutdowns, increased operating costs, raw material and product prices, and regulatory developments. There can be no assurance that TPC will maintain a level of cash flow from operations sufficient to permit it to make payments or dividends to Holdings in order for Holdings to pay the scheduled payments of interest on the Discount Notes.

     If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional equity capital or restructure or refinance its debt (including the Discount Notes). There can be no assurance that such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. The Bank Credit Agreement, the Discount Notes Indenture and the Notes Indenture restrict the Company's ability to sell assets and use the proceeds therefrom. See "Description of the Bank Credit Agreement" and "Description of the Discount Notes." There can be no assurance as to the ability of the Company to consummate such sales or the proceeds which the Company could realize therefrom or that such proceeds would be adequate to meet the obligations then due.

     In the event that the Company is unable to generate sufficient cash flow and the Company is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on its indebtedness, or if the Company otherwise fails to comply with the various covenants in the instruments governing such indebtedness, the Company could be in default under the terms of the agreements governing such indebtedness, including, without limitation, each of the Discount Notes Indenture and the Bank Credit Agreement. In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable together with accrued and unpaid interest, the lenders under the Bank Credit Agreement could elect to terminate their commitments thereunder and the Company could be forced into bankruptcy or liquidation. Any default under the agreements governing the indebtedness of the Company could have a significant adverse effect on the Company's ability to pay principal, premium, if any, and interest on the Discount Notes and on the market value of the Discount Notes. See "Description of the Discount Notes" and "Description of the Bank Credit Agreement."

RESTRICTIVE FINANCING COVENANTS AND CROSS-DEFAULT RISKS

     The Bank Credit Agreement contains a number of significant covenants that, among other things, restricts the ability of the Company to dispose of assets or merge, incur additional indebtedness, incur guarantee obligations, repay certain outstanding indebtedness or amend the Discount Notes Indenture or the Notes Indenture, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with affiliates, and otherwise restrict corporate activities. The Bank Credit Agreement allows, however, TPC to make payments or dividends to Holdings commencing fiscal year 2002 to be used by Holdings solely for scheduled payments of interest on the Discount Notes. In addition, under the Bank Credit Agreement, the Company is required to comply with specified financial ratios and tests, including a limitation on capital expenditures, an EBITDA to fixed charges ratio, a minimum net worth test, a total debt to EBITDA ratio, and a current ratio. The Company received waivers of compliance with its total debt to EBITDA ratio as of December 31, 1996, March 31, 1997 and June 30, 1997. The Company obtained an amendment to the Bank Credit Agreement on June 30, 1998 to update the financial ratios relating to fixed charge coverage and debt to EBITDA for fiscal 1999 and part of fiscal 2000. See "Description of the Bank Credit Agreement." The Discount Notes Indenture also contains a number of restrictive covenants. See "Description of the Discount Notes -- Certain Covenants."

     The Company's ability to comply with the covenants and restrictions contained in the Bank Credit Agreement, the Discount Notes Indenture, or the Notes Indenture may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the Bank Credit Agreement, the Discount Notes Indenture, or the Notes Indenture, which would permit the lenders under the Bank Credit Agreement or the holders of Original Notes, Notes or the Discount Notes, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the lenders under the Bank Credit Agreement to make further extensions of credit could be terminated. In addition, in the event of a default under the Bank Credit Agreement, in certain circumstances the lenders under the Bank Credit Agreement could elect to prevent the Company from making any payments on the Discount Notes. See "Description of the Discount Notes -- Ranking." If the Company were unable to repay its indebtedness to the lenders under the Bank Credit Agreement, such lenders could proceed against the collateral securing such indebtedness as described under "Description of the Bank Credit Agreement." There can be no assurance that in the event of any such default the Company will have adequate resources to repay in full principal, premium, if any, and interest on the Discount Notes.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined under "Description of the Discount Notes -- Certain Definitions"), the Company is required to offer to purchase all of the outstanding Discount Notes at a price equal to 101% of the principal amount thereof at the date of purchase plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of certain of the events which would constitute a Change of Control constitutes a default under the Bank Credit Agreement. In addition, the Bank Credit Agreement prohibits the purchase of the Discount Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the Bank Credit Agreement is repaid in full. The Company's failure to purchase the Discount Notes in such instance would result in a default under the Discount Notes Indenture and the Bank Credit Agreement. The inability to repay the indebtedness under the Bank Credit Agreement, if accelerated, would also constitute an event of default under the Discount Notes Indenture, which could have materially adverse consequences to the Company and to the holders of the Discount Notes. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Bank Credit Agreement and the Discount Notes. See "Description of the Discount
Notes -- Change of Control" and "Description of the Bank Credit Agreement."

CYCLICAL INDUSTRIES

     The Company's primary business consists of the production of butadiene, MTBE, n-butylenes and specialty isobutylenes. The prices of certain of these products have historically been cyclical and have been sensitive to overall production capacity relative to demand, the availability and price of feedstocks and the level of general business activity. In the past, certain of these products have experienced market shortages, accompanied by relatively high prices, and periods of oversupply, accompanied by relatively low prices.

     While the Company has achieved relatively stable profitability on its sales of butadiene due to the nature of the supply contracts under which it purchases crude butadiene, industry profitability for MTBE has fluctuated considerably over the past several years. In the early 1990s, considerable additional production capacity was installed in the U.S. in anticipation of demand for MTBE created by the Federal Clean Air Act Amendments of 1990 ("CAAA"). This demand did not completely materialize due to states opting-out of the programs promulgated by the CAAA as well as less than anticipated demand in states not required to comply with such programs, resulting in an industry overcapacity condition that has resulted in lower average selling prices and margins.

HIGHLY COMPETITIVE INDUSTRY

     The petrochemical businesses in which the Company operates are highly competitive. Many of the Company's competitors are larger and have greater financial resources than the Company. Among the Company's competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. In addition, a significant portion of the Company's business is based upon widely available technology. Accordingly, barriers to entry, apart from capital availability, may be low in the commodity product section of the Company's business, and the entrance of new competitors into the industry may reduce the Company's ability to capture improving profit margins in circumstances where overcapacity in the industry is diminishing. Furthermore, petroleum-rich countries have recently become more significant participants in the petrochemical industry and may expand such role significantly in the future. Any of these developments could have a negative impact on the Company's financial position, results of operations and cash flows. See "Business -- Competition."

DEPENDENCE ON KEY CUSTOMERS

     Certain of the Company's largest customers account for a significant percentage of the Company's sales. In the years ended June 30, 1998 and 1997 approximately 41% of the Company's sales were made to four customers. The Company had two customers which represented 13% and 15% each of sales during the year ended June 30, 1998 and 11% and 17% each of sales during the year ended June 30, 1997. Although the Company believes its relationships with its largest customers are good, the loss of a significant customer or a number of significant customers would have a material adverse effect on the Company's financial condition, results of operations and cash flows. There can be no assurance that the historic levels of business from these customers or the Company's ability to replace a lost customer will be maintained in the future.

ENVIRONMENTAL REGULATION

     The Company's operations are subject to extensive Federal, state and local laws, regulations and decrees governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. The Company's production facilities require operating permits that are subject to revocation, modification and renewal, violations of which may provide for substantial fines and civil or criminal sanctions. The operation of any chemical manufacturing plant entails risk of adverse environmental effect, including exposure to chemical products and by-products from the Company's operations, and there can be no assurance that material costs or liabilities will not be incurred to rectify any such damage. In addition, potentially significant expenditures could be required in order to comply with environmental, health and safety laws and regulations that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, the Company may be required to make additional significant site or operational modifications, potentially involving substantial expenditures or the reduction or suspension of certain operations. See
"-- Dependence on Single Facility" and "Business -- Environmental
Regulation."

PRICE VOLATILITY OF PETROCHEMICAL FEEDSTOCKS

     The Company uses large amounts of petrochemical feedstocks in the manufacturing of its chemical products. While the Company tries to match cost increases with corresponding price increases, there may be periods of time during which increases in feedstock prices are not recovered by the Company due to an inability to increase the selling prices of its products because of weakness in demand for, or oversupply of, such products.

     The principal raw material feedstocks purchased by the Company are crude butadiene, isobutane and methanol. A number of the Company's raw material suppliers provide the Company with a significant amount of its raw materials, and if one significant supplier or a number of significant suppliers were unable to meet their obligations under present supply arrangements, or if such arrangements could not be renewed upon expiration, the Company could be required to incur increased costs for its raw materials. The ability to pass on increases in raw material prices to the Company's customers is, to a large extent, dependent on market conditions. There may be periods of time in which increases in feedstock prices are not recovered by the Company due to an inability to increase the selling prices of its products because of weakness in demand for, or oversupply of, such products, and therefore, certain increases in raw materials prices may have a material adverse effect on the operations of the Company.

DEPENDENCE ON SINGLE FACILITY; LIMITED INSURANCE COVERAGE

     The Company has one major operating facility located approximately one mile from the Houston Ship Channel. The loss or shutdown of operations over an extended period of time at such facility would have a material adverse effect on the Company. The Company's operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of feedstocks, products and wastes, including explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, transportation interruptions, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks, such as required remediation of contamination. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. The Company maintains property, business interruption and casualty insurance at levels which it believes are in accordance with customary industry practice, but there can be no assurance that the Company will not incur losses beyond the limits or outside the coverage of its insurance.

FACTORS AFFECTING DEMAND FOR MTBE

     One of the Company's core products is MTBE, an oxygenate and octane enhancer used in reformulated gasoline. The CAAA mandates numerous comprehensive specifications for motor vehicle fuel, including minimum oxygen content and reduced emissions of ozone precursors. Future demand for MTBE will depend on, among other things, the degree to which the CAAA is implemented and enforced, the possible adoption of additional legislation, the degree to which existing ozone non-attainment areas come into compliance with air quality standards, the degree to which gasoline suppliers can isolate ozone non-attainment areas where the use of oxygenates is not required and the results of ongoing and any future scientific studies regarding the health effects of oxygenates added to gasoline. In addition, although the Company expects that there will be a continued market preference and governmental support for MTBE, it is possible that alternative oxygenates or octane enhancers could make inroads into MTBE's market share. Recently there have been legislative initiatives to eliminate the use of MTBE as a fuel additive in certain geographic areas. To date such initiatives have not been successful. The Company cannot predict whether such legislation will be reintroduced, or if it would be enacted if reintroduced; however, the elimination of MTBE as a fuel additive in major markets could have a material adverse effect on the Company. See "Business -- Industry Overview -- MTBE" and "Business -- Environmental Regulation."

REGULATION OF EXPOSURE TO BUTADIENE

     Butadiene is a known carcinogen in laboratory animals at high doses and is being studied for its potential adverse health effects. Effective February 1997, the Occupational Safety and Health Administration lowered substantially the employee permissible exposure limit for butadiene. Although the Company believes that it is in compliance with the new regulatory limit and may maintain compliance without incurring significant costs, there can be no assurance that future scientific studies regarding the health effects of butadiene or any other product handled by the Company will not result in more stringent regulations or in restrictions on the use of, or exposure to, such products. See
"Business -- Environmental Regulation."

ORIGINAL ISSUE DISCOUNT OF DISCOUNT NOTES

     The Discount Notes were issued at a substantial discount from their principal amount at final maturity. Consequently, although cash interest will not accrue on the Discount Notes prior to July 1, 2001, and there will be no periodic payments of cash interest on the Discount Notes prior to January 1, 2002, original issue discount will be included as interest on an accrual basis in the gross income of a holder of Discount Notes, for federal income tax purposes, in advance of the receipt of cash payments on the Discount Notes. See "Material Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the Discount Notes regarding the purchase, ownership and disposition of the Discount Notes.

     If a bankruptcy case is commenced by or against Holdings under the United States Bankruptcy Code after the issuance of the Discount Notes, the claim of a holder of Discount Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the portion of the initial issue price of the Units allocated, for federal income tax purposes, to the Discount Notes and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the United States
Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

LACK OF PUBLIC MARKET FOR THE DISCOUNT NOTES

     There is no public market for the Discount Notes. Holdings does not expect a trading market in the Discount Notes to develop. No broker-dealer presently intends to make a market in the Discount Notes. No assurances can be given as to the liquidity of or trading market for the Discount Notes.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Discount Notes by the selling security holder.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998. The information set forth below should be read in conjunction with the "Selected Financial Data" and the Company's Consolidated Financial Statements and related notes thereto included elsewhere herein.

                                            AS OF
                                        JUNE 30, 1998
                                        -------------
                                         (UNAUDITED)
Cash and investment securities.......      $   1.0
                                        =============
Long-term debt, including current
  maturities:
     Discount Notes..................      $  38.9
     Existing revolving line of
      credit.........................         12.0
     Tranche A Term Loan.............         21.0
     Tranche B Term Loan.............         42.4
     ESOP Term Loan..................          6.0
     Original Notes..................        175.0
     Notes...........................         52.6
     Long-term financing.............          1.9
                                        -------------
          Total long-term debt,
             including current
             maturities..............        349.8
Common stock held by ESOP............         10.0
          Less -- Note receivable
             from ESOP...............         (6.0)
Total stockholders' equity...........         16.3
                                        -------------
               Total
                  capitalization.....      $ 370.1
                                        =============

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below has been derived from the combined financial statements of TOC, its subsidiaries and Clarkston for periods prior to July 1, 1996 and from the consolidated financial statements of the Company since July 1, 1996, and should be read in conjunction with, and is qualified in its entirety by reference to, financial statements which appear elsewhere in this Prospectus and their accompanying notes. Such combined financial information is combined to reflect the assumption by the Company of a raw material supply contract. The combined financial information set forth below for each of the years in the two-year period ended May 31, 1995, the twelve-month period ended May 31, 1996 and the one-month period ended June 30, 1996 has been derived from the financial statements of TOC, its subsidiaries and Clarkston, which were audited by PriceWaterhouseCoopers LLP, independent auditors for such entities. The consolidated financial information of the Company set forth below for the years ended June 30, 1998 and 1997 was audited by Deloitte & Touche LLP. The results of the one month and interim periods are not necessarily indicative of the results of the entire year or any other period. The information presented below should be read in conjunction with the combined financial statements of TOC, its subsidiaries and Clarkston, the consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                       PREDECESSOR
                                       --------------------------------------------
                                                               TWELVE        ONE                  COMPANY
                                                               MONTHS       MONTH       ----------------------------
                                                                ENDED       ENDED
                                        YEAR ENDED MAY 31,     MAY 31,     JUNE 30,         YEAR ENDED JUNE 30,
                                       --------------------    -------     --------     ----------------------------
                                         1994       1995        1996         1996          1997             1998
                                       ---------  ---------    -------     --------     -----------     ------------
                                                                       (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $   352.4  $   474.7    $455.6       $ 41.4        $ 490.2          $514.8
Cost of goods sold(1)................      279.0      404.8     391.0         36.4          436.3           438.7
Depreciation and amortization........       13.6       14.3      15.0          1.3           29.8            31.8
                                       ---------  ---------    -------     --------     -----------     ------------
Gross profit(1)......................       59.8       55.6      49.6          3.7           24.1            44.3
Selling, general and administrative
  expenses(1)........................        6.5        8.1       7.6          1.3            5.8             7.0
                                       ---------  ---------    -------     --------     -----------     ------------
Income from operations...............       53.3       47.5      42.0          2.4           18.3            37.3
Interest income (expense), net.......       (0.2)       0.7      (1.6 )       (0.1)         (39.4)          (40.5)
Other income (expense)(2)............       (0.8)       1.1     (15.9 )       (0.3)           2.3             0.6
                                       ---------  ---------    -------     --------     -----------     ------------
Income (loss) before income taxes and
  minority interest..................       52.3       49.3      24.5          2.0          (18.8)           (2.6)
Provision (benefit) for income
  taxes..............................       18.4       16.9       7.9          0.8           (4.8)            1.9
Extraordinary loss...................         --         --        --           --            1.5              --
Minority interest in net loss of
  consolidated subsidiary............         --        0.1       0.1           --             --              --
                                       ---------  ---------    -------     --------     -----------     ------------
Net income (loss)....................  $    33.9  $    32.5    $ 16.7       $  1.2        $ (15.5)         $ (4.5)
                                       =========  =========    =======     ========     ===========     ============
OPERATING DATA:
Revenues by product:
     Butadiene(3)....................  $    68.7  $   106.2    $112.6       $ 10.2        $ 130.9          $135.0
     MTBE............................      175.2      199.1     187.4         21.0          230.3           235.4
     n-Butylenes.....................       28.1       42.7      48.2          3.2           49.4            55.2
     Specialty Isobutylenes..........       59.9       75.5      74.5          5.5           62.3            73.7
     Other(4)........................       20.5       51.2      32.9          1.5           17.3            15.5
Sales volumes (in millions of
  pounds):
     Butadiene.......................      484.4      580.8     622.6         64.6          750.3           822.0
     MTBE(5).........................      194.8      211.1     219.8         26.6          274.1           300.4
     n-Butylenes.....................      150.8      245.9     284.6         17.1          266.4           320.4
     Specialty Isobutylenes..........      312.2      398.0     368.2         23.0          275.7           369.7

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                 PREDECESSOR                    COMPANY
                                       --------------------------------   --------------------
                                             MAY 31,                            JUNE 30,
                                       --------------------    JUNE 30,   --------------------
                                         1994       1995         1996       1997       1998
                                       ---------  ---------    --------   ---------  ---------
                                                            (IN MILLIONS)
BALANCE SHEET DATA (AT PERIOD END):
Working capital......................  $    50.6  $    67.3     $ 25.0    $    11.1  $    12.5
Property, plant and equipment, net...       95.9       90.1       81.8        240.0      227.2
Total assets.........................      214.6      230.7      167.9        521.5      497.2
Long-term debt (including current
  portion)...........................       11.0     --           13.0        351.9      349.8
Total stockholders' equity...........      140.4      163.3       92.5         20.8       16.3



                                                       PREDECESSOR
                                       -------------------------------------------
                                                              TWELVE        ONE            COMPANY
                                                              MONTHS       MONTH     --------------------
                                                               ENDED       ENDED
                                        YEAR ENDED MAY 31,    MAY 31,     JUNE 30,   YEAR ENDED JUNE 30,
                                       --------------------  ---------    --------   --------------------
                                         1994       1995       1996         1996       1997       1998
                                       ---------  ---------  ---------    --------   ---------  ---------
                                                             (DOLLARS IN MILLIONS)
OTHER DATA:
EBITDA(6)............................  $    66.9  $    61.8  $    57.0     $  3.7    $    50.4  $    70.2
Capital expenditures.................       12.5        8.7        5.5        2.0          7.6       12.5
Net cash provided by operating
  activities.........................       30.2       50.3       44.5       13.9         (1.8)      35.0
Net cash provided by (used in)
  investing
  activities.........................       (5.3)     (25.9)       8.2       (1.3)      (352.3)     (11.2)
Net cash used in financing
  activities.........................      (17.6)     (23.3)     (69.0)      (9.4)       354.2      (23.0)
Cash dividends.......................       21.4        6.2       16.5      --          --         --
Ratio of earnings to fixed
  charges(7).........................       26.0x      26.3x       7.2x       9.4x      --         --

------------

(1) The Company classifies variable compensation paid to employees as cost of goods sold. Previously, the Company has classified this cost as selling, general and administrative expenses. The Company has made reclassifications to the prior periods in order to conform to the current period presentation.

(2) Includes dividend income, charitable contributions, gain (loss) on disposal of assets and investment securities, net, and other, net. For the twelve months ended May 31, 1996, other expense includes an impairment of investment in land of $12.6 million.

(3) Approximately 95% of the Company's butadiene sales are under fixed profit contracts with suppliers of crude butadiene.

(4) Includes Clarkston's trading revenues from third parties (for the periods prior to July 1, 1996), utility revenues, revenues realized from the Company's terminalling facilities and sales of chemical by-products.

(5) Volumes in millions of gallons.

(6) EBITDA represents income before income taxes, extraordinary loss and minority interest before taking into consideration interest expenses, depreciation and amortization and certain other non-recurring charges. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be construed by an investor as an alternative to income from operations (as determined in accordance with generally accepted accounting principles), as an indicator of the operating performance of the Company or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(7) For purposes of this ratio, earnings consist of income before income taxes and minority interest. Fixed charges consist of interest expense and the portion of rents representative of an interest factor. For the twelve months ended May 31, 1996, income before taxes and minority interest includes a $12.6 million non-cash provision for the impairment of certain non-strategic properties which TPC intends to sell. For the years ended June 30, 1998 and 1997, earnings were insufficient to cover fixed charges by the amount of $4.5 million and $18.8 million, respectively.

                            MANAGEMENT'S DISCUSSION
         AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company's revenues are derived primarily from merchant market sales of butadiene, MTBE, n-butylenes (butene-1 and butene-2) and specialty isobutylenes (isobutylene concentrate, high purity isobutylene, and diisobutylene). The Company's results of operations are affected by a number of factors, including variations in market demand, production volumes, and the pricing of its products and primary raw materials. The Company believes that the pricing for its principal products is primarily dependent on the balance between the global supply and North American demand for each product, the cost structure of the various global producers (including their cost of raw materials), and, from time to time, other external factors, such as the implementation of the CAAA, which has significantly increased the demand for MTBE. Historically, the Company has successfully mitigated the cyclicality of the markets for certain of its end products by entering into contracts with pricing which allows for a fixed profit by linking prices directly or indirectly to raw material costs. In addition, the Company has attempted to optimize the use of isobutylene, an intermediate feedstock produced by the Company, to produce MTBE or higher margin, specialty products depending on prevailing market conditions.

REVENUES

     The Company's revenues are primarily a function of the volume of products sold by the Company and the prices for such products. The following tables set forth the Company's: (i) historical revenues and the percentages of historical revenues by product; (ii) volume of products sold; and (iii) average selling prices for such products, exclusive of tolling fees, in each case for the twelve-month period ended May 31, 1996, the one-month period ended June 30, 1996, and the years-ended June 30, 1998 and 1997.

REVENUES

                                         PREDECESSOR
                          ------------------------------------------                   COMPANY
                                                                      ------------------------------------------
                             TWELVE MONTHS
                                                     ONE MONTH                           YEAR
                                 ENDED                 ENDED                            ENDED
                                MAY 31,               JUNE 30,                         JUNE 30,
                          --------------------  --------------------  ------------------------------------------
                                  1996                  1996                  1997                  1998
                          --------------------  --------------------  --------------------  --------------------
                                                          (DOLLARS IN MILLIONS)
Butadiene...............  $   112.6         25% $    10.2         25% $   130.9         27% $   135.0         26%
MTBE....................      187.4         41       21.0         50      230.3         47      235.4         46
n-Butylenes.............       48.2         11        3.2          8       49.4         10       55.2         11
Specialty
  Isobutylenes..........       74.5         16        5.5         13       62.3         13       73.7         14
Other(1)................       32.9          7        1.5          4       17.3          3       15.5          3
                          ---------        ---  ---------        ---  ---------        ---  ---------        ---
    Total...............      455.6        100% $    41.4        100% $   490.2        100% $   514.8        100%
                          =========        ===  =========        ===  =========        ===  =========        ===

------------

(1) Includes Clarkston's trading revenues from third parties, utility revenues, revenues realized from the Company's terminalling facilities and sales of chemical by-products to third parties.

SALES VOLUMES

                                                   PREDECESSOR
                                           ---------------------------         COMPANY
                                                                         --------------------
                                           TWELVE MONTHS    ONE MONTH
                                               ENDED          ENDED      YEAR ENDED JUNE 30,
                                              MAY 31,        JUNE 30,
                                           -------------    ----------   --------------------
                                               1996            1996        1997       1998
                                           -------------    ----------   ---------  ---------
                                                (MILLIONS OF POUNDS, EXCEPT WHERE NOTED)
Butadiene...............................       622.6            64.6         750.3      822.0
MTBE(1).................................       219.8            26.6         274.1      300.4
n-Butylenes.............................       284.6            17.1         266.4      320.4
Specialty Isobutylenes..................       368.2            23.0         275.7      369.7

------------

(1) Volumes in millions of gallons.

AVERAGE SELLING PRICES

                                                   PREDECESSOR
                                           ---------------------------         COMPANY
                                                                         --------------------
                                           TWELVE MONTHS    ONE MONTH
                                               ENDED          ENDED      YEAR ENDED JUNE 30,
                                              MAY 31,        JUNE 30,
                                           -------------    ----------   --------------------
                                               1996            1996        1997       1998
                                           -------------    ----------   ---------  ---------
                                                (DOLLARS PER POUND, EXCEPT WHERE NOTED)
Butadiene...............................       $0.20          $ 0.18     $    0.19  $   $0.18
MTBE(1).................................        0.85            0.80          0.84       0.78
n-Butylenes(2)..........................        0.17            0.19          0.20       0.18
Specialty Isobutylenes(2)...............        0.20            0.24          0.23       0.20

------------

(1) Prices in dollars per gallon.
(2) Weighted average of the products under these categories.

RESULTS OF OPERATIONS

     The following table sets forth an overview of the Company's results of operations .

                                                         PREDECESSOR
                                          ------------------------------------------
                                             TWELVE MONTHS                                             COMPANY
                                                                     ONE MONTH        ------------------------------------------
                                                 ENDED                 ENDED
                                                MAY 31,               JUNE 30,                   YEAR ENDED JUNE 30,
                                          --------------------  --------------------  ------------------------------------------
                                                  1996                  1996                  1997                  1998
                                          --------------------  --------------------  --------------------  --------------------
Revenues................................  $   455.6        100% $    41.4        100% $   490.2        100% $   514.8        100%
Cost of goods sold......................      391.0         86       36.4         88      436.3         89      438.7         85
Depreciation and amortization...........       15.0          3        1.3          3       29.8          6       31.8          6
                                          ---------        ---  ---------        ---  ---------        ---  ---------        ---
Gross profit............................       49.6         11        3.7          9       24.1          5       44.3          9
Selling, general and administrative
  expenses..............................        7.6          2        1.3          3        5.8          1        7.0          2
                                          ---------        ---  ---------        ---  ---------        ---  ---------        ---
Income from operations..................  $    42.0          9% $     2.4          6% $    18.3          4% $    37.3          7%
                                          =========        ===  =========        ===  =========        ===  =========        ===

------------

YEAR ENDED JUNE 30, 1998 COMPARED TO THE YEAR ENDED JUNE 30, 1997

  REVENUES
     The Company's revenues increased by approximately 5%, or $24.6 million, to $514.8 million for the year ended June 30, 1998 from $490.2 million for the year ended June 30, 1997. The increase was primarily due to increased sales volumes of all products, which was partically offset by lower sales prices.
     Butadiene revenues increased by approximately 3%, or $4.1 million, to $135.0 million for the year ended June 30, 1998 from $130.9 million for the year ended June 30, 1997. The increase was attributable to an increase in sales volumes of approximately 10% or 71.7 million pounds. Production rates during the year increased as a result of operating efficiencies and the availability of crude butadiene. The volume increase was offset by a decline in butadiene prices, which began during the second half of fiscal year. Excess supply and imports of butadiene into the U.S. market contributed to lower prices.
     MTBE revenues increased by approximately 2%, or $5.1 million, to $235.4 million for the year ended June 30, 1998 from $230.3 million for the year ended June 30, 1997. The increase was due to higher sales volume, which was partially offset by lower sales prices. MTBE production levels increased during the period due to improved on-stream time of the Company's Dehydro units during the current fiscal year. MTBE prices were lower in the current year due to the lower unleaded gasoline and crude oil prices during the second half of the fiscal year.
     n-Butylenes revenues increased by approximately 12%, or $5.8 million, to $55.2 million for the year ended June 30, 1998 from $49.4 million for the year ended June 30, 1997. n-Butylene sales revenue increased due to higher sales volumes particularly during the first half of the fiscal year. Sales volumes of butene-1 increased due to an unplanned shutdown of a major competitor in the market. The Company was able to successfully increase its butene-1 production rates to meet this demand from customers. Sales volumes of butene-2 to also increased during the current year.

     Specialty isobutylene revenues increased by approximately 18%, or $11.4 million, to $73.7 million for the year ended June 30, 1998 from $62.3 million for the year ended June 30, 1997. The increase was due to higher sales volumes of all of the Company's specialty products. Isobutylene concentrate sales volumes returned to more historical levels during the current year after a down year in fiscal 1997. Sales volumes of high purity isobutylene and diisobutylene increased due to customer demand.

__GROSS PROFIT
     Gross profit increased by approximately 84%, or $20.2 million, to $44.3 million for the year ended June 30, 1998 from $24.1 million for the year ended June 30, 1997. Gross margin during the period increased to 8.6% from 4.9%. The gross profit increase was primarily due to higher margins on MTBE and increased sales volumes of butadiene, n-butylenes and specialty isobutylenes. MTBE margins improved primarily due to lower isobutane and methanol costs, which was partically offset by lower MTBE sales prices.

__INCOME FROM OPERATIONS

     Income from operations increased by approximately 104%, or $19.0 million, to $37.3 million for the year ended June 30, 1998 from $18.3 million for the year ended June 30, 1997. Operating margin during this period increased to 7.2% from 3.7%. The increase in income from operations was primarily due to the same factors contributing the increase in gross profit described above, offset slightly by an increase in selling, general and administrative expenses. This increase was associated with increased business development activity in the current year.

YEAR ENDED JUNE 30, 1997 COMPARED TO THE TWELVE MONTHS ENDED MAY 31, 1996

  REVENUES

     The Company's revenues increased by approximately 8%, or $34.6 million, to $490.2 million for the year ended June 30, 1997 from $455.6 for the twelve months ended May 31, 1996. The increase was primarily attributable to increased sales volumes of MTBE and butadiene, partially offset by decreases in sales volume of specialty isobutylenes.

     Butadiene revenues increased by approximately 16%, or $18.3 million, to $130.9 for the year ended June 30, 1997 from $112.6 million for the twelve months ended May 31, 1996. The increase was attributable to an increase in sales volume of approximately 21%, or 127.7 million pounds, as a result of increased production levels due to the availability of crude butadiene, processing efficiencies and strong customer demand. The volume increase was partially offset by a decline in butadiene sales prices. Prices declined slightly in the current year as a result of the build up of U.S. tire inventory to record levels in the prior year.

     MTBE revenues increased by approximately 23%, or $42.9 million, to $230.3 million for the year ended June 30, 1997 from $187.4 million for the twelve months ended May 31, 1996. With the decrease in demand for isobutylene concentrate for the first half of the fiscal year, the Company shifted its isobutylene production, an intermediate feedstock, to the production of MTBE. Demand for MBTE in the market remained strong, allowing the Company to supply increased volumes to its customers.

     n-Butylenes revenues increased by approximately 2%, or $1.2 million, to $49.4 million for the year ended June 30, 1997 from $48.2 million for the twelve months ended May 31, 1996. Sales volumes and prices of butene-1 increased in the current year compared to the prior. The increases were the result of strong demand from polyethylene producers and successful marketing efforts by the Company. Sales volumes of butene-2 decreased in the current year as a result of alternative feedstocks entering the market.

     Specialty isobutylene revenues decreased by approximately 16%, or $12.2 million, to $62.3 million for the year ended June 30, 1997 from $74.5 million for the twelve months ended May 31, 1996. The decrease was primarily attributable to lower sales volumes of isobutylene concentrate. Product demand was adversely affected in the first half of the year by high isobutane prices. Significant improvements in isobutane pricing and demand occurred in the latter half of the year. Sales revenues for high purity isobutylene and diisobutylene decreased in the current year as a result of lower sales prices and slightly lower sales volumes due to market competition.

     Other revenues decreased by approximately 47%, or $15.6 million, to $17.3 million for the year ended June 30, 1997 from $32.9 million for the twelve months ended May 31, 1996. The decrease in revenues is due to the elimination of a former affiliate's trading revenues from third parties. The affiliate was dissolved in June 1996 as part of the Acquisition.

  GROSS PROFIT

     Gross profit decreased by approximately 51%, or $25.5 million, to $24.1 million for the year ended June 30, 1997 from $49.6 million for the twelve months ended May 31, 1996. Gross margin during the period decreased to 4.9% from 10.9%. The decrease was primarily attributable to lower margins on MTBE and specialty isobutylene sales. MTBE margins were adversely affected by higher feedstock costs. Average isobutane and methanol prices were approximately 13% and 25% higher, respectively, than in the prior year. In December 1996, as a result of the decline in MTBE margins, the Company shut down for 52 days its Dehydro-1 unit which has a production capacity of approximately 9,000 barrels per day of isobutylene. Additionally, during October 1996, the Company temporarily shut down Dehydro-1 for 21 days as a result of a scheduled turnaround in order to install a new waste heat boiler. Higher natural gas prices also contributed to a lower gross profit during fiscal 1997. Gross profits from sales of butadiene and butene-1 increased over the prior year, along with lower variable compensation paid to employees, and were used to offset partially the above referenced decrease. Gross profit was also negatively impacted by increased depreciation and amortization expense during fiscal 1997 as a result of the increased basis in fixed assets and goodwill from the Acquisition.

  INCOME FROM OPERATIONS

     Income from operations decreased by approximately 56%, or $23.7 million, to $18.3 million for the year ended June 30, 1997 from $42.0 million for the twelve months ended May 31, 1996. Operating margin during the period decreased to 3.7% from 9.2%. This decrease in income from operations and operating margin was primarily due to the same factors contributing to the decrease in gross profit and gross margin described above. The decrease was partially offset by a decrease in selling, general and administrative costs as a result of cost savings subsequent to the Acquisition.

  INTEREST EXPENSE

     Interest expense increased by approximately $37.8 million, to $39.4 million for the year ended June 30, 1997 from $1.6 million for the twelve months ended May 31, 1996. The increase in interest expense was associated with long-term debt incurred by the Company as a result of the Acquisition.

ONE MONTH ENDED JUNE 30, 1996 COMPARED TO ONE MONTH ENDED JUNE 30, 1995

  REVENUES

     The Company's revenues increased by approximately 14%, or $5.2 million, to $41.4 million for the one month ended June 30, 1996 from $36.2 million for the one month ended June 30, 1995. This increase was attributable to increased volumes for butadiene and MTBE. Volumes for n-butylenes and specialty isobutylenes were down compared to the prior period. Prices for butadiene were up slightly and MTBE prices were down. Other product prices remained constant with the prior period.

  GROSS PROFIT

     Gross profit decreased by approximately 23%, or $1.1 million, to $3.7 million for the one month ended June 30, 1996 from $4.8 million for the one month ended June 30, 1995. Gross margin during this period decreased slightly to 9.0% from 13.2%. The decline in gross profit was primarily attributable to the decreased sales price of MTBE.

  INCOME FROM OPERATIONS

     Income from operations decreased by approximately 27%, or $0.9 million, to $2.4 million for the one month ended June 30, 1996 from $3.3 million for the one month ended June 30, 1995. Operating margin during this period declined to 5.9% from 9.2%. This decrease in income from operations and operating margin was primarily due to the same factors contributing to the decrease in gross profit and gross margin described above.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

YEAR ENDED JUNE 30, 1998 COMPARED TO THE YEAR ENDED JUNE 30, 1997

     Net cash provided by (used in) operating activities was $35.0 million for the year ended June 30, 1998 compared to $(1.8) million for the year ended June 30, 1997. The change of $36.8 million was primarily attributable to improved profitability levels and changes in working capital. Net cash used in investing activities was $11.2 million for the year ended June 30, 1998 compared to $352.3 million for the year ended June 30, 1997. The change of $341.1 million was primarily attributable to the Acquisition of Texas Petrochemicals Corporation on July 1, 1996, partially offset by proceeds from the sale of non-plant assets and Predecessor assets and investments. Net cash provided by (used in) financing activities was $(23.0) million for the year ended June 30, 1998 compared to $354.2 million for the year ended June 30, 1997. The change of $377.2 million was primarily attributable to the issuance of long-term debt and proceeds from the sale of common stock, in order to finance the Acquisition.

YEAR ENDED JUNE 30, 1997 COMPARED TO THE TWELVE MONTHS ENDED MAY 31, 1996

     Net cash provided by (used in) operating activities was $(1.8) million for the year ended June 30, 1997 compared to $44.5 million for the twelve months ended May 31, 1996. The change of $46.3 million was primarily attributable to the decrease in overall profitability and changes in working capital. Net cash provided by (used in) investing activities was $(352.3) million for the year ended June 30, 1997 compared to $8.2 million for the twelve months ended May 31, 1996. The change of $360.5 million was primarily attributable to the Acquisition on July 1, 1996, partially offset by proceeds from the sale of non-plant assets and Company assets and investments. Net cash provided by (used in) financing activities was $354.2 million for the year ended June 30, 1997 compared to $(69.0) million for the twelve months ended May 31, 1996. The change of $423.2 million was primarily attributable to the issuance of long-term debt and an investment from Holdings, in order to finance the Acquisition.

ONE MONTH ENDED JUNE 30, 1996 COMPARED TO ONE MONTH ENDED JUNE 30, 1995

     Net cash provided by operating activities was $13.9 million for the one month ended June 30, 1996 compared to $1.9 million for the one month ended June 30, 1995. This increase of $12.0 million was primarily attributable to changes in working capital, partially offset by a decrease in net income. Net cash used in investing activities was $1.3 million for the one month ended June 30, 1996 compared to net cash provided by investing activities of $5.9 million for the one month ended June 30, 1995. This change of $7.2 million was due to an increase in capital expenditures and a decrease in proceeds from sales of investment securities. Net cash used in financing activities was $9.4 million for the one month ended June 30, 1996 compared to $4.5 million for the one month ended June 30, 1995. This increase of $4.9 million was primarily due to a decrease in bank overdrafts partially offset by an increase in borrowings under revolving credit lines, a decrease in payments of notes payable and a decrease in dividends paid.

LIQUIDITY

     The Company's liquidity needs arise primarily from principal and interest payments under the $140 million Bank Credit Agreement and $175 million principal amount of Original Notes incurred in connection with the Acquisition, as well as the $50 million principal amount of Notes, the net proceeds of which were used to reduce indebtedness under the Bank Credit Agreement. The Company's primary source of funds to meet debt service requirements is net cash flow provided by operating activities. Operating cash flow is significantly impacted by raw materials cost as well as the selling price and volume variances of finished goods. The Company enters into supply contracts for certain of its products in order to mitigate the impact of changing prices. Additionally, the Company has a $40 million Revolving Credit Facility of which $12 million was in use at June 30, 1998, to provide adequate funds for ongoing operations, working capital, planned capital expenditures and debt service during the terms of such Revolving Credit Facility. The Company believes that the availability of funds under the Revolving Credit Facility are sufficient to cover any current liquidity needs which could arise as a result of negative working capital. The Company's ability to borrow is limited by the terms of the Bank Credit Agreement and the Notes Indenture and the Discount

Notes Indenture. The Bank Credit Agreement, the Original Notes, the Notes, and the Discount Notes include certain restrictive covenants which include, but are not limited to, limitations on capital expenditures, indebtedness, investments and sales of assets and subsidiary stock. Additionally, the Bank Credit Agreement requires the Company to maintain certain financial ratios. On June 30, 1998 the Company obtained an amendment to the Bank Credit Agreement to update the financial ratios relating to fixed charge coverage and debt to EBITDA for fiscal 1999 and part of fiscal 2000. See "Risk Factors -- "Restrictive
Financing Covenants," "Description of the Bank Credit Agreement" and "Description of the Discount Notes."

     In February 1998, the Company entered into a three-year swap agreement for $125 million of its Senior Subordinated Notes. The swap agreement effectively converts a portion of the 11 1/8% fixed rate Senior Subordinated Notes to a floating debt with a structured collar. Under the agreement the Company's interest rate is fixed at 10.8% while LIBOR is set between 5.45% and 6.75%. If LIBOR rates are set above 6.75% the Company's interest rate is floating at current LIBOR plus 5.35%. If LIBOR rates are set between 5.25% and 5.45% the Company's interest rate is floating at current LIBOR plus 5.35%. If LIBOR rates are set below 5.25% the Company's interest rate is fixed at 10.8%. As of June 30, 1998 LIBOR rates were set at 5.69%. In June 1998, the Company entered into a three-year interest rate cap for $64 million of its senior debt under the Bank Credit Agreement. The cap effectively converts a portion of the Company's floating rate bank debt to a fixed rate of 6.75% plus the margin if LIBOR rates are set above 6.75%. The principal amount of the cap amortizes from $64 million to $32 million on a quarterly basis over the three-year term.

CASH BONUS PLAN

     In connection with the Acquisition, the Predecessor established a $35 million Cash Bonus Plan covering substantially all employees of the Company (or certain affiliates of the Company) and covering the employees of certain third-party contractors who have contributed to the success of the Predecessor. During the year ended June 30, 1998, $7.8 million of this amount was paid to eligible participants and the remaining $17.6 million will be paid in nine equal future quarterly installments.

CAPITAL EXPENDITURES

     Capital expenditures for fiscal 1998 were $12.5 million. These expenditures relate principally to improving operating efficiencies and maintaining environmental compliance. The Company is planning capital projects for the remainder of fiscal 1999 in the areas of process automation, operating efficiencies, system integration and environmental compliance. The Company anticipates capital expenditures for fiscal 1999 to be approximately $15 million. Capital expenditures for the year ended June 30, 1997 were $7.6 million, compared to $5.5 million for the twelve months ended May 31, 1996. The Company's capital expenditures for fiscal 1997 related principally to improving operating efficiencies and maintaining environmental compliance (including the installation of an environmentally superior waste-heat boiler in one of the Company's dehydrogenation units). The Company expenses approximately $20 million annually for plant maintenance. These maintenance costs are not treated as capital expenditures.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     During 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share," SFAS No. 129 "Disclosure of Information about Capital Structure,"
SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131,
"Disclosures about Segments of an Enterprise and Related Information." During 1998, the FASB issued SFAS No. 132 "Employers Disclosures about Pensions and Other Postretirement Benefits," and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company has adopted the provisions of SFAS No. 128 and SFAS No. 129 with no material revisions to the disclosure in the financial statements. SFAS No. 130, SFAS No. 131, and SFAS No. 132 are effective for fiscal years beginning after December 15, 1997. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company will analyze these pronouncements to determine what, if any, additional disclosures will be required thereunder.

YEAR 2000 CONVERSION

     The Company has recognized the need to ensure that its systems, equipment and operations will not be adversely impacted by the change to the calendar year 2000. As such, the Company has taken steps to identify areas of risk and has begun addressing these issues. The Company is currently in the process of installing an upgraded information technology (IT) system and anticipates that it will be fully implemented by mid calendar year 1999. The Company made the decision to upgrade its IT system prior to concerns surrounding the year 2000. Management believes the full implementation of this IT system will ensure the Company's financial systems are compliant with the year 2000. The Company is also evaluating its non-IT systems, consisting primarily of plant processing equipment, for year 2000 compliance. The Company has not fully quantified these areas but it is not expected to have a material impact on the Company's financial position, results of operations or cash flows. In addition to evaluating our own compliance with the year 2000, the Company is currently requesting all of our major customers and suppliers to supply us with a status of their compliance. At this point the Company has not received sufficient responses to determine our exposure to non-compliance by a third party. The Company currently does not have a contingency plan for the year 2000.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     Part 1, Items 1 and 2 of this document include forward-looking statements. Although the Company believes that the expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in conjunction with the forward looking statements included herein ("Cautionary Disclosures"). Subsequent written or oral forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Disclosures.

                                    BUSINESS

GENERAL

     The Company is the largest producer of butadiene and butene-1, and the third largest producer of MTBE, in North America, in terms of production capacity. In addition, the Company is the sole producer of diisobutylene and isobutylene concentrate in the United States and the largest domestic merchant supplier of high purity isobutylene to the chemical market. The Company's products include: (i) butadiene, primarily used to produce synthetic rubber;
(ii) MTBE, used as an oxygenate and octane enhancer in gasoline; (iii) n-butylenes (butene-1 and butene-2), used in the manufacture of plastic resins, fuel additives and synthetic alcohols; and (iv) specialty isobutylenes, primarily used in the production of specialty rubbers, lubricant additives, detergents and coatings. For the years ended June 30, 1998 and 1997, butadiene represented 26% and 27% of the Company's total revenues, respectively, MTBE represented 46% and 47%, n-butylenes 11% and 11%, respectively, specialty isobutylenes 14% and 13%, respectively and other revenues the remaining 3% and 3%, respectively. The Company's revenues for the years ended June 30, 1998 and 1997, were $514.8 million and $490.2 million, and EBITDA (as defined) for the years ended June 30, 1998 and 1997, were $70.2 million and $50.4 million, respectively.

     Butadiene is the most widely used feedstock for synthetic rubber products and is also used in the manufacture of engineered plastics, nylon fibers and other products. The Company sells butadiene to a stable customer base , including The Goodyear Tire & Rubber Company, The Dow Chemical Company, American Synthetic Rubber Inc. and Bridgestone/Firestone, Inc. As the largest producer of butadiene in North America, the Company believes that many of its customers place significant value on its ability to provide a reliable domestic supply of butadiene and as a result have entered into long-term sales contracts with the Company.

     The Company extracts butadiene from crude butadiene, which is generated from the production of ethylene and is comprised of a number of valuable components, including butadiene, isobutylene, n-butylenes, isobutane and n-butane. Many U.S. ethylene producers rely on third parties such as the Company to process their crude butadiene streams, as the crude butadiene volumes they produce are not sufficient to justify the construction of on-site butadiene recovery facilities. The Company estimates that producers accounting for 65% of U.S. and Canadian ethylene production capacity do not internally process crude butadiene by-product streams. The Company is the largest non-integrated crude butadiene processor in North America and as a result of its strategic importance to ethylene producers, the Company has been able to secure long-term supply contracts covering the majority of its crude butadiene requirements. Such contracts provide for a fixed profit based on the Company's selling prices for butadiene, and account for the relatively stable profitability of the Company's butadiene operations.

     MTBE is a blending stock which reduces carbon monoxide and volatile organic compound emissions and enhances the octane content of gasoline, and has been one of the fastest growing petrochemicals, in terms of volume, over the past fifteen years. Today, MTBE is the preferred oxygenate for, and a major component of, RFG and is used in over 30% of the U.S. gasoline pool. MTBE is produced by reacting methanol and isobutylene, and the Company's ability to produce isobutylene by three alternative methods enables it to produce MTBE by the most economical processes available to the Company. In addition, the Company has the ability to add incremental isobutylene capacity to capitalize on expected future growth, at a significantly lower cost than new grass root, on-purpose capacity. The Company believes that this incremental capacity gives it a competitive advantage over other producers who would have to incur greater cost to increase capacity. The Company sells MTBE to oil refiners and gasoline producers, including Mobil Oil Corporation, Lyondell Petrochemical Company and CITGO Petroleum Corporation on both a contract and spot basis at prices linked to prevailing market prices.

     The Company is the leading producer of high margin n-butylenes and specialty isobutylenes in North America. In recent years, the Company has increased its sales of these products by increasing its market share in polyolefin applications and the development of new end-use applications. The Company's principal customers for n-butylenes include Union Carbide Corporation, The Dow Chemical Company, NOVA Chemicals Ltd., Shell Chemical Company and Lyondell Petrochemical Company. The Company's principal customers for specialty isobutylenes include Bayer Inc., Mobil Chemical Company Inc., Rhone-Poulenc Inc., The Lubrizol Corporation and Schenectady International, Inc. Historically, the profitability of the Company's n-butylenes sales has been relatively stable as the majority of the sales of these products are made under contracts which link their selling prices to the prices of products (principally gasoline and butanes) whose prices fluctuate closely with those of the raw materials used to manufacture n-butylenes and specialty isobutylenes.

     The Company's principal feedstocks are crude butadiene, isobutane and methanol. One of the Company's intermediate feedstocks, isobutylene, is used in the manufacture of MTBE and specialty isobutylenes. As part of its production strategy, the Company uses its manufactured isobutylene first to maximize the production of high margin specialty isobutylenes, second, to satisfy its contractual MTBE requirements, and finally, to produce MTBE for sale in the spot market. In addition, the Company maintains the production flexibility to upgrade n-butylenes contained in crude butadiene streams to either isobutylene or butene-1 using its patented SKIP process. This flexibility allows the Company to meet its customers' needs through the most economical process, to produce additional products and to capitalize on favorable market conditions.

     The Company's manufacturing facility, located approximately one mile from the Houston Ship Channel, provides convenient access to other Gulf Coast petrochemical producers and is connected to several of its customers and raw materials suppliers through an extensive pipeline network. In addition, the Company's facility is serviced by rail, tank truck and barge.

     The Company was founded in 1968, at which time the Company was principally engaged in the installation of crude butadiene processing facilities. In 1984, the Company acquired from Tenneco, Inc. the assets (principally comprised of the Houston facility) of Petro-TexChemical Corporation ("Petro-Tex"), the prior owner of the Company's manufacturing facility.

COMPANY STRATEGY

     The Company believes that it has become the industry leader in the production of the majority of its products by capitalizing on its production flexibility, its ability to add significant incremental capacity across its product lines, the marketing experience of its management team, its competitive cost position and its customer focus. The Company's strategy is to strengthen its established presence in its selected markets by focusing on the following factors:

     REDUCE EXPOSURE TO CYCLICAL END-MARKETS -- The markets in which the Company competes are cyclical. The Company intends to mitigate the effects of this cyclicality while benefiting from potential upturns in industry profitability by optimizing the proportion of its sales made under contracts allowing for a fixed profit or at prices linked directly or indirectly to raw material prices.

     CAPITALIZE ON PRODUCTION FLEXIBILITY -- The Company has the ability to produce a number of its intermediate and finished products (I.E. crude butadiene, isobutylene and butene-1) by a variety of processes. The Company intends to capitalize on this ability by shifting production to the most economical process and production level based upon market conditions, thus ensuring a reliable source of supply for its customers.

     UTILIZE INCREMENTAL CAPACITY -- The Company can increase its capacity to produce butadiene, isobutylene and its derivatives at significantly lower cost than that of new construction. While the Company currently has no plans to increase its production capacity, it continuously evaluates these strategic options in light of prevailing market conditions. In addition, the Company believes that its ability to add low-cost incremental capacity acts as a deterrent to other producers and new entrants considering capacity expansions.

     The Company's ability to add incremental butadiene capacity and its relationships with several North American ethylene producers are expected to enable it to capture the benefit of increased U.S. crude butadiene supply. In addition, announced butadiene capacity expansions by other U.S. producers are minimal. The Company believes that growth in global demand for butadiene will be consistent with gross domestic product growth based on increased tire production and potential substitution of synthetic rubber for natural rubber.

     RESPOND TO FAVORABLE INDUSTRY DYNAMICS -- The Company's production flexibility and its ability to add low-cost capacity are crucial to its capitalizing on the attractive demand/supply outlook for a number of its products.

      o BUTADIENE. The U.S. supply of crude butadiene is increasing in line with domestic ethylene production, although it is currently insufficient to meet U.S. demand. Industry operating rates are expected to remain at current high levels as the increase in domestic crude butadiene production is expected to replace imports with butadiene demand remaining strong in support of derivative businesses.

      o MTBE. While the Company expects U.S. demand for MTBE to grow less quickly than it has over the past fifteen years, it believes that future growth in foreign demand may be considerable. In addition, recently announced U.S. MTBE capacity additions are minimal.

      o BUTENE-1. Demand for butene-1 is closely linked to polyethylene production growth. The Company expects global production of polyethylene to increase at higher than historical rates in the next four years. In addition, the Company expects demand for butene-1 used in other applications to be strong.

     SUSTAIN CUSTOMER FOCUS -- The Company believes that producing quality products and providing quality service with dependable supply are key factors in its ability to compete in the market place for its products. Management believes that its focus on customer service has resulted in strong customer relationships and a high degree of customer loyalty. This is evidenced by the fact that approximately 60% of the Company's current customers have purchased products from the Company for more than ten years.

     The following table summarizes the Company's products.

                       REVENUES FOR
                        YEAR ENDED               INTERMEDIATE
    COMPANY PRODUCT    JUNE 30, 1998          CHEMICAL PRODUCTS               PRINCIPAL APPLICATIONS
------------------------------------   ---------------------------------------------------------------------
                       (IN MILLIONS)
BUTADIENE                 $ 135.0      Styrene-Butadiene Rubber        Tires, gaskets, pipes and hoses
                                       Styrene-Butadiene Latex         Paints, adhesives and paper coatings
                                       Acrylonitrile Butadiene Styrene High-performance plastics
                                       Polybutadiene Rubber            Tires
                                       Hexamethylenediamine            Nylon

MTBE                      $ 235.4                                      Reduces automotive emissions and
                                                                         improves engine performance

N-BUTYLENES               $  55.2
  Butene-1                             High Density and Linear Low     Trash bags, film wrap, pipe and
                                         Density Polyethylene            plastic containers
                                       Butylene Oxide                  Detergent packages used in new
                                                                         gasoline formulations to improve
                                                                         engine performance

  Butene-2                             SEC-Butyl and other Alcohols    Used in the production of coatings,
                                                                         adhesives and plasticizers

SPECIALTY
  ISOBUTYLENES            $  73.7
  Isobutylene
     Concentrate                       Butyl Rubber                    High-performance synthetic rubbers
                                                                         used in tires
                                       Polybutenes                     Lubricant additives

  High Purity
     Isobutylene                       Butyl Rubber                    High-performance synthetic rubbers
                                                                         used in tires
                                       Alkylphenols                    Resins and antioxidants
                                       Agricultural Intermediates      Herbicides and insecticides
                                       Hydrocarbon Resins              Sealants, paints, coatings and rubber
                                                                         chemicals
                                       Sulfurized Isobutylene          Synthetic lubricant oils

  Diisobutylene                        Alkylphenols                    Phenolic resins, tackifier and ink
                                                                         resins, surfactants
                                       Rubber Chemicals                Specialty additives
                                       Dispersants                     Lubricant oil additives
                                       Polycarboxylate Polymers        Water treatment, detergent and
                                                                         mineral processing chemicals


INDUSTRY OVERVIEW

     BUTADIENE. Butadiene is an important raw material used in the production of a number of products, including styrene-butadiene rubber ("SBR"), polybutadiene rubber, styrene-butadiene ("SB") latex, acrylonitrile butadiene styrene ("ABS") and hexamethylenediamine ("HMDA"). These products are utilized in the manufacture of tires and other rubber products, engineered plastics, nylon fibers and other uses.

     Demand for butadiene depends to a large extent on trends in the housing and automotive sectors, principally the replacement tire market. The tire replacement market has historically been less cyclical than the market for original equipment tires and accounts for approximately 75% of all U.S. car and commercial vehicle tire production. The Company expects continued growth in butadiene end-use demand over the next several years consistent with global gross domestic product growth. The Company believes that U.S. tire production could increase as a result of higher volumes of domestic automobile production due to foreign "transplant" production.

     The most important butadiene derivative is SBR, which is primarily used in the manufacture of tires, gaskets and hoses. Since 1990, the demand for SBR has increased at a compound annual growth rate of approximately 3%. Although SBR markets are mature, the Company expects that demand for higher performance tires and truck tires may contribute to growth in demand for SBR at higher than historical levels.

     Polybutadiene rubber provides higher abrasion resistance than other rubbers which makes it preferential for high performance tires, plastics applications and other heavy duty uses. Other types of synthetic rubber produced from butadiene include polychloroprene rubber, used in wire and cable applications, and nitrile rubber, which, due to its high tensile strength and abrasion resistance, is used in specialty applications, such as hoses, tubes and belts.

     Butadiene derivatives which are not used to produce synthetic rubber primarily consist of HMDA, SB latex and ABS. Historically, demand for these products has generally reflected global gross domestic product growth. HMDA is an intermediate in the production of nylon fiber. SB latex demand is driven by its use in paints, adhesives and paper coatings. ABS resins are used in the production of high-performance plastics with a wide range of applications in the automotive, appliance and electronics industries.

     Butadiene producers are currently operating at historically high rates and the Company believes that no new capacity is expected to come on-line in the U.S. in the next five years. Management believes that the Company's existing capacity and low-cost expansion alternatives act as an effective deterrent to the construction of new facilities by others in the United States.

     The major source of supply for butadiene is extraction from crude butadiene, a by-product of ethylene production. In the U.S., volumes of crude butadiene from ethylene facilities are inadequate to meet domestic demand. The U.S. imports a large portion of its requirements of butadiene and crude butadiene, especially from Western Europe, where most ethylene facilities use feedstocks which result in the production of proportionately more crude butadiene than in the U.S. Historically, the price of butadiene has been determined by supply, which is influenced by the amount of ethylene produced and the availability of crude butadiene, and butadiene demand, which is determined by demand for end-use products, such as tires, engineered plastics and nylon fibers.

     MTBE. MTBE has been one of the fastest growing petrochemicals, in terms of volume, during the past fifteen years, with global production rising from approximately 15,000 barrels per day in 1980 to approximately 382,000 barrels per day in 1995. MTBE's dramatic growth has been a result of two significant factors. First, MTBE has a high octane rating, which makes it a valuable gasoline blendstock for adding octane to gasoline. Second, MTBE contains a high percentage weight (approximately 18%) of oxygen. Its high oxygen level, which results in improved combustion and reduces the level of carbon monoxide and ozone-depleting emissions from automobile engines, contributes to MTBE's use as a blending agent in oxygenated and reformulated gasolines. These properties and its large scale global production capacity have made it the preferred oxygenate and a major component of RFG in the U.S.

     The use of lead additives in gasoline declined dramatically during the 1980s as a result of environmental legislation. Following such legislation, octane needs increased, which increased world MTBE use considerably. The passage of the CAAA in 1990 in the U.S. has caused another round of MTBE production capacity additions and blending use increases during the past four years.

     The two programs mandated by the CAAA which have the most significant effect on the MTBE market are the oxygenated gasoline and the RFG programs. The oxygenated gasoline program was initiated in 1992, with the goal of reducing winter carbon monoxide emissions. With the implementation of the RFG program in 1995, the use of RFG was required in the nine major urban areas with the most severe ozone pollution. High RFG prices and public health concerns, particularly in cold weather climates, kept MTBE use below the levels that had been anticipated in the industry at the time of the passage of the CAAA. Despite the problems with the implementation of the CAAA, the Company expects continued growth in the use of MTBE, although at slower rates than in the 1980s as the regulations requiring "cleaner" gasoline have, in large measure, gone into effect in the U.S. The Company anticipates that higher rates of growth in MTBE use will continue to prevail in certain regions of the U.S. and internationally, due to consumer preference or where RFG use is now optional but may be required by state or local governments. For example, California has mandated greater usage of oxygenates in a gasoline reformulated for use in that state, and the use of lead in gasoline continues to decline in certain European, South American and Far Eastern countries. The Company also expects new capacity expansions to be minimal over the next several years due to current industry overcapacity as a result of large increases in U.S. production capacity in the early 1990s in anticipation of the implementation of the CAAA programs.

     MTBE pricing is primarily determined by the price of RFG due to its value as an octane enhancer and as an oxygenate. The price difference between regular unleaded and higher octane, premium unleaded gasoline provides a valuation for octane from which the value of MTBE as an octane enhancer can be derived. At various times, depending on the supply and demand for MTBE, MTBE pricing enjoys a premium over this octane value, reflecting its value as an oxygenate. MTBE pricing is relatively volatile. The MTBE market has experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of capacity additions resulting in oversupply and declining prices and margins. Historically, MTBE was sold in the U.S. under sales contracts which allowed suppliers to recover raw material costs and earn a fixed profit. Sales prices under these contracts were higher than the then prevailing spot prices. Prices decreased substantially from 1985 to 1986 based on low gasoline prices. As gasoline prices recovered in 1988 and 1989, MTBE prices followed. Prices increased substantially prior to and during the Persian Gulf war beginning in late 1990, although prices fell back sharply from 1991 to 1993 as supply outpaced demand. MTBE prices increased in 1994 due to high methanol prices (that were passed on to users) until methanol prices decreased significantly in the first quarter of 1995. More recently, MTBE prices have rebounded from their 1995 lows as a result of much higher demands from the RFG program.

     There are a number of competing oxygenate products to MTBE, including ethanol, ethyl TERTIARY-butyl ether (ETBE) and TERTIARY-amyl methyl ether
(TAME). However, management believes that MTBE will continue to be the U.S. gasoline industry's oxygenate of choice due to a number of factors, including price, available capacity, chemical properties and the EPA's CAAA rules regarding minimum oxygen content in fuels.

     BUTENE-1. Butene-1 is used as a comonomer in the production of high density polyethylene ("HDPE") and linear low density polyethylene ("LLDPE"). Both HDPE and LLDPE are raw materials for the production of trash bags, film wrap, pipe and plastic containers. Comonomers are added to polyethylene to improve characteristics such as tear and crack resistance. The Company expects global HDPE and LLDPE demand to increase at an annual compound growth rate of 6% and 14%, between 1994 and 1999, respectively. In the U.S., butene-1 is facing increased competition from other comonomers such as hexene-1 which, although more expensive than butene-1, improves certain properties of polyethylene resins. The Company believes that butene-1 demand for use in polyethylene will continue to grow in line with demand for polyethylene. Historically, pricing of butene-1 has been determined by demand based on its use as a polyethylene comonomer, and its competitive position with other comonomers such as hexene-1.

     Butene-1 is also used to produce butylene oxide, a key component of detergent additive packages used in many gasoline formulations.

     BUTENE-2. Butene-2 is recovered as part of the crude butadiene stream that remains after extraction of butadiene, isobutylene and butene-1. The Company sells purified butene-2 primarily for use in the production of coatings and plasticizers. Due to the high quality of the butene-2 produced by the Company, it has historically received a higher than market price.

     ISOBUTYLENE CONCENTRATE. Isobutylene concentrate is similar to high purity isobutylene in composition, although its purity is 88% isobutylene compared to 99.9% in high purity isobutylene. The Company markets isobutylene concentrate for use in the growing lubricant additives business as well as for use in the production of butyl rubber. The Company is the sole U.S. producer of isobutylene concentrate.

     HIGH PURITY ISOBUTYLENE. High purity isobutylene is used in the production of butyl rubber, which is used to produce tires and in specialty chemical applications such as in the production of resins, antioxidants, paints and coatings, synthetic lubricant oils and rubber chemicals. The Company is currently the largest domestic merchant supplier of high purity isobutylene to the chemical market and competes with ARCO Chemical Company and Exxon Chemical Company.

     DIISOBUTYLENE. Diisobutylene is used primarily as an intermediate in the manufacturing of alkylphenols for the surfactant and phenolic resins markets. Other uses include the production of tackifier and ink resins, dispersants for lubricant oil additives, and rubber and processing chemicals. The Company is the sole U.S. producer of diisobutylene.

PRODUCTION PROCESS

     The Company's production operations are based on a number of key factors:

      (i) UPGRADING BY-PRODUCT STREAMS: The Company has contracted to purchase certain volumes of crude butadiene from its suppliers. This volume determines the Company's ability to produce butadiene and n-butylenes and also provides some isobutylene (typically 10% of total isobutylene production) for the production of MTBE and specialty isobutylenes.

      (ii) MAXIMIZING USE OF ISOBUTYLENE: Under normal operating conditions, the Company maximizes isobutylene production from its dehydrogenation units. The isobutylene processed is first processed into specialty isobutylenes to satisfy customer demand, secondly used to produce MTBE to satisfy contractual demand and thirdly, used to produce MTBE for sale in the spot market.

     (iii) INCREMENTAL PRODUCTION CAPABILITY: The Company has the ability to augment its isobutylene and butene-1 production by the processing of butene-2 in its SKIP unit, depending on the relative profitability from additional isobutylene production (for use in either MTBE or specialty isobutylenes) or butene-1 sales. In addition, "on purpose" crude butadiene can be produced from butene-2 using the OXO-D process, as well as from n-butane using dehydrogenation.

BUTADIENE PRODUCTION PROCESS

     The Company has the largest butadiene production and finishing facilities in North America and has an annual production capacity of 840 million pounds of butadiene, representing approximately 18% of U.S. and Canadian production capacity. In the year ended June 30, 1998, the Company sold and toll-processed 822 million pounds of butadiene.

                [CHART SHOWING CHEMICAL PRODUCTION OF BUTADIENE]

     The Company obtains crude butadiene from three different sources: (i) purchasing crude butadiene from suppliers; (ii) Oxo-dehydrogenation of n-butylenes using the Company's patented OXO-D process; and (iii) dehydrogenation of n-butane.

     The Company primarily produces butadiene from purchased crude butadiene, which is generally the lowest cost method of production. Such crude butadiene is a by-product of ethylene production.

     "On-purpose" crude butadiene production involves the synthesis of crude butadiene from n-butane and n-butylenes using the Company's OXO-D process and the Houdry dehydrogenation process. The OXO-D process was developed by the Company using a proprietary catalyst. The OXO-D unit has an annual capacity to produce up to 400 million pounds of crude butadiene, which can be processed to extract butadiene. The Company's dehydrogenation units can produce n-butylenes (instead of isobutylenes under normal configuration) using the Houdry process, by switching feedstock from isobutane to n-butane. Such n-butylenes can be used to produce crude butadiene using the OXO-D process. As this method of production is relatively expensive and reduces the volume of isobutylene available for MTBE production, it is used only when butadiene pricing makes it economically attractive.

     The OXO-D unit and its dehydrogenation capabilities give the Company the only on-purpose butadiene production capability in the U.S. and reinforce the Company's image with its customers as a reliable source of butadiene under a wide variety of market conditions.

     The Company's manufacturing flexibility is advantageous for two reasons. First, the Company is not dependent on any particular feedstock to produce butadiene and it can therefore provide a reliable source of supply under a variety of market conditions for its customers. Secondly, it permits the Company to increase butadiene production in favorable market conditions, subject to the capacity limitations of the Company's finishing facilities.

     The Company believes that it is currently the only butadiene producer in North America with the ability to add significant incremental capacity with minimal capital expenditures. The Company believes that this acts as a deterrent to new entrants and other producers considering capacity expansions and will enable the Company to process increased volumes of crude butadiene from new ethylene facilities which are currently being built in North America.

     The Company also toll processes crude butadiene under contract on behalf of third parties for a fee which allows the Company to recover its energy production costs plus a fixed dollar amount. Typically, the Company delivers finished butadiene to the customer and purchases the other butylenes contained in the stream, which can be upgraded to higher value uses, such as specialty isobutylenes, butadiene and n-butylenes.

MTBE PRODUCTION PROCESS

     The Company owns two MTBE units with a combined capacity to produce 25,000 barrels per day, which represents approximately 9% of North American production capacity. The Company sold an average of 19,595 barrels per day in the year ended June 30, 1998.

                  [CHART SHOWING CHEMICAL PRODUCTION OF MTBE]
------------

(1) Raffinate-1 is produced after butadiene has been extracted from purchased crude butadiene.

     MTBE is produced by reacting isobutylene and methanol. The Company produces isobutylene, the principal raw material for MTBE, using any one of three processes: (i) extraction from raffinate-1, which is produced after butadiene has been extracted from crude butadiene; (ii) dehydrogenation of purchased isobutane; and (iii) production from n-butylenes (predominantly butene-2) using the Company's patented SKIP process. The other primary raw material, methanol, is purchased from third parties in the spot market and under contract and is transported to the Company's facility by barge.

     Isobutylene is removed from the raffinate-1 stream by processing raffinate-1 through the Company's MTBE unit. The MTBE reaction is highly selective and efficiently removes isobutylene from the stream. The stream remaining is called raffinate-2.

     The Company has three dehydrogenation units, two of which have been completely refurbished and are fully operational. Using these two units, the Company has the ability to produce a total of 18,000 barrels per day of isobutylene. The Company estimates that the third dehydrogenation unit, with an additional capacity of 8,000 barrels per day, could be refurbished at a cost of approximately $100 million, substantially less than the cost of a new dehydrogenation unit. This refurbishment would increase the Company's capacity to produce isobutylene for use either in MTBE or specialty isobutylenes by approximately one third. The Company currently does not have any plans to undertake this refurbishment, although this could change depending on market conditions. The Company has fully paid-up rights to the technology used in its dehydrogenation units and no royalty or other licensing payments are required. Isobutane is purchased under long-term contract and supplemented with spot purchases.

     The Company currently has sufficient additional MTBE capacity to enable it to take advantage of future expected growth. The Company believes that this additional capacity gives it a competitive advantage over other producers which would have to incur greater cost to increase capacity.

     The Company's SKIP unit upgrades butene-2 to either butene-1 or isobutylene depending on requirements. Isobutylene production is normally operated so that a portion of the isobutylene produced by dehydrogenation is used in the production of isobutylene concentrate and diisobutylene and the remainder is used to produce MTBE. In addition, a small amount of MTBE production is used in the production of high purity isobutylene. The configuration of the plant provides the flexibility to vary the relative quantities of MTBE and isobutylene products produced.

N-BUTYLENE PRODUCTION PROCESS

     The Company has the largest butene-1 processing capacity in North America and has an annual production capacity of 275 million pounds of butene-1, representing approximately 40% of North American production capacity. In the year ended June 30, 1998 the Company sold 255 million pounds of butene-1 and 65 million pounds of butene-2.

     [CHART SHOWING CHEMICAL PRODUCTION OF BUTANES, BUTENE-2 AND BUTENE-1]
------------

(1) Raffinate-1 is produced after butadiene has been extracted from purchased crude butadiene.

     The Company has the ability to produce butene-1 using two different processes: (i) fractionation from raffinate-2, which is produced after isobutylene has been extracted from raffinate-1; and (ii) production from n-butylenes (predominantly butene-2) using the Company's patented SKIP process.

     After the removal of butene-1, the remaining n-butylenes stream (containing principally butene-2 and n-butane) is either: (i) further purified to butene-2 which the Company sells intermittently based on customer demand; (ii) used as a feedstock in the Company's SKIP process to produce butene-1 or isobutylene; or
(iii) used as a feedstock in the OXO-D process to produce crude butadiene. The remaining product stream, containing principally n-butane, is sold to third parties as a chemical by-product.

SPECIALTY ISOBUTYLENE PRODUCTION PROCESSES

         [CHART SHOWING CHEMICAL PRODUCTION OF HIGH PURITY ISOBUTYLENE,
                   ISOBUTYLENE CONCENTRATE AND DIISOBUTYLENE]

     The Company takes advantage of its isobutylene production and extraction capabilities to produce high purity isobutylene, isobutylene concentrate and diisobutylene. The Company is currently the only U.S. producer of isobutylene concentrate and diisobutylene and it is the largest of three U.S. producers of high purity isobutylene.

     High purity isobutylene is manufactured by "back-cracking" a small portion of the MTBE product stream into its components, isobutylene and methanol. The isobutylene produced by this method is of extremely high purity and the methanol is recycled and used in subsequent MTBE production. The Company has an annual capacity to convert MTBE into 100 million pounds of high purity isobutylene, and for the year ended June 30, 1998, it sold 91 million pounds principally on a contractual basis.

     The Company uses its patented dimerization process to produce diisobutylene and has an annual production capacity of 50 million pounds. In the year ended June 30, 1998 the Company sold 40 million pounds of diisobutylene principally on a contractual basis.

     Some of the isobutylene produced by the Company is sold as concentrate. The Company has an annual production capacity of 380 million pounds of isobutylene concentrate and, in the year ended June 30, 1998, it sold 238 million pounds of isobutylene concentrate. The Company has been successful in working with customers to demonstrate the viability of concentrate as an alternative to high purity isobutylene or lower purity raffinate-1 feedstock. The Company sells isobutylene concentrate under contracts at prices linked to the cost of isobutane feedstock and including energy costs and other components of isobutylene concentrate, plus a fixed profit, as well as on the spot market. While produced in smaller volumes than the Company's more commodity-type products, specialty isobutylenes have historically had high margins due to the niche sales markets for their end-use products.

OTHER OPERATIONS

     The Company operates a large scale cogeneration power plant that supplies electricity and processes steam to the facility's chemical processing operations. Excess capacity of this power plant, as well as steam and boiler feed water are currently sold to neighboring facilities under contracts at a price equal to the cost of fuel plus a fixed profit. In addition, the Company generates revenues from its terminals in Baytown, Texas and Lake Charles, Louisiana and from chemical by-product sales to third parties.

CONTRACTS

     The Company enters into three general types of contracts in connection with its production processes: feedstock supply contracts, product sales contracts and, to a lesser extent, toll manufacturing agreements. The majority of these contracts have terms of two to three years and provide for successive one-year renewals unless either party objects to such renewal in a timely manner. There can be no assurance that these agreements will remain in effect beyond their current terms or, if extended, that the same provisions would continue to apply.

     FEEDSTOCK SUPPLY. The Company typically purchases its principal feedstock, crude butadiene, under contracts which require suppliers to deliver a percentage (varying from 50% to 100%) of their total crude butadiene production. The price of crude butadiene to the Company is typically based on the price of its principal components: butadiene, n-butylenes, isobutylene and n-butane. The price for the butadiene component of crude butadiene is generally set at the Company's average selling price for butadiene less a fixed dollar amount, which includes a variable component for energy costs. The prices for the n-butylene and isobutylene components of crude butadiene are linked to spot gasoline prices and the n-butane and isobutane components are linked to spot n-butane prices.

     The Company typically purchases methanol under contracts which require the supplier to deliver minimum volumes of methanol. Methanol is generally purchased at a discount to the prevailing market price, subject to specified minimum and maximum price ranges.

     The majority of the Company's isobutane is purchased under contract from EPC Venture, Inc. which provides 450,000 barrels per month. This supplier also provides storage and pipeline transportation. Isobutane is purchased at the prevailing average market price for each month.

     PRODUCT SALES. The Company's sales contracts typically require customers to purchase minimum volumes expressed either in absolute terms or as a percentage of the customer's product needs. Pricing for butadiene is generally set at a small discount to the recognized U.S. Gulf Coast contract market price, while MTBE pricing is typically based on the average U.S. Gulf Coast spot market price. Butene-1 is sold under contracts at prices based on formulae which links the butene-1 selling price to the price of gasoline. Butene-1 is also sold on the spot market at prevailing prices. Butene-2 is sold at negotiated market prices. Pricing for isobutylene concentrate is generally linked to the cost of its principal raw material, isobutane, and fuel plus a transportation fee and other components, which are linked to relevant average spot market prices. Pricing for high purity isobutylene and diisobutylene is typically based on market prices.

     TOLL MANUFACTURING AGREEMENTS. The Company toll processes crude butadiene under contracts on behalf of third parties, including The Dow Chemical Company, The Goodyear Tire & Rubber Company and Phillips 66 Company. Typically, the Company returns butadiene to the customer and purchases the other butylenes and butanes contained in the crude butadiene stream. The toll process fees allow the Company to recover its energy production costs plus a fixed dollar amount. In addition, the Company returns purified butene-1 to certain of its crude butadiene suppliers under similar arrangements.

     OTHER. The Company also provides storage and terminalling services under contract to certain of its customers at its Baytown and Lake Charles facilities.

COMPETITION

     The petrochemical businesses in which the Company operates are highly competitive. Many of the Company's competitors, particularly in the petrochemical industry, are larger and have greater financial resources than the Company. Among the Company's competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. In addition, a significant portion of the Company's business is based upon widely available technology. Accordingly, barriers to entry, apart from capital availability, may be low in the commodity product section of the Company's business, and the entrance of new competitors into the industry may reduce the Company's ability to capture improving profit margins in circumstances where overcapacity in the industry is diminishing. Further, petroleum-rich countries have recently become more significant participants in the petrochemical industry and may continue to expand their role in this industry in the future. Any of these developments would have a negative impact on the Company's financial position, results of operations and cash flows.

     Given the nature of the markets in which it competes, the Company believes it has two primary competitive advantages over its competitors. First, the Company's position as the most significant merchant crude butadiene processor in the U.S. has allowed it to secure supply arrangements for crude butadiene, which provide for a fixed profit based on the Company's selling prices for the finished product. The Company believes that this partially limits its exposure to fluctuations in raw materials prices. Secondly, the Company's flexible production processes enable it to take advantage of increases in demand for its products at a lower cost than its competitors, thus allowing the Company to meet its customers' needs through the most economic processes.

     The Company's primary competitors in the sales of butadiene in the U.S. are Exxon Chemical Company, Shell Chemical Company, Lyondell Petrochemical Company and the Huntsman Group. With respect to MTBE, the Company competes primarily with ARCO Chemical Company, Exxon Chemical Company, Valero Energy Corporation, Texaco Inc. and Enron Corp. For sales of butene-1 the Company competes primarily with Exxon Chemical Company, Chevron Chemical Company, Amoco Chemical Company, Shell Chemical Company and Huls AG. For high purity isobutylene, the Company competes in the U.S. with ARCO Chemical Company and Exxon Chemical Company. Although the Company is the only North American producer of isobutylene concentrate and diisobutylene, diisobutylene is also imported from Japan and Europe.

SALES AND MARKETING

     The majority of the Company's sales are made pursuant to long-term sales contracts with initial terms ranging from one to five years. The Company enjoys long-standing relationships with its customers and approximately 85% of its total sales over each of the last three years were made to the same customers. The Company believes that its ability to maintain long-term customer contracts has been facilitated by the extensive market knowledge and experience in the petrochemical industry of its sales executives as well as the Company's emphasis on customer relationships. The Company's strategy is to continue to increase sales to existing customers and to attract new customers by providing reliability of supply, competitive prices and superior customer service.

CUSTOMERS

     The Company's products are generally sold to major refining, chemical and end-user corporations primarily located in the United States and Canada. The Company believes that its butadiene customers place significant value on its ability to provide a reliable domestic supply of butadiene due to its raw material purchase contracts and its ability to produce butadiene through two alternative methods. As a result, some of the largest and most established users of butadiene in the industry have contracted to purchase butadiene from the Company. Typically, the Company's butadiene sales contracts require these customers to purchase a percentage of their total requirements from the Company subject to a minimum volume. Pricing is based on prevailing market prices.

     The Company's principal butadiene customers include American Synthetic Rubber Inc., The Dow Chemical Company, The Goodyear Tire & Rubber Company, Enichem Elastomers Inc., E.I. du Pont de Nemours and Company and Bridgestone/Firestone, Inc. In the year ended June 30, 1998, The Goodyear Tire & Rubber Company accounted for approximately 13% of the Company's total revenues.

     The Company's principal MTBE customers include Lyondell Petrochemical Company, CITGO Petroleum Corporation and Mobil Oil Corporation. In the year ended June 30, 1998, the Mobil Oil Corporation accounted for approximately 15% of the Company's total revenues.

     The Company's principal butene-1 customers include Union Carbide Corporation, Shell Chemical Company, Lyondell Petrochemical Company, NOVA Chemicals Ltd. and The Dow Chemical Company. The Company's principal butene-2 customers include Shell Chemical Company.

     The Company's principal specialty isobutylene customers include Bayer Inc., The Lubrizol Corporation, Schenectady International, Inc., Rhone-Poulenc Inc. and Mobil Chemical Company Inc.

PATENTS AND LICENSES

     The Company presently owns, controls or holds rights to approximately 21 patents. The Company believes that its patents, particularly its patents relating to the SKIP, OXO-D and diisobutylene production processes, are important to its business and provide the Company with certain competitive advantages.

Accordingly, the Company actively protects existing production process technologies. The Company's patents relating to (i) the SKIP production processes expire September 21, 2002, and August 27, 2008; (ii) the OXO-D production processes expire June 1, 1999, April 23, 2002, February 17, 2004, April 14, 2004, and (iii) the diisobutylene production processes expire October 23, 2000 and September 4, 2001.

     The Company has available for license certain of its patented technologies, including the SKIP and OXO-D processes, to third parties, though none of the Company's patents have been licensed to third parties to date. In addition, the Company licenses certain technologies, including the process by which it extracts butadiene from crude butadiene, from third parties.

ENVIRONMENTAL REGULATION

     The Company's policy is to be in compliance with all applicable environmental laws. The Company is also committed to Responsible CareT, a chemical industry initiative to enhance the industry's responsible management of chemicals. The Company's operations are subject to federal, state, and local laws and regulations administered by the U.S. EPA, the U.S. Coast Guard, the Army Corps of Engineers, the Texas Natural Resources Conservation Commission ("TNRCC"), the Texas General Land Office, the Texas Department of Health and various local regulatory agencies. The Company holds all required permits and registrations necessary to comply substantially with all applicable environmental laws and regulations, including permits and registrations for wastewater discharges, solid and hazardous waste disposal and air emissions, and management believes that the Company is in substantial compliance with all such laws and regulations. While management does not expect that compliance with existing environmental laws will have a material adverse effect on the Company's financial condition or results of operations, there can be no assurance that future legislation, regulation or judicial or administrative decisions will not have such an effect.

     Under federal and state environmental laws, companies may be liable for remediation of contamination at on-site and off-site waste management and disposal areas. Management believes that the Company is not likely to be required to incur remediation costs related to its management, transportation and disposal of solid and hazardous materials and wastes, or to its pipeline operations. If the Company were to be required to incur such costs, however, management believes that such costs would not have a material adverse effect on the Company's results of operations. In addition, under the terms of the 1984 purchase agreement, the prior owner of the Houston facility, Petro-Tex, had indemnified the Company for liability arising from off-site disposal of any materials prior to June 1984. Notwithstanding the terms of the indemnity, in July 1994 Petro-Tex filed a claim for indemnity against the Company for any costs that may be attributable to Petro-Tex for the cleanup of the Malone Service Company ("Malone") site in Texas City, Texas. Petro-Tex and many other companies along the Gulf Coast allegedly sent wastes to the Malone site for disposal in the 1970s and possibly the early 1980s. Malone has been subject to several state enforcement actions regarding its waste disposal practices. It is not known whether the site will require remediation. The Company believes that it has meritorious defenses to Petro-Tex's claim and intends to contest the claim vigorously. Although no on-site contamination has been indentified as requiring remediation, management believes that certain areas of the Houston facility were historically used for waste disposal. Based on limited, currently available information about these waste disposal areas and their contents, the Company believes that, if such remediation becomes necessary, any remediation costs would not have a material adverse effect on the Company's financial condition or results of operations. The Petro-Tex indemnity does not extend to these on-site waste disposal areas or their contents.

     The day-to-day operations of the Company are subject to extensive regulation under the Resource Conservation and Recovery Act, the Federal Clean Water Act, the Clean Air Act ("CAA") and similar requirements of state law. In particular, under the CAA, the EPA and the TNRCC have promulgated, or are required to promulgate, numerous regulations, which affect or will affect the operations of the Company. The most significant of these are the so-called Hazardous Organics National Emission Standard for Hazardous Air Pollutants or HON Rule, the requirements of Title V of the CAA and rules relating to the control of emissions of nitrogen, which are known as the Nitrogen Oxides Reasonably Available Control Technology rules ("NOx RACT Rules").

     The HON Rule requires additional controls on emissions of certain listed hazardous air pollutants ("HAPs"). Butadiene, methanol, dimethyl formamide, benzene, styrene, acrylonitrile and MTBE, which are manufactured, used and/or processed by the Company, have been identified as HAPs for purposes of regulation under the CAA. Areas of concern in the Company's operations for HAP emissions include equipment leaks, process vents, product storage, transfer operations and emissions from wastewater streams. The Company has examined each of these areas and believes that it will be able to achieve substantial compliance with the HON Rule after incorporating additional monitoring and record-keeping systems into its operations at a cost that management believes will be not be material.

     The NOx RACT Rules require compliance by December 1999. The Company has examined the rules and believes that the main expenditure required to achieve compliance will involve the purchase and installation of monitoring equipment for NOx emissions, which can be either continuous emission monitors, predictive emission monitors or other approved monitoring methods. Based on its preliminary study, management estimates that the costs to comply with the NOx RACT Rules will be $0.8 million.

     The Company's Houston facility is located in Harris County, Texas, which has been designated as a non-attainment area for ozone under the CAA. Accordingly, the State of Texas is in the process of developing a revised State Implementation Plan ("SIP") which is expected to require significant reductions in emissions of ozone precursors, including volatile organic compounds and oxides of nitrogen in Harris County. To comply with the anticipated SIP, the Company installed new controls at a cost of approximately $7.8 million. The Company anticipates that the revised SIP may require certain additional emission reductions from the Company's facilities. Such reductions would require the Company to modify existing controls and install additional controls for air emissions. The Company is unable to predict the cost of modifying its facilities to comply with any additional requirements that the revised SIP may impose.

     The Company has elected to participate in the CARE program sponsored by the TNRCC under which the Company will voluntarily obtain permits for certain air emission sources that had historically been "grandfathered" from certain permit requirements. The Company expects to be required to commit to certain emission reductions in connection with the CARE program. The anticipated commitments are not expected to have a materially adverse impact on the Company's operations.

     Section 112 of the CAA requires prevention of accidental releases of certain listed extremely hazardous substances. The EPA's rules implementing portions of Section 112, which were signed by the EPA Administrator on May 24, 1996, will require the Company to conduct a hazards assessment and develop a risk management plan by June 1999. The Company expects to complete the required plan on or before the deadline.

     The regulations under Title V of the CAA will require a facility-wide inventory of emissions, sources and the air pollution control requirements applicable to those sources. The Company is in the process of compiling the required inventory. In connection with the Title V program, the Company may be required to upgrade its on-going monitoring program once it has received its operating permit; however, as of this point in time the Company does not expect any costs associated therewith to be significant. It is also possible that the Company may be required to make modifications to some of its equipment in order to comply with the terms of the facility-wide Title V permit.

     The Company has an active program to manage asbestos-containing material at its Houston facility in accordance with federal and state environmental, health and safety regulations. The Company does not believe that, properly managed, these materials pose a hazard to the health of its employees. There is no requirement to remove these materials, provided they are properly managed. As the plant is reconfigured or additions are made, asbestos-containing materials are removed or encapsulated by a certified contractor.

     The wastewater treatment system for the Houston facility is 75% owned by the Company and 25% owned by Bayer Corporation ("Bayer"), the owner of an adjacent facility. Bayer has closed its facility, and the Company now operates the treatment system, but the federal and state discharge permits are held jointly by the Company and Bayer. The Company believes that the system has sufficient capacity for the Company's projected needs.

     The Company has completed the first phase of its work on its stormwater discharge system. An engineering study is underway to determine whether additional work will be required. The Company has completed installation of noise barriers for certain equipment.

     The terminals in Baytown and Lake Charles are in substantial compliance with applicable environmental laws and regulations, and management believes that no significant expenditures will be required at these facilities to allow them to continue to comply with such laws and regulations.

     MTBE and butadiene are the subject of continuing health effect studies. While there have been some questions about the health effects of MTBE, a multi-agency review, released June 30, 1997 by the White House's Office of Science and Technology Policy, concluded that health studies have shown that "persons are not at increased risk of experiencing acute health effects due to the use of fuels blended with oxygenates like MTBE." In addition, a February 1996 study by the Centers for Disease Control and Prevention, reported that adding oxygenates, including MTBE, to gasoline reduces emissions of carbon monoxide and benzene and is unlikely to increase substantially the health risks associated with fuel used in motor vehicles.

     At the end of its 1997 session, the California State Legislature passed and the Governor signed several bills that focused directly on MTBE and its use as a component of California Cleaner Burning Gasoline. The first of these laws required a detailed study of the health effects, associated risks, and benefits and other items relating to the use of MTBE in California's gasoline. These studies, conducted by various entities of the University of California system must be completed by year's end, 1998.

     In California and certain other states MTBE has appeared in certain drinking water wells. It is believed that this circumstance is the result of leaks from older underground gasoline storage tanks and pipelines. California and federal law require that all older storage tanks be replaced by the end of 1998 with double-walled tanks and leak detection devices. The Company believes that replacement of leaking storage tanks may substantially reduce the incidence of gasoline components entering into water supplies. Upon consultation with national trade association personnel, the Company further believes that the reform and extension of underground storage tank programs may provide an acceptable legislative or regulatory alternative to direct limitations on MTBE.

     In addition, certain bodies of water have shown the presence of MTBE. A typical source of MTBE in these bodies is the operation of two-cycle outboard motors, which do not fully combust gasoline. Certain regulatory bodies are considering imposing limitations on the use of two-cycle outboard motors in bodies of water that are also used as sources of drinking water.

     This California legislation referred to above also required the establishment of both primary (health) and secondary (taste/odor) standards for MTBE in drinking water. In July 1998, the California Department of Health Services (DHS) proposed a secondary standard for MTBE in drinking water of 5 parts per billion (ppb); final rules are expected to be promulgated by the fourth quarter of 1998. There is a possibility that the 5 ppb proposal will be adjusted to reflect recent scientific findings that support standards for MTBE in drinking water of 15-22 ppb, a level that corresponds more closely to the 20-40 ppb guidance provided by the federal EPA. The primary health standard for MTBE in drinking water is to be promulgated by July 1, 1999. The DHS is the agency responsible for the standard in California. The process will begin with California's Office of Environmental Health Hazard Assessment's (OEHHA) proposal for a public health goal (PHG) for MTBE in drinking water. Once proposed, the PHG will be debated by DHS using traditional cost and risk/benefit types of analyses. A final maximum contaminant level for MTBE in drinking water is scheduled to be enacted by July 1, 1999. In addition, OEHHA and the International Agency on Research and Cancer (IARC) are considering whether to classify MTBE as a possible, probable or known human carcinogen. While IARC classification may present certain communications challenges, it does not directly restrict the use of MTBE. Indeed, many useful commercial products are already so classified or are under IARC consideration.

     In connection with the foregoing, there have been requests to ban MTBE as an additive to gasoline in California. However, a recent study by the California Air Resources Board showed that MTBE was superior to ethanol, the other principal oxygenate, in reducing air pollution associated with automobile exhaust and evaporative emissions. EPA continues to require oxygenates to be added to gasoline in certain regions of the country either year-round or during the winter months, and MTBE and ethanol continue to be the oxygenates of choice. EPA personnel at the Office of Mobile Sources continue to support the reformulated gasoline program as a major component of the nation's air quality program. Should the use of MTBE become restricted in major areas of the United States, this program may become economically untenable. However, no assurance can be given that actions will not be taken to restrict or prohibit the use of MTBE in certain areas of the country. Any restriction on or prohibition of the use of MTBE could have a material adverse effect on the Company's financial condition or results of operations.

     The EPA has also determined that butadiene is a probable human carcinogen. Effective February 1997, the Occupational Safety and Health Administration lowered the employee permissible exposure limit ("PEL") over an 8-hour time-weighted average for butadiene from 1000 parts per million ("ppm") to 1 ppm. The Company has conducted employee exposure monitoring and believes that it already meets the PEL at most of its operations. For some operations, the Company anticipates employees will need to use respirators and that additional emission controls may be necessary. The Company does not expect that the current health concerns regarding butadiene will have a material adverse effect on the Company's financial condition or results of operations, although no assurance can be given that future studies will not result in more stringent regulation of butadiene.

EMPLOYEES

     As of June 30, 1998, the Company had approximately 328 full-time employees, all of whom were salaried employees. In addition, the Company contracts with a third party to provide approximately 136 contract employees to perform routine maintenance on and around its Houston facility. The Company believes its relationship with its employees is satisfactory.

SAFETY RECORD

     The Company maintains one of the best workman's compensation records in Texas, equivalent to most clerical operations. Over the last seven years, the Company has experienced only three lost time injuries. The Company believes this record is accomplished through extensive classroom and on-the-job training as well as the efforts of its highly trained, 67-member volunteer emergency response team.

PROPERTIES

     The Company's plant is located on a 257-acre tract approximately one mile from the Houston Ship Channel and near one of the chemical industry's largest domestic processing facilities. Approximately 230 acres is owned by the Company, and 25% of the remaining 27 acres is owned by Bayer. The Company leases from the Port of Houston two ship docks which accommodate barge and ocean-going vessels, and has the facilities to be served by rail and by truck. In addition, the facility is connected by pipeline to customers and suppliers of raw materials, directly and through other major pipelines in the immediate area as well as in Texas City, and with salt dome storage facilities of other companies located at both Mont Belvieu and Pierce Junction, Texas. The Company's facility also has a laboratory for sampling and testing. The Company owns and operates a storage and terminal facility at Baytown, Texas, leases a storage and terminal facility in Lake Charles, Louisiana and Linden, New Jersey, and leases tank storage capacity in Houston, Texas and Bayonne, New Jersey. The Company also leases office space in Three Riverway Plaza, Houston, Texas as its principal executive offices. The Company believes that is has adequate facilities for the conduct of its current and planned operations.

LEGAL PROCEEDINGS

     In addition to the matters disclosed under "-- Environmental Regulation," the Company is a party to various claims and litigation arising in the ordinary course of its business. Management recognizes the uncertainties of litigation and the possibility that one or more adverse rulings could materially impact operating results. However, although no assurances can be given, management believes that other than as disclosed, based on the nature of and its understanding of the facts and circumstances which give rise to such claims and litigation, and after considering appropriate reserves that have been established, that the ultimate resolution of such issues, individually and in the aggregate, will not have a material adverse effect on the Company's statements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and executive officers of the Company, TPC Holding and Holdings. Each director is elected for a one year term or until such person's successor is duly elected and qualified.

                                                                                                YEARS OF
                                                                                            SERVICE WITH THE
                                                                                                 COMPANY
NAME                                    AGE                    POSITION                    OR ITS PREDECESSORS
-------------------------------------   ---   ------------------------------------------   -------------------
Gordon A. Cain.......................   86    Director                                              14
Hunter W. Henry, Jr. ................   70    Director                                         --
William R. Huff......................   48    Director                                               2
William A. McMinn....................   68    Director and Chairman                                 14
Steve A. Nordaker....................   51    Director                                               1
Susan O. Rheney......................   39    Director                                               2
Gary L. Rosenthal....................   49    Director                                         --
John T. Shelton......................   67    Director                                              14
B. W. Waycaster......................   59    Director, President and Chief                          5
                                              Executive Officer
Ronald W. Woliver....................   58    Vice President, Market Development                    29
Stephen R. Wright....................   50    Vice President and General Counsel                     2
Bill R. McNeese......................   64    Vice President, Operations                            10
Harold E. Sebastian..................   54    Vice President, Marketing                        --
Carl S. Stutts.......................   51    Vice President, Finance and                      --
                                              Corporate Development


     Mr. Cain is Chairman of the Board of Agennix, Inc. and Lexicon Genetics, Inc., biotechnology companies. From August 1982 until his retirement in December 31, 1992, he was Chairman of the Board of Sterling. Mr. Cain was the Chairman of the Board of Sterling Chemicals, Inc. from 1986 until it was sold in August 1996 and was on the Board of Directors of Arcadian Corporation from May 1989 until it was sold in April 1997. Prior to organizing The Sterling Group, Inc. ("Sterling"), Mr. Cain was involved in the purchase of a variety of businesses and provided consulting services to these and other companies. Mr. Cain was also Chairman of the Board of UltraAir, Inc. from 1991 to 1994, Chairman of the Board of Cain Chemical Inc. from its organization in March 1987 until its acquisition by Occidental Petroleum Corporation in May 1988 and the Chairman of the Board of Vista Chemical Company from 1984 until 1986.

     Mr. Henry has held various manufacturing positions with The Dow Chemical Company, including Vice President -- Business Operations for Latin America, President -- Dow Brazil, President -- Dow USA and executive vice President of The Dow Chemical Company from 1982-1988. Mr. Henry served on The Dow Chemical Company's board of directors from 1979 to 1993. Mr. Henry has also served as the Chairman of the Board for Dowell Schlumberger from 1985-1988. Mr. Henry currently served as a member of the board of directors of the Mississippi State University's Foundation Development Board and Institute for Technology Development.

     Mr. Huff is President of Paladin Court Co., Inc., the General Manager of WRH Partners, L.L.C., which is the General Partner of The Huff Alternative Income Fund, L.P. (the "Huff Fund"). Since 1984, Mr. Huff also has been President of Kato-San Corp. which is the General Manager of W.R. Huff Asset Management Co., L.L.C., an investment management firm. Mr. Huff serves on the Board of Directors as the designee of the Huff Fund. See "Related Transactions."

     Mr. McMinn has been Chairman of the Board of the Company since 1996. He was Corporate Vice President and Manager of the Industrial Chemical Group of FMC Corporation, a manufacturer of machinery and chemical products, from 1973 through 1985. He became President and Chief Executive Officer of Cain Chemical Inc., a producer of petrochemicals, in 1987 and served in that capacity until its acquisition by

Occidental Petroleum in May 1988. He became Chairman of the Board of Directors of Arcadian Corporation in August 1990 and served in that capacity until it was sold in April 1997.

     Mr. Nordaker has been a Managing Director of Chase Securities since August 1995. From 1982 to 1995, he was a Group Manager at Texas Commerce Bank National Association and, in addition, served in several capacities at Texas Commerce Bank in the Energy Group, including Section Manager and Division Manager. From May 1977 to March 1982, Mr. Nordaker was a Manager of Projects for The Frantz Company, an engineering consulting firm servicing the oil refinery and petrochemical industry. Prior thereto, he was a chemical engineer with Universal Oil Products. Mr. Nordaker serves on the Board of Directors as the Designee of Chase Venture, an affiliate of Chase Securities. See "Related Transactions."

     Ms. Rheney has been a principal of the Sterling Group since February 1992. She worked as an independent financial consultant from December 1990 to January 1992. Prior to that time, from June 1987 to November 1990, she was an associate at the Sterling Group. Ms. Rheney is also a director of Axia Group, Inc.

     Mr. Rosenthal serves as President of Heaney Rosenthal Inc. which focuses on investment, acquisitions and advice to various businesses. Mr. Rosenthal served as Chairman of the Board, from 1990 to 1994, and CEO, in 1994, of Wheatley TXT Corp. He serves as Chairman of the Board of Diamond Products International, Inc. Since July 1998, he has served as Chairman of the Board of Axia Group, Inc.

     Mr. Shelton has been Vice Chairman of the Board, Executive Vice President and Chief Operations Officer of the Company since 1983. Prior thereto, Mr. Shelton held various positions in the chemicals industry including Vice President -- Manufacturing of Oxirane Corporation and
Manager -- Manufacturing/Engineering of Atlantic Richfield Company.

     Mr. Waycaster has been President and Chief Executive Officer of the Company since 1992. Prior thereto, Mr. Waycaster spent 27 years with The Dow Chemical Company and was serving as Vice President of the Hydro-Carbon and Resources division when he left to join the Company.

     Mr. Woliver has been Vice President -- Marketing of the Company since 1976. He joined Petro-Tex Chemical Corporation in 1968 and has held various marketing positions in the United States and in Brussels.

     Mr. Wright joined the Company in August 1996 as Vice President and General Counsel. From January 1996 until he joined the Company, Mr. Wright was engaged in the private practice of law, either as a sole practitioner or of counsel to Andrews & Kurth, L.L.P. For over five years prior thereto, Mr. Wright was the Vice President and General Counsel or the Senior Vice President and General Counsel of Destec Energy, Inc.

     Mr. McNeese has been Vice President -- Operations of the Company since 1992. He joined the Company in 1986 and has held positions in manufacturing, production and utilities. From 1984 to 1986, Mr. McNeese served as General Manager -- Operations of Engineering for Paktank Corporation. Prior thereto, Mr. McNeese held various positions in a number of Atlantic Richfield Company businesses. Mr. McNeese has over 30 years of experience in the chemicals industry.

     Mr. Sebastian joined the Company in March 1998. From 1997 until March 1998, Mr. Sebastian was the President of Saurus, Inc., a business management consulting firm with an emphasis on chemical and oil products marketing, operations and logistics. From 1992 until 1997, Mr. Sebastian was the Executive Vice President of Commonwealth Oil Refining Company, Inc. where he was responsible for all operations and marketing. From 1987 to 1992, Mr. Sebastian was a co-founder and the Executive Vice President of Arochem Corporation, a refinery and petrochemical company located in Puerto Rico. Prior thereto, Mr. Sebastian held various positions in the petrochemical industry including Vice President of International Chemical Trading of Phibro Energy and Marketing Manager of Exxon Chemical Company.

     Mr. Stutts joined the Company in April 1998 as Vice President of Finance and Corporate Development. From 1988 to June 1998 he was a general partner of Columbine Venture Management II L.P., an institutional venture capital fund focusing on investments in early stage companies. Prior thereto, he held various management positions in Tenneco, Inc. and its subsidiary companies. Mr. Stutts is also a Director of Bolder Technologies, Inc., a development stage company that manufactures batteries.

COMPENSATION OF DIRECTORS

     Directors of Holdings and the Company who are not employees of the Company receive an annual retainer of $15,000 and a fee of $500 for each meeting of the Board or any committee thereof that they attend. Directors who are also employees of the Company do not receive Director compensation. No compensation is paid to any directors of TPC Holding for attendance at TPC Holding's board meetings.

EXECUTIVE COMPENSATION

     The following table sets forth the total value of compensation received by the Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, who served as executive officers of TPC (the "Named Executive Officers") for services rendered in all capacities to TPC for the years ended June 30, 1998 and 1997, and the twelve months ended May 31, 1996.

                           SUMMARY COMPENSATION TABLE


NAME AND PRINCIPAL POSITION             YEAR(1)     SALARY      BONUS(2)
-------------------------------------   --------  ----------  ------------
B. W. Waycaster, President and Chief
  Executive Officer..................     1998    $  300,000  $    507,186
                                          1997       300,000       326,787
                                          1996       300,000     2,899,100
Ronald W. Woliver, Vice President,
  Marketing..........................     1998    $  180,000  $    281,138
                                          1997       180,000       127,393
                                          1996       180,000     1,012,300
Stephen R. Wright, Vice President,
  General Counsel....................     1998    $  180,000  $    281,138
                                          1997       165,000        50,104
Bill R. McNeese, Vice President,
  Operations.........................     1998    $  150,000  $    236,251
                                          1997       148,500        63,869
                                          1996       132,000        72,293
H.E. Sebastian, Vice President
  Marketing..........................     1998    $   58,333  $     19,779
Carl S. Stutts, Vice President,
  Finance and Corporate
  Development........................     1998    $   41,761  $     50,000

------------

(1) None of the executive officers has received perquisites, the value of which exceeded the lesser of $50,000 or 10% of the salary and bonus of such executive officer.

(2) Includes 401(k) contributions in 1996 of $21,149 for Mr. McNeese and $50,000 for issuance of common stock to Mr. Stutts in 1998.

EMPLOYMENT AND OTHER AGREEMENTS

     In 1992, Mr. Waycaster entered into an employment agreement with TOC and TPC which provided for an annual base salary of $300,000 and a minimum annual cash bonus of $300,000. The agreement expired on April 1, 1997. Mr. Waycaster remains employed with the Company without an employment agreement. In addition, Mr. Waycaster has entered into a non-competition agreement with TOC and TPC covering the three-year period following the last date he receives compensation from the Company.

     In connection with his employment, Mr. Waycaster also received a grant of options to purchase up to 50,000 shares of TPC common stock at a purchase price of $40 per share. The options were cancelled in connection with the Acquisition.

     In 1994, TPC entered into an agreement with each of Mr. Shelton, a director of the Company, and Mr. Woliver which provides a benefit in the event of death while an employee of TPC. Provided the individual is survived by his wife, the death benefit continues monthly for the shorter of the life of the wife (or in the case of Mr. Woliver, so long as he also has minor children) or 60 months, and is $10,000 per month with respect to Mr. Shelton and $10,000 per month with respect to Mr. Woliver. Each agreement terminates on termination of employment for any reason other than death or disability of the individual.

EMPLOYEE STOCK OWNERSHIP PLAN

     In connection with the Acquisition, Finance Co. established an Employee Stock Ownership Plan (the "ESOP"), covering substantially all full-time employees, including executive officers, of the Company who satisfy the requirements described below. The ESOP, which invests primarily in shares of Common Stock, borrowed $10.0 million from Finance Co. pursuant to a loan (the "Company ESOP Loan") to purchase 100,000 shares of Common Stock. Finance Co. funded the Company ESOP Loan from the ESOP Term Loan. The Company ESOP Loan matures on June 30, 2001, and bears interest at interest rates based on the Alternative Base Rate (as defined) or the LIBOR Rate (as defined). The outstanding principal of the Company ESOP Loan is payable in twenty equal quarterly installments of $500,000 during the period beginning September 30, 1996 and ending June 30, 2001. The shares of Common Stock purchased by the ESOP were pledged (the "ESOP Pledge") as security for the Company ESOP Loan, and such shares will be released and allocated to ESOP participants' accounts as the Company ESOP Loan is discharged. The Company may make contributions to the ESOP as determined by the Board of Directors in an amount anticipated to be equal to a certain percentage of the total annual earnings of all ESOP participants (the "Discretionary Contributions"). The Company intends to make Discretionary Contributions in amounts sufficient to enable the ESOP to discharge its indebtedness under the Company ESOP Loan; however, the Company has no legal obligation to make Discretionary Contributions. Shares released under the ESOP Pledge are allocated to each participant based on such participant's base compensation relative to total base compensation for all ESOP participants. Until the Company ESOP Loan is paid in full, Discretionary Contributions will be used to pay the outstanding principal and interest on the Company ESOP Loan. For employees whose employment commenced prior to October 1, 1996 and who have attained the age of 21 years, participation begins as of the later to occur of July 1, 1996 or the date of commencement of the participant's employment. A participant's ESOP account vests at the rate of 20% per year. Distributions from the ESOP are made in cash or Common Stock upon a participant's retirement, death, disability or termination of employment. In the event of retirement, death or disability, the entire balance of a participant's ESOP account will become distributable without regard to the ordinary vesting schedule. In the event of termination of employment for any other reason, the vested portion of a participant's ESOP account will become distributable and the remaining portion, if any, will be forfeited. If Common Stock is distributed to a participant, the participant may, within two 60-day periods, require the Company to purchase all or a portion of such Common Stock at the fair market value of the Common Stock as determined under the ESOP (the "Put Options"). The first 60-day period commences on the date the participant receives a distribution of Common Stock and the second 60-day period commences a year from such date. If a participant fails to exercise either of the two Put Options, the participant may transfer the shares of Common Stock only upon receipt of a bona fide third party offer and only after first offering the shares to the ESOP and then to the Company. Employees of the Company own approximately 20% of the outstanding Common Stock through the ESOP after the Acquisition.

PROFIT SHARING PLAN

     Prior to the date of the Acquisition, TPC maintained a Profit Sharing Plan (the "Profit Sharing Plan") covering substantially all of its employees, including executive officers. The Profit Sharing Plan is designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Each participant has the option to defer taxation of a portion of such participant's earnings by directing TPC to contribute a percentage of such earnings to the Profit Sharing Plan. A participant may direct a minimum of 1% and a maximum of 10% of eligible earnings to the Profit Sharing Plan, subject to certain limitations set forth in the Internal Revenue Code. TPC currently makes a matching contribution monthly equal to 25% of the amount of compensation deferred by each participant in such month, up to 6% of the participant's base compensation for such month. TPC may also make a discretionary contribution to the Profit Sharing Plan. Participants' Profit Sharing Plan accounts become distributable at retirement, upon disability, death or termination of employment, or under certain circumstances, upon attainment of age 59.

Participants are fully vested at all times in all amounts deferred by them to the Profit Sharing Plan, and they become vested in the Company's matching and discretionary contributions under a five-year graded vesting schedule.

     TPC is continuing the Profit Sharing Plan in substantially the same form as TPC maintained such plan prior to the Acquisition, provided that the discretionary contribution will be made only if certain levels of earnings before interest, taxes, depreciation and amortization are satisfied by the Company in accordance with the Nonqualified Profit Sharing Incentive Plan (as described below).

CASH BONUS PLAN

     Prior to the date of the Acquisition, TPC established the Cash Bonus Plan covering substantially all employees of TPC (or certain affiliates of TPC) and covering the employees of certain third-party contractors who have contributed to the success of TPC (or certain affiliates thereof). Upon the occurrence of a Change of Control (as defined below), an employee participant as of July 2, 1996 will be distributed a portion of $3,200,000 within forty-five days of the date of the Change of Control and will be distributed a portion of $1,800,000 plus interest in each of sixteen quarterly installments following the date of the Change of Control so long as the employee is an employee of TPC (or certain successors or affiliates of TPC) on the corresponding quarterly installment date. Upon the occurrence of a Change of Control, an eligible employee of a third-party contractor who is providing services to TPC (or certain successors or affiliates thereof) on July 2, 1996 will be distributed a portion of $300,000 within forty-five days of the date of the Change of Control, and will be distributed a portion of $168,750 plus interest in each of sixteen quarterly installments following the date of the Change of Control so long as the employee of the third-party contractor is providing services to TPC on the corresponding quarterly installment date. Each participant's allocable share of the bonus payments to be made under the Cash Bonus Plan is based on a formula which considers a participant's compensation and length of service with TPC. If a participant retires, dies, becomes disabled, or whose employment is terminated without cause after July 2, 1996, such participant's beneficiary or representative will continue to receive a portion of the bonus payments through the sixteenth installment payment even though such participant is no longer employed by TPC or the third-party contractor which is providing services to TPC. Under the Cash Bonus Plan, a "Change of Control" is deemed to occur when the outstanding stock of TOC is acquired, or more than 50% of the shares of TPC's common stock is sold, in a cash tender offer, exchange offer, merger, third-party private purchase or other means of acquisition, or when substantially all of the assets of TPC are sold to an unrelated third party. The Acquisition effected a Change of Control and distributions from the Cash Bonus Plan have commenced.

STOCK OPTION PLAN

     Holdings has established a stock option plan (the "Option Plan"). The Option Plan is administered by a committee (the "Committee") of the Board of Directors of Holdings. Option grants under the Option Plan will be permitted to be made to directors and key employees of Holdings and its subsidiaries, including the Company, selected by the Committee. The Committee may grant "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code and also will be permitted to grant "nonstatutory options," which are not intended to conform to Section 422 of the Internal Revenue Code. The Option Plan will provide for the discretionary grant of options to purchase shares of Common Stock. The exercise price of incentive stock options shall not be less than the fair market value of a share of Common Stock on the date of grant, and the exercise price of nonstatutory options shall not be less than 85% of the fair market value of a share of Common Stock on the date of grant. The Committee will be permitted to provide that the options will vest immediately or in increments. No option will be transferable by a grantee other than upon death. On the termination of employment or disability of any grantee, any unvested options will either expire or continue to be exercisable as determined by the Committee, in its sole discretion. The Option Plan will terminate no later than 10 years after its adoption; however, any options outstanding upon termination of the Option Plan will remain in effect until exercised or terminated pursuant to the terms of the agreement under which they were granted. A participant in the Option Plan may, upon receiving approval from the Committee, relinquish all or a portion of such participant's options for an amount in cash equal to the difference between the fair market value of the Common Stock corresponding to the options being relinquished on the day of relinquishment, less the total option price for such corresponding shares ("Appreciated Value").
Additionally, for any options granted after December 31, 1997, upon the exercise of an option by a participant, the Company may require the participant to relinquish up to 50% of the options being exercised in exchange for the Appreciated Value of the options relinquished.

OPTION GRANTS

     The following table sets forth the number of options to purchase shares of the Company's Common Stock that have been granted to the Named Executive Officers in the fiscal year ended June 30, 1998.

                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                                  INDIVIDUAL GRANTS                          ANNUAL RATES
                                                              -------------------------                     OF STOCK PRICE
                                                               % OF TOTAL                                  APPRECIATION FOR
                                                                OPTIONS       EXERCISE                      OPTION TERM(3)
                                         OPTIONS GRANTED       GRANTED TO       PRICE      EXPIRATION   ----------------------
                                        (NO. OF SHARES)(1)    EMPLOYEES(2)    PER SHARE       DATE          5%         10%
                                        ------------------    ------------    ---------    ----------   ----------  ----------
H. E. Sebastian......................          5,000             13.1%          $ 100      03/11/2008   $  314,447  $  796,871
Carl S. Stutts.......................          5,000              13.1            100      04/14/2008      314,447     796,871

------------

(1) The options reported in this column consist of Non-Qualified Options granted under Option Agreements between the Company and each of the Named Executive Officers. The options will become exercisable on each of the first, second and third anniversaries of the date of grant with respect to one-third of the shares subject to the option.

(2) Based on outstanding options to purchase an aggregate of 38,278 shares of Common Stock.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Common Stock would be $163 and $259, respectively, or 63% and 159% respectively, above the base exercise price. Because the Common Stock is not currently publicly traded, these amounts were calculated based on the assumption that the fair market value of one share of Common Stock on the date of grant was equal to the exercise price.

     The following table sets forth the number of options to purchase shares of Common Stock held as of June 30, 1998, by the Named Executive Officers.

                                             NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                           OPTIONS AT JUNE 30, 1998               JUNE 30, 1998
                                        ------------------------------    ------------------------------
                NAME                    EXERCISABLE    NOT EXERCISABLE    EXERCISABLE    NOT EXERCISABLE
-------------------------------------   -----------    ---------------    -----------    ---------------
B.W. Waycaster.......................      1,143            2,105            --              --
Ronald W. Woliver....................        500            1,000            --              --
Stephen R. Wright....................        450              900            --              --
Bill R. McNeese......................      --               1,000            --              --
H. E. Sebastian......................      --               5,000            --              --
Carl S. Stutts.......................      --               5,000            --              --


NONQUALIFIED PROFIT SHARING INCENTIVE PLAN

     The Company has established two separate Nonqualified Profit Sharing Incentive Plans, both of which will be administered by the Committee. Amounts paid to employees in cash under the Nonqualified Profit Sharing Incentive Plans will constitute taxable income in the year received and will be based on the Company's financial performance for the period commencing on the first day of the Company's fiscal year and ending on the last day of each fiscal quarter during such year. One of the Nonqualified Profit Sharing Incentive Plans is only for officers of the Company who are selected by the Committee (the "Officers' Plan"). If the Company's EBITDA exceeds certain prescribed levels, the officers participating in the Officers' Plan will receive distributions in cash from the Company equal to a certain percentage of EBITDA recommended by the Chief Executive Officer of the Company and approved by the Committee. Under the other Nonqualified Profit Sharing Incentive Plan which is for all employees not participating in the Officers' Plan, if EBITDA exceeds certain prescribed levels, a percentage of EBITDA will be used: first, to satisfy any required contributions to the ESOP; second, to satisfy any required matching contributions to the Profit Sharing Plan; third, to contribute annually to the Profit Sharing Plan for the benefit of its participants up to the maximum amount allowable under the Internal Revenue Code for qualification and deduction purposes; fourth, to distribute cash to employees in an amount equal to $1.00 multiplied by the number of base hours an employee worked during a fiscal quarter (up to a maximum of 520 hours); and fifth, to distribute any remaining excess in cash to employees based on their base compensation for such period. The Nonqualified Profit Sharing Incentive Plans will not be qualified under
Section 401(a) of the Internal Revenue Code.

                          THE SELLING SECURITY HOLDER

     The Discount Notes are offered for the account of the Huff Fund. The Huff Fund owns 10.9% of the Common Stock of Holdings. The Huff Fund is a party to a Voting Agreement with certain other stockholders of Holdings which results in the Huff Fund controlling one seat on the Board of Directors of the Company. See "Related Transactions." Mr. William R. Huff is a Director of the Company, as the designee of the Huff Fund. Mr. Huff is also President of the General Manager of WRH Partners, L.L.C., the General Partner of the Huff Fund. See
"Management." The Huff Fund is the holder of the entire principal amount of the Discount Notes. The Huff Fund will sell the Discount Notes for its own account from time to time pursuant to this Prospectus as it deems appropriate.

                              RELATED TRANSACTIONS

     In June 1998 the Company made a loan to its Vice President, Finance and Corporate Development, Mr. Stutts, in the amount of $200,000 of which $145,129 remained outstanding as of September 24, 1998. The proceeds from the loan were utilized to purchase outstanding shares of the Company's common stock at fair market value. The loan carries an interest rate of 7%. During fiscal 1998 the Company made payments totaling $500,000 to a consulting firm, ENPAL, whose majority shareholder, Mr. Gordon Cain, is also an outside director and shareholder of the Company. During fiscal year 1998, the Chairman of the Company, Mr. McMinn, received $150,000 for consulting services provided to the Company and reimbursements of approximately $25,000 for office expenses.

     TPC historically engaged in certain raw material purchase transactions with Clarkston, which prior to the consummation of the Acquisition was owned by several of the same individuals who were stockholders of TOC and/or TPC. In the twelve months ended May 31, 1996, TPC made purchases of raw materials from Clarkston of approximately $113.4 million. As part of the Acquisition, TPC assumed from Clarkston a contract between Clarkston and a certain supplier for the purchase of isobutane. In connection with the Acquisition, Clarkston was dissolved and 80% of the outstanding capital stock owned by TOC of The Texas Falls Corporation was sold to a prior stockholder of TOC and/or TPC. Messrs. Shelton, Woliver, Waycaster and a prior stockholder of TOC and/or TPC collectively own the remaining 20% of the outstanding capital stock of The Texas Falls Corporation.

     Sterling entered into an agreement with Holdings and TPC Holding pursuant to which Sterling provided consulting and advisory services with respect to the organization of Holdings, TPC Holding and Finance Co., the structuring of the transactions associated with the Acquisition, employee benefit and compensation arrangements and other matters. The agreement also provides that Holdings and TPC Holding, jointly and severally, indemnify Sterling against liabilities relating to its services. TPC paid Sterling a one-time transaction fee of approximately $4.0 million for these services, and reimbursed Sterling for its expenses. In addition, each of Holdings, TPC Holding and TPC has agreed that if it or any of its subsidiaries determines within two years of the date of the agreement to dispose of or acquire any assets or business, to offer its securities for sale or to raise any debt or equity, either Holdings, TPC Holding, TPC or the relevant subsidiary will retain Sterling as a consultant with respect to the transaction, provided that Sterling's fees are on terms no less favorable to Holdings, TPC Holding, TPC or the relevant subsidiary than would be available from unaffiliated third parties.

     Holdings, TPC Holding and Finance Co. were organized by Sterling for the purpose of effecting the Acquisition. Ms. Susan Rheney, a principal of Sterling, and Mr. Gordon A. Cain, are directors of Holdings, TPC Holding and TPC. See "Management." Mr. Cain and Ms. Rheney purchased 76,150 and 5,000 shares of Common Stock, respectively, in connection with the Acquisition at a price of $100 per share, the same price at which all shares were sold in connection with the Acquisition.

     As a matter of policy, the agreement between the Company and Sterling is, and all future transactions between the Company and its respective directors, officers and affiliates will be, on terms no less favorable to the Company than those available from unaffiliated third parties.

     Certain stockholders of Holdings, representing a majority of the outstanding capital stock of Holdings entitled to vote for the election of directors of Holdings, have entered into a Voting Agreement with Holdings pursuant to which they have agreed to vote for a designee nominated by the Huff Fund and a designee nominated by Chase Venture for election to the Board of Directors of Holdings. As a result of the Voting Agreement, each of the Huff Fund and Chase Venture have the right to control one seat on the Board of Directors of the Company.

     Chase Securities, an affiliate of Chase Venture, acted as the Initial Purchaser of the Notes, receiving customary fees.

     See "-- Employment and Other Agreements" for a description of Mr. Waycaster's employment agreement.

                 BENEFICIAL OWNERSHIP OF HOLDINGS' COMMON STOCK

     The following table sets forth as of September 1, 1998, the number and percentage of the outstanding shares of Common Stock beneficially owned by (a) each person known by the Company to beneficially own more than 5% of such stock,
(b) each director of the Company, (c) each of the Named Executive Officers of the Company, and (d) all directors and executive officers of the Company as a group.


                                           AMOUNT AND NATURE           % OF
                                        OF BENEFICIAL OWNERSHIP    OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER        OF COMMON STOCK        COMMON STOCK
-------------------------------------   -----------------------    ------------
Gordon A. Cain.......................            69,000                13.1%
  Eight Greenway Plaza, Suite 702
  Houston, Texas 77046
William R. Huff(1)...................         --                      --
  67 Park Place
  Morristown, New Jersey 07960
William A. McMinn....................            11,666(2)              2.2%
  Eight Greenway Plaza, Suite 702
  Houston, Texas 77046
Bill R. McNeese......................             2,500(3)              0.5%
  Three Riverway, Suite 1500
  Houston, Texas 77056
Steve A. Nordaker(4).................         --                      --
  707 Travis, 7th Floor
  Houston, TX 77002
Susan O. Rheney......................             5,000                 0.9%
  Eight Greenway Plaza, Suite 702
  Houston, Texas 77046
H. E. Sebastian......................             1,000                 0.2%
  Two Penn Plaza, 22nd Floor
  New York, NY 10121
John T. Shelton......................            10,000                 1.9%
  Eight Greenway Plaza, Suite 702
  Houston, Texas 77046
Carl S. Stutts.......................             2,500                 0.5%
  3810 Swartmore Street
  Houston, TX 77056
B. W. Waycaster......................            41,143(5)              7.8%
  Three Riverway, Suite 1500
  Houston, Texas 77056
Ronald W. Woliver....................            10,500(6)              2.0%
  Three Riverway, Suite 1500
  Houston, Texas 77056
Stephen R. Wright....................             2,100(7)              0.3%
  Three Riverway, Suite 1500
  Houston, Texas 77056
All directors and Named Executive
  Officers as a group (11 persons)...           155,409(8)             29.4%
Texas Petrochemicals Corporation
  Employee Stock Ownership Plan(9)...           100,000                18.9%
Capital Southwest Corporation........            30,000                 5.7%
  12900 Preston Road, Suite 700
  Dallas, Texas 75230
Chase Venture Capital Associates,
  L.P.(10)(11).......................            60,000                11.4%
  380 Madison Avenue
  New York, New York 10017
The Huff Alternative Income Fund,
  L.P.(11)...........................            57,778                10.9%
  67 Park Place
  Morristown, New Jersey 07960

------------

 (1) Excludes indirect beneficial ownership of 57,778 shares of Common Stock held by the Huff Fund and reflected elsewhere in the table. Mr. Huff is President of the general manager of WRH Partners, L.L.C., the general partner of the Huff Fund.

 (2) Includes 1,666 shares subject to options exercisable October 9, 1997.

 (3) Includes 500 shares subject to options exercisable October 9, 1997.

 (4) Mr Nordaker disclaims beneficial ownership of any shares of Common Stock owned by Chase Venture.

 (5) Includes 1,143 shares subject to options exercisable October 9, 1997.

 (6) Includes 500 shares subject to options exercisable October 9, 1997.

 (7) Includes 450 shares subject to options exercisable October 9, 1997.

 (8) Includes 4,259 shares subject to options exercisable October 9, 1997.

 (9) The trustee of the ESOP (the "ESOP Trustee") will vote all shares of Common Stock held by the ESOP pursuant to the direction of the Plan Administrative Committee, except that participants are entitled to direct the ESOP Trustee to vote the shares of Common Stock allocated to their accounts with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or such similar transaction as may be prescribed in regulations under the Internal Revenue Code. No shares of Common Stock held by the ESOP have yet been allocated to participant's accounts.

(10) Chase Venture is an affiliate of Chase Securities.

(11) Certain stockholders of Holdings have entered into the Voting Agreement with Holdings which results in the Huff Fund and Chase Venture controlling one seat each on the Company's Board of Directors. See "Related Transactions."

                    DESCRIPTION OF THE BANK CREDIT AGREEMENT

GENERAL

     Finance Co. and TPC entered into the Bank Credit Agreement (the "Bank Credit Agreement") with a syndicate of lenders (the "Lenders"), and Texas Commerce Bank National Association, as Agent for such Lenders (the "Agent") and effected the initial borrowings described below on July 1, 1996. The following description summarizes the material provisions of the Bank Credit Agreement, but such description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Bank Credit Agreement, a copy of which is filed as an exhibit to the Registration Statement. All capitalized terms in this "Description of the Bank Credit Agreement" section not defined in this Prospectus have the meanings assigned thereto in the Bank Credit Agreement. Holdings has guaranteed the obligations of TPC under the Bank Credit Agreement.

     The Bank Credit Agreement provides for secured facilities consisting of (i) a six and one-half year revolving credit facility providing for up to $40.0 million in revolving loans, a specified portion of which was used for letters of credit (the "Revolving Credit Facility") and (ii) a term loan facility providing for $140.0 million in term loans consisting of (x) a six and one-half year term loan of $85.0 million (the "Tranche A Term Loan"), (y) an eight-year term loan of $45.0 million (the "Tranche B Term Loan," and, together with the Tranche A Term Loan, the "Senior Term Loans") and (z) a five-year term loan of $10.0 million (the "ESOP Term Loan," and, together with the Senior Term Loans, the "Term Loans").

     The Revolving Credit Facility permits, at the option of TPC, the issuance of letters of credit in principal amounts to be determined thereunder. Loans and letters of credit under the Revolving Credit Facility are subject to a borrowing base consisting of 85% of Eligible Accounts and 65% of Eligible Inventory (collectively, the "Borrowing Base"), provided that at no time shall more than 50% of the Borrowing Base be comprised of 65% of Eligible Inventory.

AMORTIZATION; PREPAYMENTS

     The Bank Credit Agreement requires the principal amount of the Senior Term Loans to be reduced in twelve quarterly principal installments of $2.75 million beginning on September 30, 1996, four quarterly principal installments of $3.25 million beginning on September 30, 1999, four quarterly principal installments of $4.0 million beginning on September 30, 2000, four quarterly principal installments of $4.75 million beginning on September 30, 2001, four quarterly principal installments of $6.0 million beginning on September 30, 2002, and four quarterly principal installments of $6.25 million beginning on September 30, 2003. The ESOP Term Loan will be amortized in 20 equal quarterly installment amounts of $0.5 million during its five-year term.

     The Senior Term Loans are subject to mandatory prepayment prior to September 30 of each fiscal year (commencing in fiscal 1997) in which more than $75.0 million is outstanding on the Senior Term Loans on or before June 30 of any year, of an amount equal to 75% of the difference between EBITDA (as defined) for the prior fiscal year and the sum of certain capital expenditures, taxes, dividends, interest expense, and principal payments made on the Senior Term Loans during such prior year, and certain distributions made to TPC Holding for certain expenses (such difference being the "Excess Cash Flow"), and prior to September 30 of each year after the Senior Term Loans are reduced to $75.0 million or less, a payment in the amount of 50% of the Excess Cash Flow generated during the prior fiscal year. All mandatory prepayments are required to be applied pro rata to each Senior Term Loan based on the outstanding principal amount of the Senior Terms Loans and pro rata to future scheduled principal installments. In addition, the Senior Term Loans are further subject to mandatory prepayment in the amount of any cash proceeds received by the Company from an offering of its Capital Stock.

     The Senior Term Loans may be prepaid on notice at any time without premium or penalty in a minimum amount of $1.0 million. All optional prepayments of the Term Loans will be applied pro rata to each Senior Term Loan based on the outstanding principal amount of the Senior Term Loans unless, at the Company's option, lenders of the Tranche B Term Loan decline to accept such prepayment, in which case the amount of prepayment declined shall be applied pro rata to the Tranche A Term Loan and will be applied pro rata to future scheduled principal installments.

     The amount available under the Revolving Credit Facility is payable in full on its maturity date. Additionally, if the aggregate amount of borrowings outstanding under the Revolving Credit Facility, plus the undrawn face amount of letters of credit plus unreimbursed drawings on letters of credit, exceeds the Borrowing Base, an immediate prepayment in an amount to eliminate such excess will be payable.

     Prepayments of Eurodollar borrowings on any day other than the last day of an interest period will be required to be accompanied by a payment to the Lenders of all costs, expenses or losses, if any, incurred as a result of such prepayment.

SECURITY; GUARANTEES

     Borrowings under the Revolving Credit Facility and the Term Loans are guaranteed by Holdings and TPC Holding. The obligations of TPC under the Revolving Credit Facility and the Term Loans and the obligations under the guarantees are secured by a first priority lien on the capital stock of TPC Holding and TPC and on substantially all of the assets of TPC.

INTEREST RATES; LETTER OF CREDIT FEES

     The Term Loans and the Revolving Credit Facility bear interest at a rate per annum, at TPC's option, within the range of either (i) the Alternate Base Rate to the Alternate Base Rate plus 1.5% or (ii) the LIBOR Rate plus .625% to the LIBOR Rate plus 2.5%, in each case based upon the ratio of Total Debt (as defined) to EBITDA for the most recent four-quarter period.

     Under the Revolving Credit Facility, fees will be charged for letters of credit as follows: (i) a fronting fee of 1/8% per annum on the undrawn face amount of the letters of credit plus (ii) the greater of (x) for each letter of credit outstanding, the applicable margin for LIBOR Rate Loans, and (y) $500.

FEES, EXPENSES AND COSTS; REVOLVING CREDIT FACILITIES

     The terms of the Bank Credit Agreement require the Company to pay the following fees in connection with the maintenance of borrowings under the Revolving Credit Facility: (i) commitment fees to be paid to the Lenders in amounts equal to 1/2% per annum, if the Company's ratio of Total Debt to EBITDA for the most recent four-quarter period is greater than or equal to 3.0 to 1.0, and 3/8% if the Company's ratio of Total Debt to EBITDA for the most recent four-quarter period is less than 3.0 to 1.0, in each case with respect to the unused commitment under the Revolving Credit Facility payable quarterly in arrears until such time as it is terminated; and (ii) administration fees payable annually to the Agent. In addition, the Company paid various underwriting and arrangement fees and closing costs on July 1, 1996 in connection with the origination and syndication of the Term Loans and the Revolving Credit Facility.

     The Company also is required to reimburse the Agent for all reasonable out-of-pocket costs and expenses incurred in the preparation, documentation, syndication and administration of the Bank Credit Agreement and to reimburse the Lenders for all reasonable costs and expenses incurred in connection with the enforcement of their rights in connection with a default or the enforcement of the Bank Credit Agreement. The Company agreed to indemnify the Agent and the Lenders and their respective officers, directors, shareholders, employees, agents and attorneys against certain costs, expenses (including fees and disbursements of counsel) and liabilities arising out of or relating to the Bank Credit Agreement, the Stock Purchase Agreement and the transactions contemplated thereby. Furthermore, the Lenders are entitled to be reimbursed for increases in reserve requirements, changes in law and circumstances, possible future illegality of interest options, taxes (other than on gross receipts or income), possible inability to determine market rate, capital adequacy, and consequential costs.

COVENANTS

     The Bank Credit Agreement contains substantial restrictive covenants limiting the ability of the Company to, among other things: (i) incur contractual contingent obligations; (ii) pay subordinated debt or amend subordinated debt documents without the prior consent of the Lenders; (iii) create or allow to exist liens or other encumbrances; (iv) transfer assets outside the Company except for sales and other transfers of inventory or surplus, immaterial or obsolete assets in the ordinary course of business of the Company; (v) enter into mergers, consolidations and asset dispositions of all or substantially all of its properties; (vi) make investments; (vii) extend credit to any entity; (viii) sell, transfer or otherwise dispose of any class of stock or the voting rights of any subsidiary of TPC; (ix) enter into transactions with related parties other than in the ordinary course of business on an arm's-length basis on terms no less favorable to the Company than those available from third parties; (x) amend certain agreements, without the prior consent of the Majority Lenders; (xi) make any material change in the nature of the business conducted by the Company;
(xii) pay cash dividends or redeem shares of capital stock; (xiii) make capital expenditures; and (xiv) pay dividends or repurchase stock.

     In addition, the Bank Credit Agreement contains covenants that, among other things and with certain exceptions, require the Company to: (i) maintain the existence, qualification and good standing of the Company; (ii) comply in all material respects with all material applicable laws; (iii) maintain material rights, franchise agreements, business contracts, patents, trademarks, licenses and Material Contracts; (iv) deliver certain financial and other information;
(v) maintain specified insurance; and (vi) notify the Lenders of any default under the Loan Documents and of certain other material events.

     Under the Bank Credit Agreement, the Company is required to satisfy the following financial covenants: (1) a ratio of (a) EBITDA minus cash taxes for the prior four quarter period to (b) the sum of scheduled principal payments on the Term Loans for such period, cash interest expense for such period, the lesser of Scheduled Capital Expenditures for such period and actual capital expenditures for such period, actual Employee Bonuses paid during such period and certain distributions to Holdings of at least (i) 1.00 to 1.00 through June 30, 1997; (ii) .8 to 1.00 from July 1, 1997 through September 30, 1997; (iii) .9 to 1.00 from October 1, 1997 through December 31, 1997; (iv) 1.00 to 1.00 from January 1, 1998 through June 30, 1998; (v) 1.00 to 1.00 from July 1, 1998 through June 30, 1999; (vi) 1.05 to 1.00 for the period from July 1, 1999 to and including December 31, 1999; and (vii) 1.15 to 1.00 thereafter; (2) a ratio of
(a) Total Debt to (b) EBITDA for the prior four quarter period of no greater than (a) 7.2 to 1.00 from September 30, 1997 through December 30, 1997, (b) 6.25 to 1.00 from December 31, 1997 through March 30, 1998, (c) 5.75 to 1.00 from March 31, 1998 through June 29, 1998, (d) 5.00 to 1.00 from June 30, 1998 through June 30, 1999, (e) 4.75 to 1.00 from July 1, 1999 through December 31, 1999, (f) 3.5 to 1.00 from January 1, 2000 through June 30, 2001, and (g) 3.00 to 1.00 thereafter; (3) a minimum Net Worth of $52,000,000.00 plus 75% of cumulative positive net income from the closing date and 100% of the proceeds of any equity offering; and (4) a minimum ratio of Current Assets to Current Liabilities of 1.25 to 1.00. The Company received from the Lenders a waiver of compliance with its total debt to EBITDA ratio as of December 31, 1996, March 31, 1997, and June 30, 1997. The Company obtained an amendment to the Bank Credit Agreement on June 30, 1998 to update the financial ratios relating to fixed charge coverage and debt to EBITDA for fiscal 1999 and part of fiscal 2000.

EVENTS OF DEFAULT

     Events of Default under the Bank Credit Agreement include, subject to applicable notice, grace and cure periods, the following: (i) a default in the payment when due of any principal, interest or fees under the Bank Credit Agreement; (ii) a default by the Company under any debt instruments in excess of $5.0 million, or the occurrence of any event or condition that enables the holder of such debt to accelerate the maturity thereof; (iii) any material breach of any representation, warranty or statement in, or failure to perform any duty or covenant under the Bank Credit Agreement or any of the other Loan Documents; (iv) commencement of voluntary or involuntary bankruptcy, insolvency or similar proceedings by or against Holdings, TPC Holding, TPC or any subsidiary thereof; (v) the Term Loans and the Revolving Credit Facility cease to be secured by substantially all of the assets of the Company; (vi) material defaults related to employee benefits plans subject to Title I or IV of the Employee Retirement Income Security Act of 1974, as amended; (vii) any uninsured judgment or order in excess of $2.0 million remaining undischarged or unstayed for longer than certain periods; (viii) a default by the Company in the payment when due of principal of, interest or premium, if any, on the Original Notes or the Notes, or the failure to observe, perform or comply with any agreement beyond any grace period with respect thereto that enables the holder of such debt to accelerate the maturity thereof or the Company becoming obligated to redeem, repurchase, or repay all or any portion of any principal, interest or premium on the Original Notes or the Notes prior to its scheduled payment; (ix) a default by Holdings in the payment when due of principal of, interest or premium, if any, on the Discount Notes, or the failure to observe, perform or comply with any agreement beyond any grace period with respect thereto that enables the holder of such debt to accelerate the maturity thereof; and (x) the occurrence of any change of control.

                       DESCRIPTION OF THE DISCOUNT NOTES

GENERAL

     The Discount Notes were issued under an Indenture dated as of July 1, 1996 (the "Discount Notes Indenture"), between the Company and Fleet National Bank, as Trustee (the "Trustee").

     The following is a summary of the material provisions of the Discount Notes Indenture and the Discount Notes. Upon effectiveness of the Registration Statement, the Discount Notes Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Discount Notes Indenture and the Discount Notes (i) is a description of such provisions after giving effect to the consummation of the transactions associated with the Acquisition, and (ii) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Discount Notes Indenture and the Discount Notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust IndentureAct. The Discount Notes Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Any reference to a "Holder" or a "Noteholder" or a "Securityholder" means the Holders of the Discount Notes.

     Principal of, premium, if any, and interest on the Discount Notes are payable, and the Discount Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York or the State of Connecticut (which initially shall be the offices of the Trustee, at Shawmut Trust Company of New York, c/o First Chicago Trust Co. of N.Y., 14 Wall Street, 8th Floor / Window #2, New York, New York 10005 or at 777 Main Street, Hartford, Connecticut 06115, respectively), except that, at the option of Holdings, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

     The Discount Notes are issuable only in fully registered form, without coupons, in denominations of $1,000 at final maturity and any integral multiple thereof. No service charge shall be made for any registration of transfer or exchange of the Discount Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The Discount Notes will mature on July 1, 2007 and will be limited to $57,650,103.55 aggregate principal amount at maturity. The Discount Notes are senior unsecured obligations of Holdings, ranking PARI PASSU in right of payment with other senior unsecured Indebtedness of Holdings. The Discount Notes are senior in right of payment to subordinated Indebtedness of Holdings, including Holdings' guarantee of the Notes. The Discount Notes and TPC Holding's guarantee are effectively subordinated to secured indebtedness of Holdings, including Holdings' guarantee of Indebtedness of TPC under the Bank Credit Agreement, as to the assets of Holdings securing such Indebtedness, and to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Holdings' Subsidiaries permitted under the Limitation on Indebtedness covenant described below. Any right of Holdings to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Discount Note holders to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that Holdings is itself recognized as a creditor of such Subsidiary, in which case the claims of Holdings or the Discount Note Holders would still be subordinated to any Indebtedness secured by the assets of such Subsidiary and to any Indebtedness of such Subsidiary senior to that held by Holdings. See "Risk Factors-Effective Subordination," "Description of the Discount Notes" and "Description of the Bank Credit Agreement." As of
September 23, 1998, (i) Holdings had approximately $82.3 million of secured senior Indebtedness outstanding (consisting of Holdings' guarantee of the Company's Indebtedness under the Bank Credit Agreement), $39.0 million of senior unsecured Indebtedness outstanding (consisting of the portion of the issue price of the Units allocated for accounting purposes to the Discount Notes) and (ii) Holdings' Subsidiaries would have had approximately $309.8 million of Indebtedness outstanding (including the Notes). Substantially all of the operations of Holdings will be conducted through its Subsidiaries and, therefore, Holdings will be dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Discount Notes. See "Risk Factors -- Dependence on Subsidiary Cash Flow."

     The Discount Notes are being offered at a substantial discount from their principal amount at maturity. Cash interest will not accrue on the Discount Notes prior to July 1, 2001. Thereafter, except as otherwise described below, cash interest on the Discount Notes will be payable at the applicable rate set forth on the front cover of this Prospectus, semiannually on each January 1 and July 1, commencing January 1, 2002, to the Person in whose name the Discount Notes (or any predecessor Discount Note) are registered at the close of business on the December 15 and June 15 next preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or provided for, from July 1, 2001. TPC Holding fully and unconditionally guarantees the due and punctual payment of the principal of, interest on and all other amounts payable under the Discount Notes when they become due and payable, whether upon maturity, upon acceleration, by call for redemption, upon repurchase or purchase pursuant to a Change of Control or Asset Disposition or otherwise. The guarantee will not be discharged with respect to any Discount Note except by payment in full of principal, interest and all other amounts payable.

     Under the terms of the guarantee executed by Holdings in connection with the Bank Credit Agreement as in effect on the date of the Discount Notes Indenture, no payment or distribution of any assets of Holdings of any kind or character, whether in cash, property or securities (other than Permitted Securities), may be made by Holdings on account of principal (or premium, if any) of the Discount Notes or on account of the purchase or redemption or other acquisition of the Discount Notes prior to the Stated Maturity of the principal of the Discount Notes until payment in full in cash of all amounts owned under the Bank Credit Agreement; PROVIDED, HOWEVER,that prior to such payment in full of all such amounts owed under the Bank Credit Agreement, up to 30% of the aggregate Accreted Value of the Discount Notes may be redeemed by Holdings on or prior to July 1, 1998, at the option of Holdings, from the net proceeds of a Public Equity Offering following which there is a Public Market. See
" -- Redemption -- OPTIONAL REDEMPTION."

REDEMPTION

     OPTIONAL REDEMPTION. The Discount Notes are subject to redemption at any time on or after July 1, 2001, at the option of Holdings, in whole or in part, upon not less than 30 nor more than 60 days' prior notice in amounts of $1,000 principal amount at final Maturity or an integral multiple thereof at the following redemption prices (expressed as percentages of the Accreted Value), if redeemed during the 12-month period beginning July 1 of the year indicated below:

                                        REDEMPTION
YEAR                                       PRICE
-------------------------------------   -----------
2001.................................      106.75%
2002.................................      105.75
2003.................................      104.75
2004.................................      103.75
2005 and thereafter..................      100.00

and thereafter at 100% of the principal amount at final Maturity, in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of Discount Note Holders on the relevant record dates to receive interest due on relevant interest payment dates).

     Notwithstanding the foregoing, up to 30% of the aggregate Accreted Value of the Discount Notes are redeemable, at any time, on or prior to July 1, 1998 at the option of Holdings, within 45 days of the notice of the sale of Qualified Capital Stock of Holdings or the Company in a Public Equity Offering from the net proceeds of such sale, following which there is a Public Market, upon not less than 30 nor more than 60 days' prior notice in amounts of $1,000 principal amount at final Maturity or an integral multiple thereof at a redemption price equal to 113.5% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the redemption date (subject to the right of Discount Note Holders on the relevant record date to receive interest due on interest payment dates). If less than all of the Discount Notes are to be redeemed, the Discount Notes Trustee shall select the Discount Notes or the portion thereof to be redeemed pro rata.

     The Bank Credit Agreement prohibits Holdings from making any optional or mandatory payment of principal, or redemption of, the Discount Notes without the consent of the Banks, other than the redemption of all of the Discount Notes from the net proceeds of a Public Equity Offering as described above.

     PURCHASE OF DISCOUNT NOTES UPON CHANGE IN CONTROL OR HOLDINGS ASSET SALE. Each Discount Note Holder will have certain rights to require Holdings to purchase such Discount Note Holder's Discount Notes upon the occurrence of a Change in Control. See " -- Purchase of Discount Notes upon a Change in Control" below. Under certain circumstances, Holdings shall be required to make an offer to purchase all or a portion of the Discount Notes with proceeds received in connection with an Asset Sale. See " -- Certain
Covenants -- DISPOSITION OF PROCEEDS OF ASSET SALES" below.

SINKING FUND

     The Discount Notes are not entitled to the benefit of any sinking fund.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Securities at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock of Holdings; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (for purposes of this clause (i), the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the then outstanding Voting Stock of Holdings than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings, TPC Holding or TPC (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Holdings, TPC Holding or TPC, as the case may be, was approved by a vote of 66 2/3% of the directors of Holdings, TPC Holding or TPC, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings, TPC Holding or TPC, as the case may be, then in office;

          (iii) the merger or consolidation of Holdings, TPC Holding or the Company with or into another Person or the merger of another Person with or into Holdings, TPC Holding or the Company, or the sale of all or substantially all the assets of Holdings, TPC Holding or the Company to another Person (in each case other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of Holdings, TPC Holding or the Company, as applicable, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Holdings, TPC Holding or the Company, as applicable, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation or a parent corporation that owns all of the capital stock of such corporation that represent immediately after such transaction, at least 35% of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be; or

          (iv) Holdings directly or indirectly ceases to own 100% of the Capital Stock of TPC.

     Within 30 days following any Change of Control, the Company shall mail a notice to the Trustee and to each Holder stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Discount Notes at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 45 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Discount Notes purchased.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Discount Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The use of the terms "all or substantially all" and "substantially as an entirety" in provisions of the Discount Notes Indenture such as clause (iii) of the definition of "Change in Control" and under "-- Merger and Consolidation" has no clearly established meaning under New York law (which governs the Discount Notes Indenture) and has been the subject of limited judicial interpretation in few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, or a disposition of such assets "substantially as an entirety," which uncertainty should be considered by prospective investors in the Discount Notes.

     Subject to the limitations discussed below, TPC, TPC Holding or Holdings could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Discount Notes Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect TPC's, TPC Holding's or Holdings' capital structure or credit ratings. Restrictions on the ability of Holdings to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Discount Notes, as the case may be, then outstanding. Except for the limitations contained in such covenants, however, the Discount Notes Indenture does not contain any covenants or provisions that may afford holders of the Discount Notes protection in the event of a highly leveraged transaction.

     If a Change of Control offer is made, there can be no assurance that Holdings will have available funds sufficient to pay the purchase price for all of the Discount Notes that might be delivered by holders of the

Discount Notes seeking to accept the Change of Control offer. The failure of Holdings to make or consummate the Change of Control offer or pay the purchase price when due will give the Discount Notes Trustee and the holders of the Discount Notes the rights described under "-- Events of Default."

     The existence of a holder's right to require Holdings to offer to repurchase such holder's Discount Notes upon a Change of Control may deter a third party from acquiring Holdings in a transaction which constitutes a Change of Control.

     Holdings' guarantee of TPC's obligations under the Bank Credit Agreement, under certain circumstances, prohibits Holdings from purchasing any Discount Notes prior to June 30, 2004, and also provides that the occurrence of certain change of control events with respect to TPC, TPC Holding and Holdings constitutes a default thereunder. In the event a Change of Control occurs at a time when Holdings is prohibited from purchasing Discount Notes, Holdings could seek the consent of its lenders to the purchase of Discount Notes or could attempt to refinance the borrowings that contain such prohibition. If Holdings does not obtain such a consent or repay such borrowings, Holdings will remain prohibited from purchasing Discount Notes. In such case, Holdings' failure to purchase tendered Discount Notes would constitute an Event of Default under the Discount Notes Indenture which would, in turn, constitute a default under the Bank Credit Agreement.

     Future indebtedness of Holdings may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Holdings to repurchase the Discount Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Holdings. Finally, Holdings' ability to pay cash to the holders of Discount Notes following the occurrence of a Change of Control may be limited by Holdings' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Discount Notes Indenture relating to Holdings' obligation to make an offer to repurchase the Discount Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Discount Notes.

CERTAIN COVENANTS

     The Indentures each covenants including, among others, the following:

     LIMITATION ON INDEBTEDNESS. (a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, Incur, directly or indirectly, and Indetedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio of Holdings exceeds 1.75 to 1.0 if such Indebtedness is Incurred from the Issue Date through June 30, 1999, and 2.0 to 1.0 if such Indebtedness is Incurred thereafter. Notwithstanding the foregoing, Holdings may Guarantee any Indebtedness permitted to be Incurred by its Subsidiaries pursuant to the Notes Indenture and TPC Holding may not directly Incur as primary obligor any Indebtedness.

     (b) Notwithstanding the foregoing paragraph (a), TPC or any Subsidiary of TPC that is a Restricted Subsidiary may Incur, directly or indirectly, any Indebtedness if, on the date of such Incurrence, the Consolidated Coverage Ratio of TPC exceeds 2.0 to 1.0 if such Indebtedness is Incurred from the Issue Date through June 30, 1999, and 2.25 to 1.0 if such Indebtedness is Incurred thereafter.

     (c) Notwithstanding the foregoing paragraphs (a) and (b), Holdings and its Restricted Subsidiaries may Incur any or all of the following Indebtedness: (1) Indebtedness Incurred pursuant to the Term Loan Provisions of the Bank Credit Agreement or any indenture or term loan provisions of any other credit or loan agreement in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (1) and then outstanding, does not exceed (A) $140.0 million LESS (B) the aggregate amount of all principal repayments of any such Indebtedness made after the Original Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Indebtedness); (2) Indebtedness Incurred pursuant to the Revolving Credit Provisions of the Bank Credit Agreement or any other revolving credit facility in a principal amount which, when taken together with all letters of credit and the principal amount of all other Indebtedness Incurred pursuant to this clause (2) and then outstanding does not exceed the greater of $40.0 million and the sum of (A) 65% of the book value of the inventory of Holdings and its Restricted Subsidiaries and (B) 85% of the book value of the accounts receivables of Holdings and its Restricted Subsidiaries;
(3) Indebtedness owed to and held by Holdings or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to Holdings or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issurer; (4) the Discount Notes, the Security Guarantee, the Original Notes, the Notes or any Indebtedness, the proceeds of which are used to Refinance the Discount Notes, the Security Guarantee, the Original Notes or the Notes in whole or in part; (5) Indebtedness outstanding on the Original Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this paragraph (c)); (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or
(b) or pursuant to clause (4) or (5) or this clause (6) or pursuant to the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" below; (7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by Holdings or its Restricted Subsidiaries pursuant to the Indenture; (8) Indebtedness of Holdings or its Restricted Subsidiaries consisting of obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by Holdings or any Restricted Subsidiary permitted under the Indenture; (9) Capital Lease Obligations in an aggregate principal amount not exceeding $7.5 million at any one time outstanding; and
(10) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (9) above or paragraph
(a) or (b)) does not exceed $15 million at any one time outstanding.

     (d)  For purposes of determining compliance with the covenant entitled
"-- Limitation on Indebtedness," (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Holdings, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. Holdings shall not permit any Restricted Subsidiary to issue any Preferred Stock except:

          (a) Preferred Stock issued to and held by Holdings or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to Holdings or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Preferred Stock by the issuer thereof;

          (b) Preferred Stock of a Subsidiary outstanding on or prior to the date on which such Subsidiary was acquired by Holdings or a Subsidiary of Holdings (other than Preferred Stock issued in connection with, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Holdings); provided, however, that on the date of such acquisition and after giving effect thereto, either (i) Holdings would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the covenant described under "-- Limitation on Indebtedness," or (ii) if such Subsidiary is a Subsidiary of TPC, TPC would have been able to Incur at least $1.00 of additional Indebtebness pursuant to clause (b) of the covenant described under " -- Limitation on Indebtedness;"

          (c)  Preferred Stock outstanding on the Issue Date;

          (d) Preferred Stock which is not Disqualified Stock; PROVIDED, HOWEVER, that such Restricted Subsidiary shall not pay cash dividends on such Preferred Stock.

     LIMITATION ON LIENS. Neither Holdings nor TPC Holding shall directly or indirectly, Incur or permit to exist any Lien on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Discount Notes shall be equally and ratably secured with (or prior to in the case of a Lien securing a Subordinated Obligation of Holdings or TPC Holding) the obligation so secured.

     LIMITATION ON RESTRICTED PAYMENTS. (a) Holdings shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time of and after giving effect to, the proposed Restricted
Payment: (i) a Default shall have occurred and be continuing (or would result therefrom); (ii) in the case of a Restricted Payment by Holdings and its Restricted Subsidiaries other than TPC and its Restricted Subsidiaries, Holdings is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph
(a) of the covenant described under "-- Limitation on Indebtedness" and, in the case of a Restricted Payment by TPC and its Restricted Subsidiaries, TPC is not able to Incur and an additional $1.00 of Indebtedness pursuant to paragraph
(b) of the covenant described under " -- Limitation on Indebtedness"; or (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); PROVIDED, HOWEVER, that if the Discount Notes achieve an Investment Grade Rating as of the end of any fiscal quarter, the percentage for the fiscal quarter after such fiscal quarter (and for any other fiscal quarter where, on the first day of such fiscal quarter, the Discount Notes shall have an Investment Grade Rating) will be 100% of Consolidated Net Income during each fiscal quarter after such fiscal quarter; PROVIDED FURTHER, HOWEVER, that if such Restricted Payment is to be made in reliance upon an additional amount permitted pursuant to the immediately preceding proviso, the Discount Notes must have an Investment Grade Rating at the time such Restricted Payment is declared or, if not declared, made; (B) the aggregate Net Cash Proceeds received by Holdings from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Holdings and other than an issuance or sale to an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees); (C) the aggregate Net Cash Proceeds received by Holdings subsequent to the Issue Date from the issue or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or a trust established by Holdings or any of its Subsidiaries for the benefit of their employees; PROVIDED, HOWEVER, that with respect to any such Net Cash Proceeds received from such an employee stock ownership plan or trust through the Incurrence of Indebtedness in connection with such issue or sale of Capital Stock, which Indebtedness also constitutes Indebtedness of Holdings, such aggregate Net Cash Proceeds shall be limited to an amount equal to any increase in the Consolidated Net Worth of Holdings resulting from principal repayments made by such employee stock ownership plan with respect to such Indebtedness; (D) the amount by which Indebtedness of Holdings or its Subsidiaries is reduced on Holdings' consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of Holdings) subsequent to the Issue Date, of any Indebtedness of Holdings or its Subsidiaries for Capital Stock (other than Disqualified Stock) of Holdings (less the amount of any cash, or the fair value of any other property, distributed by Holdings or its Subsidiaries upon such conversion or exchange), whether pursuant to the terms of such Indebtedness or pursuant to an agreement with a creditor to engage in an equity for debt exchange; (E) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Holdings or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to Holdings' equity interest in such Subsidiary) of the fair market value (as determined in good faith by Holdings' Board of Directors) of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Holdings or any Restricted Subsidiary in such Unrestricted Subsidiary; (F) to the extent not covered in clauses (A) through (E) above, the aggregate net cash proceeds received after the Issue Date by the Company as capital contributions (other than from any of its Restricted Subsidiaries) and (G) $7.5 million.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Holdings (other than (A) Disqualified Stock, (B) Capital Stock issued or sold to a Subsidiary of Holdings or (C) Capital Stock issued or sold to an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees to the extent that such employee stock ownership plan or trust has Incurred Indebtedness to finance the purchase of such Capital Stock, which Indebtedness also constitutes Indebtedness of Holdings); PROVIDED, HOWEVER, that
(A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations (other than Disqualified Stock) made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of Holdings which is permitted to be Incurred pursuant to the covenant described under "--
Limitation on Indebtedness;" PROVIDED, HOWEVER, such new Subordinated Obligations constitute Refinancing Indebtedness PROVIDED, FURTHER, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) a payment by Holdings to TPC Holding, TPC or any Restricted Subsidiary to the ESOP, to be used to repurchase, redeem, acquire or retire for value any Capital Stock of Holdings pursuant to any stockholders' agreement, management equity subscription plan or agreement, stock option plan or agreement, or other employee plan or agreement or employee benefit plan in effect as of the Issue Date or such similar employee plan or agreement or employee benefit plan as may be adopted by Holdings or TPC from time to time; PROVIDED, HOWEVER, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $3,000,000 in any fiscal year; PROVIDED FURTHER, HOWEVER, that such amount shall be excluded in the calculation of Restricted Payments; (v) a payment by Holdings, TPC Holding, TPC or an Restricted Subsidiary to the ESOP to be used to repurchase Capital Stock of Holdings pursuant to the requirements of the ESOP in an aggregate amount in any fiscal year not to exceed the minimum amount required to be paid in cash under the ESOP as in effect on the Original Issue Date; PROVIDED, HOWEVER, that such amount shall be excluded in the calculation of Restricted Payments; and (vi) a payment pursuant to the Tax Sharing Agreement; PROVIDED, HOWEVER, that such amounts shall be excluded in the calculation of Restricted Payments.

     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. Holdings shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to Holdings or a Restricted Subsidiary or pay any Indebtedness owed to Holdings, (b) to make any loans or advances to Holdings or (c) to transfer any of its property or assets to Holdings, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Holdings (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Holdings) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause
(iii); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Securityholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases to the extent such provisions restrict the transfer of the lease or the property leased thereunder or in purchase money financings; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) encumbrances or restrictions imposed by operation of applicable law; and (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) Holdings shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) Holdings or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including the value of all non-cash consideration), as determined in good faith by the Board of Directors of Holdings, of the shares and assets subject to such Asset Disposition, and at least 85% of the consideration thereof received by Holdings or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Holdings (or such Restricted Subsidiary, as the case may be) (A) FIRST, (1) in the case of an Asset Disposition by Holdings or a Restricted Subsidiary of Holdings other than TPC and its Subsidiaries to the extent Holdings (or such Restricted Subsidiary) elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase (I) Indebtedness of Holdings that is PARI PASSU with the Discount Notes as required by the terms thereof, and to offer concurrently with such repayment or repurchase to repay or repurchase any outstanding Discount Note in the manner described in paragraph (b) below; PROVIDED, HOWEVER, that the principal amount of Discount Notes which Holdings shall offer to repay or repurchase pursuant to this clause shall be no less than the product of (x) the Net Cash Proceeds and (y) a fraction the numerator of which shall be the aggregate outstanding Accreted Value of the Discount Notes on the date of such offer and the denominator of which shall be the total of the aggregate outstanding principal amounts or accreted value of all Indebtedness of Holdings that is PARI PASSU with the Discount Notes and is entitled to be repurchased upon such Asset Sale and the aggregate Accreted Value of the Discount Notes or (II) Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary or such Restricted Subsidiary in the case of each of the foregoing clauses (I) and (II) other than Indebtedness owed to Holdings or an Affiliate of Holdings other than The Huff Alternative Income Fund, L.P. or any Affiliate thereof) or, (2) in the case of an Asset Disposition by TPC or its Restricted Subsidiaries, to the extent TPC or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness of TPC or such Restricted Subsidiary), to prepay, repay, redeem or purchase Indebtedness (other than Disqualified Stock) of the Company or such Restricted Subsidiary (in each case other than Indebtedness owed to TPC or an Affiliate of TPC), in the case of the foregoing clauses (1) and (2) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) SECOND, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent Holdings or a Restricted Subsidiary elects, to acquire Additional Assets; PROVIDED, HOWEVER, that Holdings or such Restricted Subsidiary shall be required to commit such Net Available Cash to the acquisition of Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash (the "Receipt Date") and shall be required to consummate the acquisition of such Additional Assets within 18 months from the Receipt Date; (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses
(A) and (B), to make an offer pursuant to paragraph (b) below to the holders of the Discount Notes pursuant to and subject to the conditions contained in the Discount Notes Indenture; and (D) FOURTH, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) to (x) the acquisition by Holdings or any Wholly Owned Subsidiary or such Restricted Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of Holdings (other than Indebtedness owed to an Affiliate of Holdings) or Indebtedness of any Subsidiary (other than Indebtedness owed to Holdings or an

Affiliate of Holdings other than the Huff Alternative Income Fund, L.P., or any Affiliate thereof), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; PROVIDED, HOWEVER, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, Holdings or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, Holdings and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $3.5 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments. Notwithstanding the foregoing, any Asset Disposition which is also an Asset Disposition governed by the Notes Indenture shall satisfy this convenant if such Asset Disposition is made, and the Net Available Cash therefrom applied, in accordance with the terms of the Notes Indenture. Notwithstanding anything contained in this "-- Certain Covenants" section to the contrary, the Company shall not sell, convey, pledge, hypothecate or otherwise transfer the Houston Facility substantially as an entirety in one transaction or a series of related transactions to any Person (other than a Restricted Subsidiary), except for (i) pledges or security interests granted in connection with securing Indebtedness borrowed under the Bank Credit Agreement, and (ii) transactions that comply with the "-- Merger and Consolidation" covenant described below.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the express assumption of any Indebtedness of a Restricted Subsidiary other than TPC Holding and the release of Holdings or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by Holdings or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of closing the transaction.

     (b) In the event of an Asset Disposition that requires the purchase of the Discount Notes pursuant to clause (a)(ii)(A) or (C) above, Holdings will be required to purchase Discount Notes tendered pursuant to an offer by Holdings for the Discount Notes at a purchase price of 100% of their Accreted Value (without premium) plus accrued but unpaid interest in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Discount Notes Indenture. If the aggregate purchase price of the Discount Notes tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, Holdings will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above.

     (c) Holdings shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Discount Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Holdings shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     LIMITATION ON AFFILIATE TRANSACTIONS. (a) Holdings shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in a comparable transaction on arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $2.5 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors of Holdings having no material personal financial stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $5 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to Holdings or its Restricted Subsidiary, as the case may be.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments," or any payment or transaction specifically excepted from the definition of Restricted Payment, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Holdings or the board of directors of the relevant Restricted Subsidiary, (iii) the grant of stock options or similar rights to employees and directors of Holdings pursuant to plans approved by the Board of Directors of Holdings or the board of directors of the relevant Restricted Subsidiary, (iv) loans or advances to officers, directors or employees in the ordinary course of business, (v) the payment of reasonable fees to directors of Holdings and its Restricted Subsidiaries who are not employees of Holdings or its Restricted Subsidiaries,
(vi) any Affiliate Transaction between Holdings and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vii) the purchase of or the payment of Indebtedness of or monies owed by Holdings or any of its Restricted Subsidiaries for goods or materials purchased, or services received, in the ordinary course of business, (viii) the purchase of or payment of Indebtedness of or monies owed by Holdings or any of its Restricted Subsidiaries or fees to be paid to Sterling or any Affiliate of Sterling, in each case pursuant to a written agreement in existence on the Issue Date, and (ix) the Tax Sharing Agreement and any payments thereunder, and (x) any Affiliate Transaction among Holdings or any Subsidiary and The Huff Alternative Income Fund, L.P. or any of its Affiliates pursuant to agreements in existence on the Issue Date.

     LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. Holdings shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to Holdings or a Wholly Owned Subsidiary or (ii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary remains a Restricted Subsidiary; PROVIDED, HOWEVER, that in connection with any such sale or disposition of Capital Stock Holdings or any such Restricted Subsidiary complies with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock"; PROVIDED, FURTHER, HOWEVER,that in no event may TPC Holding, Holdings or any Restricted Subsidiary that owns the Houston Facility dispose of its Capital Stock pursuant to clause (ii).

     MERGER AND CONSOLIDATION. Holdings shall not consolidate with or merge with or into any other corporation or sell, convey, transfer or lease its properties and assets, in one transaction or a series of transactions, substantially as an entirety to any Person or group of affiliated Persons or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would result in a sale, conveyance, transfer, or lease substantially as an entirety of the properties and assets of Holdings and its Restricted Subsidiaries on a consolidated basis to any Person or any group of affiliated Persons, unless: (i) the resulting, surviving or transferee Person or Persons (the "Successor Company") shall be in the case of a transaction in which Holdings is a party, a corporation and, in the case of a transaction in which any Restricted Subsidiary is a party, a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company in the case of a transaction in which Holdings is a party (if not Holdings) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Discount Notes Trustee, in form satisfactory to the Discount Notes Trustee, all the obligations of Holdings under the Discount Notes and the Discount Notes Indenture; (ii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, in the case of a sale, conveyance, transfer, or lease pursuant to which Holdings or any of its Restricted Subsidiaries other than TPC and its Restricted Subsidiaries is a party, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to the first sentence of paragraph (a) of the covenant described under " -- Certain Covenants -- Limitation on Indebtedness" or, in the case of a sale, conveyance, transfer, or lease pursuant to which TPC or any of its Restricted Subsidiaries is a party, the Successor Company would be able to Incur an additional

$1.00 of Indebtedness pursuant to the first sentence of paragraph (b) of the covenant described under " -- Certain Covenants -- Limitation on Indebtedness" (and in each such case treating any Indebtedness not previously an obligation of Holdings or any Subsidiary which becomes an obligation of the Successor Company or any Subsidiary in connection with or as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction); (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Holdings prior to such transaction minus any costs incurred in connection with such transaction; and (v) Holdings shall have delivered to the Discount Notes Trustee an officers' certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Discount Notes Indenture. Notwithstanding the foregoing clauses (ii), (iii) and (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to TPC and TPC Holding may merge with and into TPC.

     TPC Holding shall not consolidate with or merge with or into any other Person or convey, transfer or lease its properties and assets, in one transaction or a series of transactions, substantially as an entirety to any Person or group of affiliated Persons, unless: (i) The resulting, surviving or transferee Person (the "TPC Holding Successor Company") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not TPC Holding) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Discount Notes Trustee, in form satisfactory to the Discount Notes Trustee, all the obligations of TPC Holding under its Guarantee of the Discount Notes and the Discount Notes Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the TPC Holding Successor Company or any Subsidiary as a result of such transaction as having been incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and (iii) TPC Holding shall have delivered to the Discount Notes Trustee an officers' certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Discount Notes Indenture. Notwithstanding the foregoing, TPC Holding may merge with and into either TPC or Holdings.

     SEC REPORTS. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings shall provide the Trustee and Discount Notes Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

     An Event of Default is defined in the Discount Notes Indenture as (i) a default in the payment of interest on any Discount Note, when due, continued for 30 days, (ii) a default in the payment of principal of any Discount Note, when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Discount Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness,"
"-- Limitation on Indebtedness and Preferred Stock of Restricted
Subsidiaries," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," -- "Limitation on Sales of Assets and Subsidiary Stock," " -- Limitation on Affiliate Transactions," "Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," or "-- SEC Reports," (v) the failure by Holdings to comply for 60 days after notice with its other agreements contained in the Discount Notes Indenture, (vi) Indebtedness of Holdings or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the
"cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Holdings, or any Significant Subsidiary (the "bankruptcy provisions") (viii) any judgment or decree for the payment of money in excess of $5 million is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) the Security Guarantee shall cease to be, or be asserted in writing by Holdings or TPC Holding not to be, in effect. However, a default under clause (iv) or (v) will not constitute an Event of Default until the Discount Notes Trustee or the holders of 25% in principal amount at final maturity of the outstanding Discount Notes notify Holdings of the default and Holdings does not cure such default within the time specified after receipt of such notice.

     If an Event of Default (other than the bankruptcy provisions relating to Holdings) occurs and is continuing, the applicable Trustee or the holders of at least 25% in principal amount at final maturity of the outstanding Discount Notes may declare the principal of and accrued but unpaid interest on all the Discount Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to the bankruptcy provisions relating to Holdings occurs and is continuing, the principal of and interest on all the Discount Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Discount Notes Trustee or any holders of the Discount Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Discount Notes may rescind any such acceleration with respect to the Discount Notes and its consequences.

     Subject to the provisions of the Discount Notes Indenture relating to the duties of the Discount Notes Trustee, in case an Event of Default occurs and is continuing, such Discount Notes Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the holders of the Discount Notes unless such holders have offered to the Discount Notes Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Discount Note may pursue any remedy with respect to the Discount Notes Indenture or the Discount Notes unless (i) such holder has previously given the Discount Notes Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount at final maturity of the outstanding Discount Notes have requested the Discount Notes Trustee to pursue the remedy, (iii) such holders have offered the Discount Notes Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Discount Notes Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount at final maturity of the outstanding Discount Notes have not given the Discount Notes Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount at final maturity of the outstanding Discount Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Discount Notes Trustee or of exercising any trust or power conferred on the Discount Notes Trustee. The Discount Notes Trustee, however, may refuse to follow any direction that conflicts with law or the Discount Notes Indenture or that the Discount Notes Trustee determines is unduly prejudicial to the rights of any other holder of a Discount Notes, or that would involve the Discount Notes Trustee in personal liability. A holder's right to individually institute a suit for enforcement of the payment of principal or interest, however, is not impaired by the Event of Default provisions.

     The Discount Notes Indenture provides that if a Default occurs and is continuing and is known to the Discount Notes Trustee, such Trustee must mail to each holder of the Discount Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Discount Notes, the Discount Notes Trustee may withhold notice if and so long as the board of directors, the executive committee or a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Discount Notes. In addition, Holdings is required to deliver to the Discount Notes Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Holdings also is required to deliver to the Discount Notes Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Holdings is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Discount Notes Indenture may be amended with the consent of the holders of a majority in principal amount at final maturity of the Discount Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Discount Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount at final maturity of the Discount Notes then outstanding.

     Without the consent of each holder of an outstanding Discount Note affected thereby, no amendment may (i) reduce the amount of Discount Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Discount Note, (iii) reduce the principal of or extend the Stated Maturity of any Discount Note, (iv) reduce the premium payable upon the redemption of any Discount Note or change the time at which any Discount Note may be redeemed as described under "-- Optional Redemption" above, (v) make any Discount Note payable in money other than that stated in the Discount Note, (vi) impair the right of any holder of the Discount Notes to receive payment of principal of and interest on such holder's Discount Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Discount Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or (viii) make any change to the subordination provisions of the Discount Notes Indenture that would adversely affect the holders of the Discount Notes.

     Without the consent of any holder of the Discount Notes, Holdings and the Discount Notes Trustee may amend the Discount Notes Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of Holdings under the Discount Notes Indenture, to provide for uncertificated Discount Notes in addition to or in place of certificated Discount Notes (provided that the uncertificated Discount Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Discount Notes are described in
Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Discount Notes, to secure the Discount Notes, to add to the covenants of Holdings for the benefit of the holders of the Discount Notes or to surrender any right or power conferred upon Holdings, to make any change that does not adversely affect the rights of any holder of the Discount Notes or to comply with any requirement of the SEC in connection with the qualification of the Discount Notes Indenture under the Trust Indenture Act.

     The consent of the holders of the Discount Notes is not necessary under the Discount Notes Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Discount Notes Indenture becomes effective, the Company is required to mail to holders of the Discount Note a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Discount Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Discount Notes were issued in registered form and will be transferable only upon the surrender of the Discount Notes being transferred for registration of transfer. Holdings may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     Holdings at its option at any time may terminate all its obligations under the Discount Notes, and the Discount Notes Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Discount Notes to replace mutilated, destroyed, lost or stolen Discount Notes, and to maintain a registrar and paying agent in respect of the Discount Notes. In addition, Holdings at its option at any time may terminate its obligations under "Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation") (and any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Discount Notes), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) of the first paragraph under, "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     Holdings may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Holdings exercises its legal defeasance option, payment of the Discount Notes may not be accelerated because of an Event of Default with respect thereto. If Holdings exercises its covenant defeasance option, payment of the Discount Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of Holdings to comply with clause (iii) or (iv) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either defeasance option, Holdings must irrevocably deposit in trust (the "defeasance trust") with the Discount Notes Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Discount Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Discount Notes Trustee of an Opinion of Counsel to the effect that holders of the Discount Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     Fleet National Bank is the Trustee under the Discount Notes Indenture and has been appointed by Holdings as Registrar and Paying Agent with regard to the Discount Notes. Such bank may also act as a depository of funds for or makes loans to, and performs other services for, Holdings or its affiliates in the ordinary course of business in the future. The corporate trust office of the Discount Notes Trustee is located at 777 Main Street, Hartford, Connecticut 06115.

     The Holders of a majority in aggregate principal amount at final maturity of the outstanding Discount Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Discount Notes Trustee, or exercising any trust or power conferred on the Trustee, provided that in each case (i) such direction shall not be in conflict with any rule of law or with the Discount Notes Indenture, (ii) the Discount Notes Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and (iii) the Trustee need not take any action which might involve it in personal liability or be unjustly prejudicial to the Holders not joining in such direction. The Discount Notes Indenture provides that if an Event of Default occurs (and is not cured), the Discount Notes Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Discount Notes Trustee will be under no obligation to exercise any of its rights or powers under the Discount Notes Indenture at the request of any Holder of Discount Notes, unless such Holder shall have offered to the Discount Notes Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the the Discount Notes Indenture. The Discount Notes Trustee may resign from its duties with respect to the Discount Notes at any time or may be removed by Holdings. If the Discount Notes Trustee resigns, is removed or becomes incapable of acting as Discount Notes Trustee or if a vacancy occurs in the office of the Discount Notes Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Discount Notes Indenture.

     If the Discount Notes Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Discount Notes Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Discount Notes Indenture. The Discount Notes Indenture also contains certain limitations on the right of the Discount Notes Trustee, as a creditor of Holdings, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise.

GOVERNING LAW

     The Discount Notes Indenture provides that it and the Discount Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Accreted Value" as of any date (the "Specified Date") means, with respect to each $1,000 principal amount at final maturity of Discount Notes:

          (i) if the Specified Date is one of the following dates (each a "Semi-Annual Accrual Date"), the amount set forth opposite such date below:

      SEMI-ANNUAL ACCRUAL DATE          ACCRETED VALUE
-------------------------------------   --------------
     July 1, 1996....................     $   520.38
     January 1, 1997.................     $   555.51
     July 1, 1997....................     $   593.00
     January 1, 1998.................     $   633.03
     July 1, 1998....................     $   675.76
     January 1, 1999.................     $   721.37
     July 1, 1999....................     $   770.07
     January 1, 2000.................     $   822.05
     July 1, 2000....................     $   877.53
     January 1, 2001.................     $   936.77
     July 1, 2001....................     $ 1,000.00

          (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (B) an amount equal to the product of (i) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (ii) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; and

          (iii) if the Specified Date occurs after the last Semi-Annual Accrual Date, $1,000.

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) by Holdings or any Restricted Subsidiary, including any disposition by means of a merger or consolidation (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted
Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Holdings or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of Holdings or any Restricted Subsidiary or (iii) any other assets of Holdings or any Restricted Subsidiary outside of the ordinary course of business of Holdings or such Restricted Subsidiary (other than Holdings, (x) a disposition of any Excluded Asset, (y) a disposition by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to a Wholly Owned Subsidiary and (z) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or a disposition specifically excepted from the definition of Restricted Payment).

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Securities, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable by the Company under or in respect of the Bank Credit Agreement, as amended, refinanced or replaced from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means the Board of Directors of Holdings, TPC or TPC Holding, as applicable, or (except for the purposes of clause (ii) of the covenant described under " -- Certain Covenants -- Change of Control") any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters;

PROVIDED, HOWEVER, that (1) if Holdings or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period Holdings or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Holdings or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Holdings and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Holdings and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period Holdings or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by Holdings or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Holdings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). Notwithstanding the foregoing, "Consolidated Coverage Ratio", when used with respect to TPC, shall have the same meaning except that references therein (and in any defined terms contained therein) to "Holdings" and "Restricted Subsidiary" shall be deemed to refer to TPC and those Subsidiaries of TPC that are Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the total interest expense of Holdings and its consolidated Restricted Subsidiaries, without regard to its deductibility for federal income tax purposes, plus, to the extent not included in such total interest expense, and to the extent incurred by Holdings or its Restricted Subsidiaries, (i) interest expense attributable to capital leases and one-third of the rental expense attributable to operating leases,
(ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than Holdings or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by Holdings or any Restricted Subsidiary, and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of Holdings and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, Holdings' equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Holdings or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and
(B) Holdings' equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by Holdings or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any net income of any Restricted Subsidiary of TPC to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, TPC's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to TPC or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) TPC's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of TPC or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Holdings or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(iii)(E) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Holdings and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of Holdings ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of Holdings plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Depository" means The Depository Trust Company, its nominees and their respective successors.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated

Maturity of the Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and
"-- Certain Covenants -- Change of Control."

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of Holdings, (b) all depreciation expense of Holdings, (c) all amortization expense of Holdings, and (d) all other non-cash items reducing such Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursement for any subsequent period) less all non-cash items increasing such Consolidated Net Income (such amount calculated pursuant to this clause (d) not to be less than zero), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "Employee Offering" means the sale of shares of Common Stock by Holdings to certain employees of Holdings and its Subsidiaries and other investors following the Acquisition.

     "ESOP" means the Company's Employee Stock Ownership Plan.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" means (i) .4547 acres at 145343 Memorial Drive,
Houston, Texas; (ii) 30.007 acres located at Highway 6 and Briarforest, Houston, Harris County, Texas; (iii) 8.8962 acres located on Richmond and West Hollow Drive, Houston, Harris County, Texas; (iv) 2.9613 acres located at 8705-8707 Katy Freeway, Houston, Harris County, Texas; (v) a 4.14560 acre tract of land located at Highway 288 and South MacGregor Drive, Houston, Harris County, Texas;
(vi) lots 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20, Block 133 located at 206
North Kaufman, Ennis, Texas; and (vii) one airplane.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date consistently applied.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Securityholder" means the Person in whose name a Discount
Note is registered on the Registrar's books.

     "Houston Facility" means TPC's plant located at 8600 Park Place
Boulevard, Houston, Texas 77017, together with all land owned or leased by the Company adjacent or in proximity thereto, all improvements or additions to such plant or land, including docks, pipelines and facilities for traincar and truck service, all equipment, catalysts and other items used in the production, processing, purification, finishing, extraction, hydrogenation, dehydrogenation, dimerization, oxo-dehydrogenation, back-cracking, skeletal isomerization or fractionation of chemical products, feedstocks or intermediaries.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for Indebtedness; PROVIDED, HOWEVER, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security (other than the Discount Notes) shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed solely to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person making the advance or loan) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. "Investment" shall not include payments by Holdings to the ESOP (i) for the purpose of servicing Indebtedness of the ESOP, (ii) for the purpose of paying administrative expenses of the ESOP, and (iii) on behalf of employees of Holdings or its Subsidiaries that do not exceed, during any fiscal year, 10% of the aggregate compensation expense during such fiscal year attributable to employees of Holdings and its Subsidiaries who are eligible to participate in the ESOP. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted
Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to Holdings' equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; PROVIDED FURTHER, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an a mount (if positive) equal to (x) Holdings' "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Holdings' equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Holdings.

     "Investment Grade Rating" means a rating of BBB - or higher by S&P and Baa3 or higher by Moody's or the equivalent of such rating by S&P and Moody's or by any other Rating Agency selected as provided in the definition of Rating Agency.

     "Issue Date" means July 1, 1996.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record shall not be affected.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Moody's" means Moody's Investors Service, Inc.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, brokerage commissions, underwriting discounts or commissions or sales commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel, accountants and investment bankers) related to such Asset Disposition or converting to cash any other proceeds received, and any relocation and severance expenses as a result thereof, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition or made in order to obtain a necessary consent to such Asset Disposition or to comply with applicable law, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Holdings or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition; provided that to the extent any such reserve is reduced in accordance with GAAP in excess of the amount of cash paid in respect of such liability underlying such reserve, the amount of Net Available Cash from an Asset Disposition shall be increased by such excess amount. Further, with respect to an Asset Disposition by a Subsidiary which is not a wholly-owned Subsidiary, Net Available Cash shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by Holdings.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Permitted Holders" means (i) each Person who owns Capital Stock of Holdings on the date of issuance of (a) the Discount Notes or (b) the Common Stock in connection with the Employee Offering, (ii) any Person who on the date of original issuance of the Discount Notes is or was before such date an officer, director, stockholder, employee or consultant of Sterling, (iii) the ESOP, (iv) any savings or investment plan sponsored by Holdings, (v) with respect to any Person covered by the preceding clauses (i) through (iv) (A) in the case of an entity, any Affiliate of such Person, and (B) in the case of an individual, any spouse, parent, sibling, child or grandchild (in each case, whether such relationship arises from birth, adoption or through marriage), or
(vi) any trust, limited liability company, corporation, limited or general partnership or other entity, a majority of interest of the beneficiaries, stockholders, partners or owners (direct or beneficial) of which are Persons of the type referred to in the preceding clauses (i) through (v).

     "Permitted Investment" means an Investment by Holdings or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Holdings or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to Holdings or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as Holdings or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of Holdings or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Holdings or any Restricted Subsidiary or in satisfaction of judgments; and (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of business; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to the finance the construction, purchase or lease of, or repairs, improvements or addition to, property of such Person; PROVIDED, HOWEVER, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien the Indebtedness secured by such Lien shall have otherwise been permitted to be issued under this Indenture and, at the time incurred, the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the lesser of cost or fair market value of the assets or property so acquired or constructed; (g) Liens to secure Indebtedness permitted under the provisions described in clauses (b) or (c)(1),(2), or (6) (except for Indebtedness of Holdings or TPC Holding) of the convenant described under " -- Certain Covenants --Limitation on Indebtedness;" (h) Liens existing on the Issue Date; (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; PROVIDED, HOWEVER, that such Liens are not created, Incurred, or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary, PROVIDED, FURTHER, HOWEVER, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries or Holdings and its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person PROVIDED, HOWEVER, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; PROVIDED, FURTHER, HOWEVER, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries or Holdings and its Subsidiaries; (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person; (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be incurred under this Indenture, secured by a Lien on the same property securing such Hedging Obligations; (m) rights of setoff;
(n) any interest or title of a lessor in assets or property subject to Capital Lease Obligations; (o) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h), (i) and (j); PROVIDED, HOWEVER, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) that Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (h), (i), or (j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; (p) any renewal or extension of any of the Liens referred to in the foregoing clauses (a) through (o); and (q) Liens in addition to the Liens referred to in the foregoing clauses (a) through (p) securing Indebtedness of not more than $5,000,000 at any one time outstanding.

     "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Public Equity Offering" means an underwritten primary public offering of common stock of Holdings pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of Holdings has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Rating Agency" means S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the Securities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody's or both, as the case may be.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Holdings or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of Holdings or (y) Indebtedness of Holdings or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of Holdings, TPC Holdings or TPC on the Issue Date.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person), other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Holdings or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Holdings held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Holdings (other than a Restricted Subsidiary or The Huff Alternative Fund, L.P. or any Affiliate thereof), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Holdings that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of Holdings that is not an Unrestricted Subsidiary.

     "Revolving Credit Provisions" means the provisions in the Bank Credit Agreement pursuant to which the lenders have committed to make available to the Company a revolving credit facility in a maximum principal amount of $40 million.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Security Guarantee" means the guaranty of TPC Holding pursuant to the Discount Notes Indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "S&P" means Standard & Poor's Ratings Group.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred). "Stated Maturity" means, with respect to any installment of interest on the Discount Notes, the date specified in the Discount Notes as the fixed date on which such installment of interest is due and payable.

     "Stock Purchase Agreement" means the stock purchase agreement dated as of May 14, 1996, by and among TPC Holding, Holdings, certain shareholders of TOC, and certain shareholders of TPC.

     "Subordinated Obligation" means any Indebtedness of Holdings (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Discount Notes or the Security Guarantee, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, limited liability company, limited or general partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Tax Sharing Agreement" means any tax sharing agreement between TPC, TPC Holding and Holdings or any other person with which any Subsidiary of Holdings is required to, or is permitted to, file a consolidated tax return or with which Holdings is or could be part of a consolidated group for tax purposes.

     "Temporary Cash Investments" means: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or investments in any security issued by an investment company registered under
Section 8 of the Investment Company Act of 1940 that is a money market fund in compliance with all applicable requirements of SEC Rule 2a-7, or (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) investments in securities with maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

     "Term Loan Provisions" means the provisions in the Bank Credit Agreement pursuant to which the lenders have committed to make available to the Company $140 million of credit facilities in the form of amortizing term loans.

     "TOC" means Texas Olefins Company, a Texas Corporation.

     "TPC Holding" means TPC Holding Corp., a Delaware corporation.

     "Unrestricted Subsidiary" means (i) any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Holdings in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that TPC and TPC Holding or any Subsidiary which owns the Houston Facility may not be designated an Unrestricted Subsidiary; PROVIDED, FURTHER, HOWEVER, that either
(A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments." The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Indebtedness, Holdings could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of Holdings shall be by Holdings to the Discount Notes Trustee by promptly filing with the Discount Notes Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than Holdings or a Restricted Subsidiary) is owned by Holdings or one or more Wholly Owned Subsidiaries.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion represents the opinion of Bracewell & Patterson, L.L.P., counsel to the Company, insofar as it relates to law and legal conclusions concerning the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Discount Notes. This discussion does not address all aspects of federal income taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it address the federal income tax consequences which may be relevant to certain types of investors subject to special treatment under the federal income tax laws (for example, certain financial institutions, insurance companies, tax-exempt entities, broker-dealers, and taxpayers subject to the alternative minimum tax). In addition, this discussion does not discuss any aspects of state, local, or foreign tax laws. This discussion assumes that investors will hold their Discount Notes as "capital assets" (generally, property held for investment), within the meaning of
Section 1221 of the Code.

     No ruling from the Internal Revenue Service (the "IRS") will be requested with respect to any of the matters discussed herein. There can be no assurance that the IRS will not take a different position concerning the matters discussed below and that such positions would not be sustained. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF DISCOUNT NOTES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DISCOUNT NOTES.

     This discussion is based on the provisions of the Code, existing and proposed Treasury regulations promulgated thereunder (the "Regulations"), judicial authority interpreting the Code, and current administrative rulings and pronouncements of the IRS now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be retroactively applied in a manner that could result in federal income tax consequences different from those discussed below and could adversely affect a holder of Discount Notes.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means a holder of Discount Notes that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of source.

     CLASSIFICATION OF DISCOUNT NOTES. The Discount Notes will be treated as indebtedness for tax purposes. Set forth below is the expected federal income tax treatment of the Discount Notes. The IRS, however, could assert that the positions set forth below are improper. If so, a substantial portion of the discussion set forth below would be inapplicable, and the tax consequences to the holders of the Discount Notes would change, possibly with adverse tax consequences.

     Pursuant to Section 385(c) of the Code, a United States Holder of a Discount Note is required to treat such note as indebtedness for all United States federal tax purposes unless such holder discloses any such inconsistent treatment on his or her tax return. Section 385(c) is not binding on the IRS.

     AMOUNT OF ORIGINAL ISSUE DISCOUNT. The Discount Notes were issued with original issue discount within the meaning of Section 1273 of the Code. As a result, a United States Holder of a Discount Note generally is required to include such original issue discount in his or her gross income as interest income on a constant yield to maturity basis, in advance of the receipt of cash payments to which such income is attributable (regardless of whether the United States Holder is a cash or accrual taxpayer) and generally in increasing amounts over the life of the Discount Notes.

     The total amount of original issue discount with respect to a Discount Note will be equal to the excess of the "stated redemption price at maturity" of such Discount Note over the "issue price" of such Discount Note. The "issue price" of the Discount Note is discussed in detail below. The "stated redemption price at maturity" of a Discount Note will be equal to the sum of all payments, whether denominated as interest or principal, required to be made on such Discount Note other than payments of "qualified stated interest." A qualified stated interest payment is generally any one of a series of stated interest payments that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the debt instrument. Because interest is not payable on the Discount Notes until January 1, 2002, none of the interest payments will be payments of qualified stated interest and all such payments will be included in the stated redemption price at maturity.

     Because the initial purchaser of the Discount Notes acquired these securities only by purchasing Units (which included Common Stock), the Discount Notes were treated as having been issued as an investment unit for federal income tax purposes. The issue price of a Unit was equal to the first price at which a substantial amount of Units was sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers). The issue price for a Unit as so determined was allocated between the Discount Note and the Common Stock that comprised the Unit based on their relative fair market values at the time of issuance. Pursuant to these rules, of the purchase price for each Unit, Holdings allocated $520.38 to each Discount Note. This allocation, however, is not binding on the IRS, and there can be no assurance that the IRS will not challenge Holding's determination of the issue price of the Discount Notes. In addition, Holdings determination of the issue price of the Discount Notes is not necessarily indicative of the prices at which the Discount Notes may actually trade.

     TAXATION OF ORIGINAL ISSUE DISCOUNT. The amount of original issue discount to be included in a holder's gross income for any taxable year (regardless of whether the holder uses the cash or accrual method of accounting) is the sum of the "daily portions" of original issue discount with respect to the Discount Notes for each day during the taxable year or portion of the taxable year in which the holder holds such Discount Note ("accrued original issue discount"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount allocable to that accrual period. Accrual periods with respect to a Discount Note may be of any length selected by the holder and may vary in length over the term of the Discount Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Discount Note occurs on either the first or final day of an accrual period. The amount of original issue discount allocable to each accrual period will be equal to the excess of (a) the product of the "adjusted issue price" of the Discount Note at the beginning of an accrual period and the yield to maturity of such Discount Note (determined on the basis of a compounding assumption that reflects the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Discount Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of an accrual period will be equal to its original issue price increased by all previously accrued original issue discount (disregarding any reduction on account of acquisition premium described below) and reduced by the amount of all previous cash payments on the Discount Note. The yield to maturity is the interest rate, expressed as a constant annual interest rate, that when used in computing the present value of all payments of principal and interest to be paid in connection with the Discount Notes produces an amount equal to the issue price of the Discount Notes.

     Holdings will provide certain information to the IRS, and will furnish annually to record holders of the Discount Notes information with respect to original issue discount during the calendar year. Because this information is based upon the adjusted issue price of the Discount Note as if the holder were the original holder of the instrument, subsequent holders who purchase the Discount Notes for an amount other than the adjusted issue price and/or on a date other than the end of an accrual period will be required to determine for themselves the amount of original issue discount.

     A subsequent purchaser of a Discount Note having original issue discount also will be required to include annual accruals of original issue discount in gross income, for United States federal income tax purposes, in accordance with the rules described above, but the amount of the original issue discount may vary depending upon the amount paid for the debt instrument by the subsequent purchasers.

     In the event of a Change in Control, Holdings will be required to offer to redeem all of the Discount Notes. Based on the Regulations, the right of holders of the Discount Notes to require redemption of the Discount Notes upon the occurrence of a Change in Control will not affect the yield to maturity or the accrual of original issue discount of the Discount Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a Change in Control giving rise to the redemption will occur. Holdings has no present intention to treat the redemption provisions of the Discount Notes as affecting the computation of the yield to maturity or the accrual of original issue discount of any Discount Notes.

     ACQUISITION PREMIUM ON DISCOUNT NOTES. If a United States Holder purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date but less than its stated redemption price at maturity, the holder will be considered to have purchased such Discount Note at an "acquisition premium." Under the acquisition premium rules of the Code and Regulations promulgated thereunder, the amount of original issue discount that such holder must include in its gross income with respect to such Discount Note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year.

     MARKET DISCOUNT. If a United States Holder purchases a Discount Note, subsequent to its initial issuance, for an amount that is less than the "revised issue price" of the Discount Note as of the time of acquisition, the amount of such difference will generally be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. The Code provides that the "revised issue price" is the original issue price of a Discount Note plus the aggregate amount of previously accrued original issue discount, without regard to any reductions for acquisition premium, less payments other than qualified stated interest. Under the market discount rules, a holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of Discount Notes as ordinary income to the extent of the accrued market discount that has accrued while the instrument was held by such holder and that has not previously been included in income. In addition, the holder may be required to defer, until the maturity date of the Discount Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Discount Note.

     The Discount Notes provide for optional redemption and (in the case of a Change in Control) mandatory offers to purchase, in whole or in part, prior to maturity. If the Discount Notes were redeemed, a United States Holder generally would be required to include in gross income as ordinary income the portion of the gain recognized on the redemption attributable to accrued market discount, if any.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Discount Note, unless the holder elects to accrue market discount on a constant yield basis. In addition, a holder of a Discount Note may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method). This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a holder of Discount Notes makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of instruments, and with respect to the deferral of interest deductions incurred or maintained to purchase or carry such debt instruments, would not apply.

     AMORTIZABLE BOND PREMIUM. If a United States Holder purchases a Discount Note for an amount that is greater than the sum of all payments payable on the Discount Note after the purchase date, other than qualified stated interest, such holder will be considered to have purchased such Discount Note with "amortizable bond premium" equal in amount to such excess, and may elect to amortize such premium, using a constant yield method, over the remaining term of the Discount Note. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income (including original issue discount) from the Discount Note in such year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the IRS. The holder should consult with his or her tax advisor with respect to the general applicability of the amortizable bond premium rules of Section 171 of the Code to such holder, and whether the holder should make an election under these rules.

     ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. A holder of a Discount Note may elect to include all interest that accrues on the Discount
Note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest, original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

     In applying the constant yield method to a Discount Note with respect to which this election has been made, the issue price of the Discount Note will equal the holder's basis in the Discount Note immediately after its acquisition, the issue date of the Discount Note will be the date of its acquisition by the holder, and no payments on the Discount Note will be treated as payments of qualified stated interest. The election will generally apply only to the Discount Note with respect to which it is made and may not be revoked without the consent of the IRS.

     If this election is made with respect to a Discount Note with amortizable bond premium, the electing holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludable from gross income) held by the electing holder as of the beginning of the taxable year in which the Discount Note with respect to which the election is made is acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

     If the election to apply the constant yield method to all interest on a Discount Note is made with respect to a Discount Note on which there is market discount, the electing holder will be treated as having made the election described above under "-- Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such holder.

     SALE, EXCHANGE, REDEMPTION, RETIREMENT, OR OTHER DISPOSITION. In general, the United States Holder of a Discount Note will recognize gain or loss upon the sale, exchange, redemption, retirement, or other disposition of such debt instrument measured by the difference between (i) the amount of cash and the fair market value of property received in exchange therefor (less any portion of such amount that is allocable to accrued interest or original issue discount, which amount generally will be taxable as ordinary income) and (ii) the United States Holder's adjusted tax basis in such debt instrument.

     The initial tax basis in a Discount Note purchased by a United States Holder on the original issuance of such security will be equal to the portion of the issue price paid for the Unit allocable to the Discount Note, as discussed in "-- Amount of Original Issue Discount." The United States Holder's initial tax basis in the Discount Note will be increased by any accrued original issue discount (net of all amortized acquisition premium) and any market discount includable in such United States Holder's gross income, and decreased by the amount of any cash payments received by such United States Holder, regardless of whether such payments are denominated as principal or interest (other than payments of qualified stated interest), and amortizable bond premium, if any, deducted over the term of the Discount Notes.

     Any gain or loss on the sale, exchange, redemption, retirement, or other disposition of a Discount Note should generally be capital gain or loss (except as discussed in "-- Market Discount"), provided the Discount Note was a capital asset in the hands of the United States Holder. Any capital gain or loss will be long-term capital gain or loss or short-term capital gain or loss depending on the amount of time the debt instrument has been held.

     CLASSIFICATION OF DISCOUNT NOTES AND APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS. Section 163 of the Code provides that all of the original issue discount with respect to certain "applicable high yield discount obligations" will be bifurcated into two elements -- (i) an interest element that is deductible by the issuer only when paid and (ii) a disqualified portion for which the issuer receives no deduction (the "disqualified portion"). The
United States Holder of an applicable high yield discount obligation must continue to include original issue discount on the obligation as it accrues. A corporate United States Holder of an applicable high yield discount obligation, however, is allowed a dividends-received deduction for the part of the disqualified portion of the original issue discount that would have been treated as a dividend had it been distributed by the issuing corporation with respect to its stock.

     The deduction by Holdings of original issue discount on the Discount Notes will be limited because the Discount Notes constitute applicable high yield discount obligations. Further, since the Discount Notes are applicable high yield debt obligations, the disqualified portion of original issue discount will equal the lesser of such original issue discount or the product of the total original issue discount under the Discount Notes times the ratio of (a) the excess of the yield to maturity over the sum of the applicable federal rate plus six percentage points to (b) the yield to maturity.

     Corporate United States Holders will generally be eligible for the 70% dividends received deduction with respect to the disqualified portion of original issue discount on a Discount Note to the extent of

Holdings' accumulated or current earnings and profits. There can be no assurance that Holdings will have any earnings and profits. In any year in which Holdings has no earnings and profits, the disqualified portion of any original issue discount would not be eligible for the dividends received deduction.

BACKUP WITHHOLDING

     Certain non-corporate United States Holders of Discount Notes may be subject to backup withholding at the rate of 31% with respect to interest (including original issue discount) and cash received in certain circumstances upon the disposition of such securities. Generally, backup withholding is applied only when the taxpayer (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a United States Holders's United States federal income tax liability, provided that such United States Holder furnished the required information to the IRS.

UNITED STATES FEDERAL TAXATION OF NON-UNITED STATES HOLDERS

     This section discusses certain special rules applicable to a holder of Discount Notes that is a Non-United States Holder. For purposes of this discussion, a "Non-United States Holder" means a holder of Discount Notes that is not (i) an individual who is a citizen or resident of the United States; (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source.

     INTEREST AND ORIGINAL ISSUE DISCOUNT ATTRIBUTABLE TO THE DISCOUNT
NOTES. Subject to the discussion of backup withholding set forth below, payments of interest (including original issue discount) on the Discount Notes to a Non-United States Holder who is the beneficial owner of a Discount Note generally will not be subject to the 30% U.S. withholding tax under the portfolio interest exemption of the Code; provided, that (i) the beneficial owner of the Discount Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Holdings entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder; (ii) such beneficial owner is not a controlled foreign corporation that is related to Holdings through stock ownership; (iii) such beneficial owner is not a bank whose receipt of interest on a Discount Note is described in
Section 881(c)(3)(A) of the Code; and (iv) such beneficial owner satisfies the certification requirement (described generally below) set forth in Section 871(h) (in the case of individuals) or Section 881(c) (in the case of foreign corporations) of the Code and the Regulations thereunder.

     To satisfy the certification requirement referred to in (iv) above, the beneficial owner of a Discount Note, or a financial institution holding the Discount Note on behalf of such owner, must provide, in accordance with specified procedures, Holdings or its paying agent, as the case may be, with a statement to the effect that the beneficial owner is a Non-United States Holder. Such requirement generally will be met if (1) the beneficial owner provides his name and address, signs under penalties of perjury, and certifies that he is Non-United States Holder (which certification may be made on IRS Form W-8 (or substitute Form W-8)) or (2) a securities clearing organization, a bank or other financial institution holding the Discount Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes Holdings or its paying agent, as the case may be, with a copy thereof.

     Certain Regulations provide alternative methods for satisfying the certification requirement described above. The Regulations also require, in the case of Discount Notes held by a foreign partnership, that (i) the certification be provided by the partners rather than by the foreign partnership, and (ii) the partnership provide certain information, including a United States taxpayer identification number. The Regulations are effective for payments made after December 31, 1997.

     If the Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described above, payments of premium, if any, and interest (including original issue discount) made to Non-United States Holders with respect to the Discount Notes will be subject to a 30% United States withholding tax unless the beneficial owner of the Discount Note provides Holdings or its paying agent, as the case may be, with, and keeps current (i) a properly executed IRS Form 1001 (or successor form) claiming an exemption from United States withholding tax under a United States income tax treaty, or (ii) a properly executed IRS Form 4224 (or successor form) claiming such premium and/or interest is exempt from United States withholding tax because such premium and/or interest is effectively connected with the conduct of a United States trade or business by the Non-United States Holder, in which case the premium and/or interest will be subject to the United States federal income tax on net income at the rates applicable to United States persons generally (and with respect to corporate holders and under certain circumstances, the 30% branch profits tax).

     INFORMATION REPORTING AND BACKUP WITHHOLDING. In general, there is no United States information reporting or backup withholding tax on payments to Non-United States Holders who provide the appropriate certification described above regarding qualifying for the portfolio interest exemption from United States federal income tax for payments of principal or interest (including original issue discount) on the Discount Notes.

     Payment by Holdings of principal on the Discount Notes or payment by a United States office of a broker of the proceeds of a sale of the Discount Notes is subject to both backup withholding and information reporting unless the beneficial owner provides a completed IRS Form W-8 which certifies under penalties of perjury that such owner is a Non-United States Holder who meets all of the requirements for exemption from United States federal income tax on any gain from the sale, exchange, or retirement of the Discount Notes.

     In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of Discount Notes effected at the foreign office of a broker. If, however, such broker is, for United States federal income tax purposes a United States person, or a foreign controlled corporation, or a foreign person 50% or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, such payments will not be subject to backup withholding, but will be subject to information reporting unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or (ii) the beneficial owner otherwise established an exemption, provided such broker does not have actual knowledge that the payee is a United States person. Non-United States Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

     Any amounts withheld under backup withholding will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the IRS.

     GAIN ON DISPOSITION OF DISCOUNT NOTES. A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on disposition of the Discount Notes unless (i) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States, or (ii) in the case of a Non-United States Holder that is an individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

     UNITED STATES FEDERAL ESTATE TAXES. Subject to applicable treaty provisions, the Discount Notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is not a United States citizen or domiciliary of the United States at the date of death generally will not be included in such person's gross estate for United States federal estate tax purposes provided that (a) the decedent is not a 10% shareholder of Holdings, and (b) the decedent does not hold the Discount Notes in connection with a trade or business within the United States.

                              PLAN OF DISTRIBUTION

     This Prospectus is being used by the Huff Fund in connection with offers and sales of the Discount Notes in the over-the-counter market, in private transactions, or otherwise at negotiated prices related to prevailing market prices at the time of sale. The Company will not receive any proceeds from the sale of the Discount Notes. The Company has agreed to indemnify the Huff Fund against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the Huff Fund might be required to make in respect thereof.

     The Huff Fund owns approximately 10.9% of the Common Stock of Holdings. Under the terms of the Voting Agreement, the Huff Fund may cause Holdings to nominate a director to the Board of Directors of Holdings. See "Related Transactions" and "The Selling Security Holder."

                                 LEGAL MATTERS

     Certain legal matters with respect to the original issuance and sale of the Discount Notes are being passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas. Certain members of Bracewell & Patterson, L.L.P. own less than .5% of the outstanding Common Stock of Holdings.

                                    EXPERTS

     The combined financial statements of TOC, its subsidiaries and Clarkston as of the twelve months ended May 31, 1996 and the one month ended June 30, 1996 included in this Prospectus and Registration Statement have been audited by PriceWaterhouseCoopers LLP, independent public accountants, as stated in their report included herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of the Company as of June 30, 1998 and 1997 and for the years then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                           PAGE
                                           ----
Reports of Independent Accountants......   F-2
Financial Statements
     Consolidated Balance Sheet.........   F-4
     Consolidated Statement of
      Operations........................   F-5
     Consolidated Statement of
      Stockholders' Equity..............   F-6
     Consolidated Statement of Cash
      Flows.............................   F-7
     Notes to Consolidated Financial
      Statements........................   F-8

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Texas Petrochemical Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Texas Petrochemical Holdings, Inc. and subsidiary (the "Company") as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at June 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                         DELOITTE & TOUCHE LLP

Houston, Texas
August 4, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Texas Petrochemical Holdings, Inc.:

     We have audited the accompanying combined statements of operations, stockholders' equity and cash flows of Texas Olefins Company, subsidiaries and affiliate (Predecessor to Texas Petrochemicals Corporation) for the one month period ended June 30, 1996 and the twelve month period ended May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence, supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of Texas Olefins Company, subsidiaries and affiliate for the one month period ended June 30, 1996 and the twelve month period May 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 3 to the combined financial statements, effective June 1, 1995 the Company changed its method of accounting for impairment of long-lived assets.

                                                         COOPERS & LYBRAND
L.L.P.

Houston, Texas
August 16, 1996

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR)
                           CONSOLIDATED BALANCE SHEET
                 (IN THOUSAND OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                           JUNE 30,    JUNE 30,
                                             1998        1997
                                          ----------  ----------
                 ASSETS
Current assets:
     Cash and cash equivalents..........  $      956  $      101
     Accounts receivable -- trade.......      45,298      44,662
     Inventories........................      17,210      17,926
     Other current assets...............      13,636      19,692
                                          ----------  ----------
          Total current assets..........      77,100      82,381
Property, plant and equipment, net......     227,217     239,959
Investments in land held for sale.......       2,579       3,886
Investment in and advances to limited
  partnership...........................       3,035       2,969
Goodwill, net of accumulated
  amortization of $10,432 and $4,887....     174,143     179,598
Other assets, net.......................      13,163      12,748
                                          ----------  ----------
          Total assets..................  $  497,237  $  521,541
                                          ==========  ==========

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Bank overdraft.....................  $   --      $   10,157
     Accounts payable -- trade..........      28,000      29,942
     Accrued expenses...................      21,787      16,917
     Current portion of cash bonus plan
      liability.........................       7,811       7,811
     Current portion of long-term
      debt..............................       6,982       6,438
                                          ----------  ----------
          Total current liabilities.....      64,580      71,265
Revolving line of credit................      12,000      12,000
Long-term debt..........................     330,814     333,423
Cash bonus plan liability...............       9,766      17,573
Deferred income taxes and other.........      59,806      64,494
Commitments and contingencies (Note 10)
Common stock held by the ESOP...........      10,000      10,000
Less: unearned compensation.............      (6,000)     (8,000)
Stockholders' equity:
     Common stock, $0.01 par value,
      1,000,000 shares voting and
      100,000 shares non-voting
      authorized, 467,778 and 447,778
      voting shares issued and
      outstanding at June 30, 1998 and
      1997, respectively................           5           5
     Additional paid in capital.........      36,264      36,264
     Accumulated deficit................     (19,998)    (15,483)
                                          ----------  ----------
          Total stockholders' equity....      16,271      20,786
                                          ----------  ----------
               Total liabilities and
                  stockholders'
                  equity................  $  497,237  $  521,541
                                          ==========  ==========


          See accompanying notes to consolidated financial statements.

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 (IN THOUSAND OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                       PREDECESSOR
                                                 COMPANY           --------------------
                                           --------------------      ONE       TWELVE
                                             YEAR       YEAR        MONTH      MONTHS
                                            ENDED       ENDED       ENDED       ENDED
                                           JUNE 30,   JUNE 30,     JUNE 30,    MAY 31,
                                             1998       1997         1996       1996
                                           --------   ---------    --------   ---------
Revenues................................   $514,790   $ 490,246    $ 41,384   $ 455,585
Cost of goods sold......................    438,725     436,339      36,392     390,968
Depreciation and amortization...........     31,787      29,876       1,277      14,982
                                           --------   ---------    --------   ---------
    Gross profit........................     44,278      24,031       3,715      49,635
Selling, general and administrative
  expenses..............................      6,949       5,766       1,283       7,570
                                           --------   ---------    --------   ---------
         Income from operations.........     37,329      18,265       2,432      42,065
Interest expense (income)...............     40,533      39,386          76       1,630
Other income (expense)
    Gain (loss) on disposal of assets
      and investment securities,
      net...............................       (436)     --            (280)     (3,099)
    Impairment of investment in land....      --         --           --        (12,592)
    Other, net..........................        993       2,271         (88)       (236)
                                           --------   ---------    --------   ---------
                                                557       2,271        (368)    (15,927)
                                           --------   ---------    --------   ---------
         Income (loss) before income
           taxes, extraordinary loss
           and minority interest........     (2,647)    (18,850)      1,988      24,508
Provision (benefit) for income taxes....      1,868      (4,823)        761       7,903
                                           --------   ---------    --------   ---------
         Income (loss) before
           extraordinary loss and
           minority interest............     (4,515)    (14,027)      1,227      16,605
Extraordinary loss from early
  extinguishment of debt, net of tax
  benefit of $784.......................      --          1,456       --         --
Minority interest in net loss of
  consolidated subsidiary...............      --         --               9         143
                                           --------   ---------    --------   ---------
         Net income (loss)..............   $ (4,515)  $ (15,483)   $  1,236   $  16,748
                                           ========   =========    ========   =========
Pro Forma net income to reflect income
  taxes for Affiliate (Note 7)..........                           $  1,236   $  15,098
                                                                   ========   =========
Income (Loss) per common share:
         Before extraordinary loss......   $  (9.86)  $  (32.04)
         Extraordinary loss.............      --          (3.33)
                                           --------   ---------
                                           $  (9.86)  $  (35.37)
                                           ========   =========
Weighted average shares outstanding.....    457,778     437,778
                                           ========   =========


          See accompanying notes to consolidated financial statements.

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                                                 RETAINED       UNREALIZED
                                                 ADDITIONAL    CLASS A   CLASS B   AFFILIATE     EARNINGS         LOSS ON
                                       COMMON      PAID IN     COMMON    COMMON    COMMON     (ACCUMULATED)     INVESTMENT
                                        STOCK      CAPITAL      STOCK     STOCK     STOCK       (DEFICIT)       SECURITIES
                                       -------   -----------   -------   -------   -------    --------------    -----------
PREDECESSOR COMPANY:
Balance, May 31, 1995................                          $  200    $5,021    $1,000        $161,170         $(3,651)
Net income...........................                                                              16,749
Redemption of Class A & B Common.....
Sale of treasury stock...............
Dividends............................                                                             (16,526)
Net change in unrealized loss on
  investment securities..............                                                                               3,007
Cancellation of Class B Common.......                                    (1,214 )                 (71,626)
Cancellation of Class B Common.......                                        (7 )                    (461)
Redemption and cancellation of
  Affiliate common stock.............                                              (1,000 )
                                                 -----------   -------   -------   -------    --------------    -----------
Balance, May 31, 1996................                             200     3,800      --            89,306            (644)
Net income...........................                                                               1,236
Net change in unrealized loss on
  investment securities..............                                                                                (744)
Liquidating dividend to affiliate
  shareholders.......................                                                                (677)
                                                 -----------   -------   -------   -------    --------------    -----------
Balance, June 30, 1996...............                             200     3,800      --            89,865          (1,388)
THE COMPANY:
Adjustments due to Acquisition.......  $    5      $36,264       (200 )  (3,800 )    --           (89,865)          1,388
Net loss.............................                                                             (15,483)
                                       -------   -----------   -------   -------   -------    --------------    -----------
Balance, June 30, 1997...............  $    5      $36,264     $ --      $ --      $ --          $(15,483)        $--
Net loss.............................                                                              (4,515)
                                       -------   -----------   -------   -------   -------    --------------    -----------
Balance, June 30, 1998...............  $    5      $36,264     $ --      $ --      $ --          $(19,998)        $--
                                       =======   ===========   =======   =======   =======    ==============    ===========


                                       TREASURY
                                         STOCK       TOTAL
                                       ---------    --------
PREDECESSOR COMPANY:
Balance, May 31, 1995................  $    (468)   $163,272
Net income...........................                 16,749
Redemption of Class A & B Common.....    (95,440)    (95,440)
Sale of treasury stock...............     22,600      22,600
Dividends............................                (16,526)
Net change in unrealized loss on
  investment securities..............                  3,007
Cancellation of Class B Common.......     72,840
Cancellation of Class B Common.......        468
Redemption and cancellation of
  Affiliate common stock.............                 (1,000)
                                       ---------
Balance, May 31, 1996................     --          92,662
Net income...........................                  1,236
Net change in unrealized loss on
  investment securities..............                   (744)
Liquidating dividend to affiliate
  shareholders.......................                   (677)
                                       ---------
Balance, June 30, 1996...............     --          92,477
THE COMPANY:
Adjustments due to Acquisition.......     --         (56,208)
Net loss.............................                (15,483)
                                       ---------    --------
Balance, June 30, 1997...............  $  --        $ 20,786
Net loss.............................                 (4,515)
                                       ---------    --------
Balance, June 30, 1998...............  $  --        $ 16,271
                                       =========    ========


          See accompanying notes to consolidated financial statements.

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                           PREDECESSOR
                                                  COMPANY             ---------------------
                                           ----------------------       ONE         TWELVE
                                             YEAR         YEAR         MONTH        MONTHS
                                            ENDED         ENDED        ENDED        ENDED
                                           JUNE 30,     JUNE 30,      JUNE 30,     MAY 31,
                                             1998         1997          1996         1996
                                           --------     ---------     --------     --------
Cash flows from operating activities:
    Net income (loss)...................   $ (4,515)    $ (15,483)    $  1,236     $ 16,748
    Adjustments to reconcile net income
      (loss) to cash flow from operating
      activities:
    Extraordinary loss..................      --            1,456        --           --
    Impairment of investment in land....      --           --            --          12,592
    Depreciation of fixed assets........     25,208        24,810        1,259       14,768
    Amortization of intangibles.........      6,579         5,066           18          214
    Amortization of debt issue costs and
      discount..........................      5,902         5,664        --           --
    Deferred income taxes...............     (3,334)       (2,897)        (237)      (5,829)
    Earnings from limited partnership...       (476)         (670)         190          202
    Change in:
         Accounts receivable............       (636)       (9,382)       7,723        1,593
         Inventories....................        716        (5,993)       3,069        2,230
         Other assets...................      1,839        (6,381)       1,424       (3,616)
         Accounts payable, accrueds and
           other........................      3,728         2,051         (768)       5,597
                                           --------     ---------     --------     --------
             Net cash provided by (used
               in) operating
               activities...............     35,011        (1,759)      13,914       44,499
Cash flows from investing activities:
    Capital expenditures................    (12,466)       (7,634)      (1,997)      (5,462)
    Proceeds from asset sales...........        871         4,754        --           --
    Acquisition of the Company, net of
      cash acquired.....................      --         (366,277)       --           --
    Distribution received from
      partnership.......................        410           525        --           --
    Purchase of investment securities...      --           --            --         (19,138)
    Proceeds from sale of Predecessor
      assets............................      --           16,288          702       32,821
                                           --------     ---------     --------     --------
             Net cash provided by (used
               in) investing
               activities...............    (11,185)     (352,344)      (1,295)       8,221
Cash flows from financing activities:
    Bank overdraft......................    (10,157)       10,157      (12,382)      12,382
    Net borrowings (repayments)
      revolving line of credit..........      --           (1,000)       3,000       10,000
    Proceeds from issuance of long-term
      debt..............................      3,192       398,000        --           --
    Payments on long-term debt..........     (9,706)      (62,219)       --          (1,022)
    Cash bonus plan payments............     (7,807)       (9,406)       --           --
    Debt issuance and organizational
      costs.............................       (493)      (16,304)       --           --
    Proceeds from sale of Common Stock,
      net...............................      --           32,976        --           --
    Reduction in note receivable from
      ESOP..............................      2,000         2,000        --           --
    Dividends paid......................      --           --            --         (16,526)
    Predecessor common stock
      transactions......................      --           --            --         (73,840)
                                           --------     ---------     --------     --------
             Net cash provided by (used
               in) financing
               activities...............    (22,971)      354,204       (9,382)     (69,006)
                                           --------     ---------     --------     --------
Net increase (decrease) in cash and cash
  equivalents...........................        855           101        3,237      (16,286)
Cash and cash equivalents, beginning....        101        --            1,543       17,829
                                           --------     ---------     --------     --------
Cash and cash equivalents, ending.......   $    956     $     101     $  4,780     $  1,543
                                           ========     =========     ========     ========


          See accompanying notes to consolidated financial statements.

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE ACQUISITION

     On July 1, 1996, Texas Olefins Company ("TOC") and a raw material supply contract of Clarkston Corporation (defined within these financial statements and related notes as the "Affiliate") were acquired for approximately $371 million in a series of transactions in connection with the Acquisition. After the transactions, TOC was merged with and into Texas Petrochemicals Corporation becoming a 100% owned subsidiary of Texas Petrochemical Holdings, Inc. In connection with the Acquisition, the Texas Petrochemicals Corporation issued $175 million aggregate principal amount of Original Notes and borrowed $140 million under the Bank Credit Agreement. Texas Petrochemical Holdings, Inc. issued $57.7 million in Discount Notes due 2007 (the "Discount Notes") for net proceeds of $30 million and sold $43.8 million in common stock, $10 million of which was financed under the Bank Credit Agreement. The combined proceeds from the issuance of debt and common stock were used to finance the Acquisition. On the closing date of the Acquisition, prior to closing, TOC sold to the previous majority shareholder of TOC for $7.8 million in cash a ranch of approximately 1,900 acres and the livestock and personalty thereon (the "Ranch") and 80% of the outstanding capital stock of Texas Falls Corporation ("The Falls") owned by TOC. In June 1996, the Affiliate was dissolved and a $677,000 liquidating dividend was declared to its shareholders.

     The sources and applications of funds required to consummate the Acquisition are summarized below.

                                              AMOUNT
                                               (IN
                                            MILLIONS)
                                           ------------
Sources of Funds:
     Bank Credit Agreement..............      $  140
     Original Notes.....................         175
     Discount Notes.....................          30
     Sale of Common Stock...............          34
                                           ------------
          Total.........................      $  379
                                           ============
Uses of Funds:
     Acquisition(1).....................      $  363
     Fees and expenses(2)...............          16
                                           ------------
          Total.........................      $  379
                                           ============

------------

(1) Acquisition cost is net of cash received from the sale of The Falls and the Ranch for combined proceeds of $7.8 million.

(2) Represents underwriting fees, legal, accounting and other professional fees payable in connection with the financing of the Acquisition.

     The Acquisition was accounted for using the purchase method of accounting and, therefore, the consolidated financial statements for the year ended June 30, 1997 reflect the purchase price allocated to the net assets acquired based on their estimated fair values as of July 1, 1996. The fair value of tangible assets acquired, net of liabilities assumed, was $179 million. The balance of the purchase price, $184 million, was recorded as goodwill and is being amortized over 40 years utilizing the straight-line method.

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following unaudited pro forma combined statement of income assumes the Acquisition occurred on June 1, 1995. The pro forma combined statement of income reflects several adjusting entries, including but not limited to, increased depreciation and amortization as a result of the increased basis in fixed assets and goodwill and increased interest expense from the incurrance of additional debt. The results are not necessarily indicative of the results which would actually have occurred if the purchase had taken place at June 1, 1995. Amounts are in millions, except share amounts.


                                              TWELVE
                                           MONTHS ENDED
                                           MAY 31, 1996
                                           ------------
Revenues................................      $ 454.2
Cost of goods sold......................        367.3
Depreciation and amortization...........         36.3
                                           ------------
     Gross profit.......................         50.6
Selling, general and administrative.....         12.7
                                           ------------
          Income from operations........         37.9
Interest expense........................         36.1
Other expense:
     Loss on disposal of assets and
       investment securities, net.......         (3.1)
     Impairment of investment in land...        (12.6)
     Other, net.........................          0.1
                                           ------------
                                                (15.6)
                                           ------------
          Loss before income taxes......        (13.8)
Provision for income taxes..............       --
                                           ------------
          Net loss......................      $ (13.8)
                                           ============
          Loss per share................      $(32.26)
                                           ============
          Weighted average shares
             outstanding................      427,778
                                           ============


2.  NATURE OF OPERATIONS

     The Company through its facility in Houston, Texas is the largest producer of butadiene and butene-1, and the third largest producer of MTBE, in North America, in terms of production capacity. In addition, the Company is the sole producer of diisobutylene and isobutylene concentrate in the United States and is the largest domestic merchant supplier of high purity isobutylene to the chemical market. The Company's products include: (i) butadiene, primarily used to produce synthetic rubber; (ii) MTBE, used as an oxygenate and octane enhancer in gasoline; (iii) n-butylenes (butene-1 and butene-2), used in the manufacture of plastic resins, fuel additives and synthetic alcohols; and (iv) specialty isobutylenes, primarily used in the production of specialty rubbers, lubricant additives, detergents and coatings.

     The Company's principal feedstocks are crude butadiene, isobutane and methanol. The Company purchases a significant portion of its crude butadiene requirements at prices, which are adjusted based on the Company's selling price of butadiene as well as the cost of natural gas used to produce butadiene, thereby providing the Company with a fixed profit on such sales. Methanol and isobutane are purchased at prices linked to prevailing market prices.

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements as of and for the year ended June 30, 1998 and 1997 include the accounts of Texas Petrochemical Holdings, Inc. and its wholly owned subsidiary, TPC Holding Corp. The financial statements for the periods prior to July 1, 1996 include the combined presentation of the accounts of TOC, Texas Petrochemicals Corporation, The Falls and the Affiliate, collectively referred to in these financial statements and related notes as the "Predecessor". TOC was merged with and into TPC in conjunction with the Acquisition as described in Note 1. The minority interest reflected in the accompanying Predecessor financial statements reflects approximately 20% of the common stock of The Falls not owned by the Company.

  CHANGE IN FISCAL YEAR END

     In June 1996 the Company's Board of Directors approved a change in the Company's fiscal year end to June 30 from May 31. Accordingly, the accompanying combined financial statements include results of operations and cash flows for the one month transition period.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

  INVESTMENT SECURITIES

     The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS 115). Management has classified all investments as available-for-sale. Cost is determined by specific identification. Purchases and sales are reflected on a trade date basis. Investment securities are carried at fair value with any unrealized gains or losses reported as a component of stockholders' equity, net of tax.

  INVENTORIES

     Inventories consist of raw materials, finished goods and chemicals used in processing and are valued at the lower of average cost or market.

     The Company may enter into product exchange agreements with suppliers whereby certain inventories are exchanged for raw materials. These exchanges are recorded at the lower of cost or market. Any resulting gains or losses from the utilization of these exchanges are reflected in cost of chemical products sold. Balances related to quantities due to or payable by the Company are included in inventory.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Turnaround costs for major units of the manufacturing facilities are capitalized and amortized over the life of the turnaround. Maintenance and repairs are charged to expense as incurred while significant improvements are capitalized. Upon retirement or sale of an asset, the asset and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

  DEPRECIATION

     Depreciation of property, plant and equipment is computed using the straight-line method over their estimated useful lives ranging from 3 to 31 years, with the plants being depreciated over 10 years.

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  DEBT ISSUE COSTS AND OTHER

     Debt issue costs relating to the Company's long-term debt are amortized to interest expense over the scheduled maturity of debt utilizing the interest method. Unamortized debt issue costs relating to long-term debt retired prior to its scheduled maturity are charged off as an extraordinary item. Other assets include patents and catalysts, which are amortized using the straight-line method over their useful lives ranging from 2 to 7 years.

  IMPAIRMENT OF ASSETS

     Prior to June 1, 1995, the Company recognized impairment of investments in land and property, plant and equipment at the time when a decline in value of an asset was determined to be permanent. Effective June 1, 1995, the Company adopted SFAS No. 121, "Impairment of Long-Lived Assets and Assets to be
Disposed of." During the twelve months ended May 31, 1996, the Company evaluated the carrying value of its investment in land in light of the possible sale of these assets in the foreseeable future and considering the criteria of SFAS No. 121, determined that an impairment write-down was necessary. As a result, the Company recorded a provision for estimated impairment of $12.6 million, with an associated tax benefit of $4.7 million, to write-down certain investments in land to estimated fair market value. Actual sales proceeds from investments in land may differ from the carrying amounts.

  REVENUE RECOGNITION

     The Company recognizes revenue from sales of refined products in the period of delivery.

  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires that deferred taxes be provided at enacted tax rates on temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes.

     The Affiliate of the Predecessor has elected for federal tax purposes to be taxed under provisions of Subchapter S of the Internal Revenue Code. This election requires the stockholders to include the Affiliate's net earnings, losses and credits in their own income for tax purposes. Accordingly, the Affiliate generally is not liable for federal income taxes and no provision for federal income taxes is included in the accompanying financial statements. For the periods prior to July 1, 1996, pro forma net income reflects the effect on the combined company as if the Affiliate was a taxable entity for income tax purposes. The Affiliate's articles of incorporation require its board of directors to declare a payment of a cash dividend to its shareholders of no less than 110% of the maximum individual federal income tax rate under the Internal Revenue Code for each calendar year, payable within 30 days after the Affiliate files its tax return.

  MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  EARNINGS PER SHARE

     Income (loss) per share for fiscal years 1998 and 1997 has been computed using a weighted average shares outstanding of 457,778 and 437,778, respectively. The weighted average shares outstanding used in the computation of earnings (loss) per share are net of 60,000 and 80,000 shares held by the Employee Stock Ownership Plan that are not allocated to employees as of June 30, 1998 and 1997, respectively. The

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) effect of options was not dilutive for fiscal years 1998 and 1997 for purposes of calculating diluted earnings per share.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     During 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share," SFAS No. 129 "Disclosure of Information about Capital Structure,"
SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131,
"Disclosures about Segments of an Enterprise and Related Information." During 1998, the FASB issued SFAS No. 132 "Employers Disclosures about Pensions and Other Postretirement Benefits," and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company has adopted the provisions of SFAS No. 128 and SFAS No. 129 with no material revisions to the disclosure in the financial statements. SFAS No. 130, SFAS No. 131, and SFAS No. 132 are effective for fiscal years beginning after December 15, 1997. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company will analyze these pronouncements to determine what, if any, additional disclosures will be required thereunder.

  RECLASSIFICATIONS

     Certain reclassifications have been made to previously issued financial statements to conform to the current presentation. There is no resulting impact on net income (loss). The Company classifies variable compensation paid to employees as cost of goods sold. Previously, the Company had classified this cost as selling, general and administrative expenses. The Company has made reclassifications to the prior periods in order to conform to the current period presentation.

4.  INVESTMENT SECURITIES

     On July 1, 1996 in connection with the Acquisition, all of the Predecessor's equity securities were sold at their unamortized cost. As of June 30, 1996 the Predecessor held $6.8 million of equity securities with an unamortized cost of $9.0 million and gross unrealized losses of $2.2 million. Unrealized losses of $0.6 million and $1.4 million (net of deferred tax) related to these securities is recorded as a component of stockholders' equity for the twelve months ended May 31, 1996 and the one month ended June 30, 1996, respectively. During the twelve months ended May 31, 1996 and the one month ended June 30, 1996, gross realized gains of approximately $1.9 million and $0, respectively, and gross realized losses of approximately $5.0 million and $0.3 million, respectively, were recognized on the sale of securities.

5.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS (IN THOUSANDS OF DOLLARS)

  INVENTORIES:


                                           JUNE 30,    JUNE 30,
                                             1998        1997
                                          ----------  ----------
Finished goods..........................  $    4,701  $    8,500
Raw materials...........................      10,415       7,504
Chemicals and supplies..................       2,094       1,922
                                          ----------  ----------
                                          $   17,210  $   17,926
                                          ==========  ==========

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  PROPERTY, PLANT AND EQUIPMENT:

                                           JUNE 30,    JUNE 30,
                                             1998        1997
                                           --------    --------
Chemical plants.........................   $260,808    $259,293
Construction in progress................     13,624       3,047
Other...................................      2,308       1,934
                                           --------    --------
                                            276,740     264,274
Less accumulated depreciation, depletion
  and amortization......................     49,523      24,315
                                           --------    --------
                                           $227,217    $239,959
                                           ========    ========


  OTHER ASSETS:

                                           JUNE 30,    JUNE 30,
                                             1998        1997
                                           --------    --------
Debt issue costs........................   $ 13,984    $ 13,491
Organizational costs....................        573         573
Intangibles and other...................      4,502       2,000
                                           --------    --------
                                             19,059      16,064
Less accumulated amortization...........      5,896       3,316
                                           --------    --------
                                           $ 13,163    $ 12,748
                                           ========    ========


  ACCRUED EXPENSES:

                                           JUNE 30,    JUNE 30,
                                             1998        1997
                                           --------    --------
Accrued interest........................   $ 14,581    $ 13,203
Property and sales taxes................      2,836       2,866
Federal and state taxes.................      3,629         135
Other...................................        741         713
                                           --------    --------
                                           $ 21,787    $ 16,917
                                           ========    ========


6.  LONG-TERM DEBT

                                           JUNE 30,    JUNE 30,
                                             1998        1997
                                          ----------  ----------
Bank Credit Agreement
     Term A Loan........................  $   21,003  $   25,781
     Term B Loan........................      42,393      44,000
     ESOP Loan..........................       6,000       8,000
     Revolving Credit Loans.............      12,000      12,000
Original Notes and Notes................     225,000     225,000
Discount Notes..........................      38,958      34,187
Deferred premium on Securities..........       2,571       2,893
Long-term financing.....................       1,871      --
                                          ----------  ----------
                                             349,796     351,861
Less current maturities.................       6,982       6,438
                                          ----------  ----------
Long-term debt..........................  $  342,814  $  345,423
                                          ==========  ==========


     The Bank Credit Agreement provided for term loans in the amount of $130 million, an ESOP loan of $10 million, and a revolving credit facility of up to $40 million. Quarterly principal and interest payments are made under the Bank Credit Agreement. The final payments under the ESOP Loan, Term A Loan and

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Term B Loan are due on June 30, 2001, December 31, 2002 and June 30, 2004, respectively. The Revolving Credit Loan Facility is currently scheduled to expire on December 31, 2002. The debt under the Bank Credit Agreement bears interest, at the option of the borrower, based on the LIBOR rate plus a margin (2.5% and 3% at June 30, 1998) or the greater of the prime rate and the federal funds rate plus 1/2% plus a margin (1.5% at June 30, 1998). Substantially all assets of the Company are pledged as collateral under the Bank Credit Agreement. The Original Notes and Notes are due 2006 and bear interest at 11 1/8% payable semiannually on January 1 and July 1. The Discount Notes are due 2007 and bear interest at 13 1/2% payable semi-annually on January 1 and July 1, beginning in 2002. The Bank Credit Agreement and the Indentures include certain restrictive covenants, which include but are not limited to, limitations on capital expenditures, indebtedness, investments and sales of assets and subsidiary stock. Additionally, the Bank Credit Agreement requires the Company to maintain certain financial ratios. On June 30, 1998 the Company obtained an amendment to the Bank Credit Agreement to update the financial ratios relating to fixed charge coverage and debt to EBITDA for fiscal 1999 and part of fiscal 2000.

     The fair value of the Original Notes and Notes in the aggregate, based on quoted market prices, was approximately $244 million and $242 million as of June 30, 1998 and 1997, respectively. The long-term debt under the Bank Credit Agreement carries a floating interest rate, therefore, the Company estimates that the carrying amount of such debt was not materially different from its fair value as of June 30, 1998 and 1997. There currently is not an active market for the Discount Notes, therefore, the Company estimates that the fair value, based on current interest rates available to the Company for similar debt instruments, was approximately $45 million and $37 million as of June 30, 1998 and 1997, respectively.

     In February 1998, the Company entered into a three-year swap agreement for $125 million of its Senior Subordinated Notes. The swap agreement effectively converts a portion of the 11 1/8% fixed rate Senior Subordinated Notes to a floating debt with a structured collar. Under the agreement the Company's interest rate is fixed at 10.8% while LIBOR is set between 5.45% and 6.75%. If LIBOR rates are set above 6.75% the Company's interest rate is floating at current LIBOR plus 5.35%. If LIBOR rates are set between 5.25% and 5.45% the Company's interest rate is floating at current LIBOR plus 5.35%. If LIBOR rates are set below 5.25% the Company's interest rate is fixed at 10.8%. As of June 30, 1998 LIBOR rates were set at 5.69%. In June 1998, the Company entered into a three-year interest rate cap for $64 million of its senior debt under the Bank Credit Agreement. The cap effectively converts a portion of the Company's floating rate bank debt to a fixed rate of 6.75% plus the margin if LIBOR rates are set above 6.75%. The principal amount of the cap amortizes from $64 million to $32 million on a quarterly basis over the three-year term.

     The net premiums paid for interest rate swap agreements are charged to expense over the terms of the agreements. The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

     The aggregate scheduled maturities outstanding debt for the succeeding five years are as follows:

FISCAL YEAR
----------------------------------------
  1999..................................  $   6,982
  2000..................................      7,461
  2001..................................      7,486
  2002..................................      6,386
  2003..................................     30,303

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  FEDERAL AND STATE INCOME TAXES

     Significant components of the Company's deferred tax assets and liability at June 30, 1998 and June 30, 1997 are as follows (in thousands of dollars):

                                           JUNE 30,    JUNE 30,
                                             1998        1997
                                           --------    --------
Deferred tax asset
  (liability) -- current:
     Net operating loss carryforward....   $  --       $  1,308
     Cash bonus plan....................      2,756       2,756
     Turnaround costs...................       (443)      --
     Accrued liabilities and other......        (49)       (446)
                                           --------    --------
                                           $  2,264    $  3,618
                                           ========    ========
Deferred tax asset
  (liability) -- noncurrent:
     Investment in land.................   $  4,813    $  4,660
     Cash bonus plan....................      3,466       6,200
     Interest...........................      3,135       1,465
     Property, plant and equipment......    (71,000)    (76,819)
     Other..............................       (220)      --
                                           --------    --------
                                           $(59,806)   $(64,494)
                                           ========    ========


     The current deferred tax asset is included in other current assets in the accompanying balance sheet.

     The provision for federal and state income taxes is comprised of the following (in thousand of dollars):

                                                                     ONE       TWELVE
                                             YEAR        YEAR       MONTH      MONTHS
                                            ENDED       ENDED       ENDED       ENDED
                                           JUNE 30,    JUNE 30,    JUNE 30,    MAY 31,
                                             1998        1997        1996       1996
                                           --------    --------    --------    -------
Current:
     Federal............................   $  4,259    $   (508)    $  880     $12,150
     State..............................        943          63        118       1,582
                                           --------    --------    --------    -------
                                              5,202        (445)       998      13,732
                                           --------    --------    --------    -------
Deferred:
     Federal............................     (3,334)     (4,378)      (210)     (5,461)
     State..............................                  --           (27)       (368)
                                           --------    --------    --------    -------
                                             (3,334)     (4,378)      (237)     (5,829)
                                           --------    --------    --------    -------
          Total provision (benefit) for
             income taxes...............   $  1,868    $ (4,823)    $  761     $ 7,903
                                           ========    ========    ========    =======
          Pro Forma income tax
             provision..................                            $  761     $ 9,553
                                                                   ========    =======


              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Pro Forma income tax provision assumes that the income of the Affiliate, which is a Subchapter S Corporation and accordingly pays no federal income tax, was taxable to the Predecessor based on the Predecessor's effective tax rate.

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income from continuing operations. The reasons for this difference are as follows:

                                                                     ONE
                                                                    MONTH     TWELVE
                                             YEAR        YEAR       ENDED     MONTHS
                                            ENDED       ENDED       JUNE       ENDED
                                           JUNE 30,    JUNE 30,      30,      MAY 31,
                                             1998        1997       1996       1996
                                           --------    --------    -------    -------
Statutory federal income tax rate.......     35%         35%         35%        35%
Computed "expected" federal income
  tax...................................   $   (926)   $ (6,596)   $   696    $ 8,578
Increase (decrease) in tax resulting
  from:
     Affiliate earnings not subject to
       federal income tax...............                  --         --        (1,651)
     State income taxes, net of federal
       benefit..........................        612          41         59        789
     Other, net.........................        273          22          6        280
     Amortization of goodwill and
       other............................      1,909       1,710      --           (93)
                                           --------    --------    -------    -------
Provision (benefit) for income taxes....   $  1,868    $ (4,823)   $   761    $ 7,903
                                           ========    ========    =======    =======


8.  INVESTMENT IN AND ADVANCES TO LIMITED PARTNERSHIP

     The Company and Hollywood Marine, Inc. formed a limited partnership, Hollywood/Texas Olefins, Ltd., to operate four barges capable of transporting chemicals. The Company is a 50% limited partner in the limited partnership. The Company accounts for this investment under the equity method and records its portion of the limited partnership's net income as other income in the accompanying statement of operations. Summarized financial information of the partnership has not been presented because the Company's investment in and its proportionate share of the partnership's operations are not material.

9.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     Cash paid for interest and income taxes are as follows (in thousands of dollars):

                                                      ONE       TWELVE
                              YEAR        YEAR       MONTH      MONTHS
                             ENDED       ENDED       ENDED       ENDED
                            JUNE 30,    JUNE 30,    JUNE 30,    MAY 31,
                              1998        1997        1996       1996
                            --------    --------    --------    -------
Interest................... $ 33,735    $ 20,600     $   62     $ 2,330
Income taxes...............    1,641         967        877      14,756


10.  COMMITMENTS AND CONTINGENCIES

  LEASE COMMITMENTS

     The Company leases tank cars under noncancelable operating leases. Under the terms of the lease agreements, the Company is reimbursed by customers at a fixed rate per mile, based on the distance the tank cars travel. Reimbursements were approximately $0.8 million, $0.8 million, $0.04 million and $0.8 million for the years ended June 30, 1998 and 1997, for the one month period ended June 30, 1996 and for the twelve months ended May 31, 1996, respectively. The Company is also obligated under an operating lease to Hollywood/Texas Olefins, Ltd. for the rental of one barge.

     Total rent expense was approximately $3.6 million, $3.9 million, $0.4 million and $4.8 million (net of reimbursements described above and including $0.7 million, $1.8 million, $0.2 million and $2.0 million for

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the rental of four barges) for the years ended June 30, 1998 and 1997, for the one month period ended June 30, 1996 and for the twelve months ended May 31, 1996, respectively.

     Future minimum lease payments at June 30, 1997 are as follows (in thousands of dollars):

FISCAL YEAR
----------------------------------------
  1999..................................  $   3,945
  2000..................................      3,392
  2001..................................      2,722
  2002..................................      1,890
  2003..................................        492


  PURCHASE COMMITMENTS

     The Company has purchase commitments incident to the ordinary conduct of business. The prices of such purchase commitments are based on formulas, which are determined from the prevailing market rate for such products. These commitments generally have cancellation provisions given proper notification.

  LITIGATION

     The Company is involved in various routine legal proceedings which are incidental to the business. Management of the Company is vigorously defending such matters and is of the opinion that their ultimate resolution will not have a material adverse impact on the Company.

  ENVIRONMENTAL REGULATION

     The Company's operations are subject to federal, state and local laws and regulations administered by the U.S. Environmental Protection Agency, the U.S. Coast Guard, the Army Corps of engineers, the Texas Natural Resource Conservation Commission, the Texas General Land Office, the Texas Department of Health and various local regulatory agencies. The Company holds all required permits and registrations necessary to comply substantially with all applicable environmental laws and regulations, including permits and registrations for wastewater discharges, solid and hazardous waste disposal and air emissions, and management believes that the Company is in substantial compliance with all such laws and regulations. While management does not expect the cost of compliance with existing environmental laws will have a material adverse effect on the Company's financial condition, results of operations or cash flows, there can be no assurance that future legislation, regulation or judicial or administrative decisions will not have such an effect.

     Under federal and state environmental laws, companies may be liable for remediation of contamination at on-site and off-site waste management and disposal areas. Management believes that the Company is not likely to be required to incur remediation costs related to its management, transportation and disposal of solid and hazardous materials and wastes, or to its pipeline operations. If the Company were to be required to incur such costs, however, management believes that such costs would not have a material adverse effect on the Company's results of operations. In addition, under the terms of the 1984 purchase agreement, the prior owner of the Houston facility, Petro-Tex, has indemnified the Company for liability arising from off-site disposal of any materials prior to June 1984. Notwithstanding the terms of the indemnity, in July 1994 Petro-Tex filed a claim for indemnity against the Company for any costs that may be attributable to Petro-Tex for the cleanup of the Malone site in Texas City, Texas. Petro-Tex and many other companies along the Gulf Coast allegedly sent wastes to the Malone site for disposal in the 1970s and possibly the early 1980s. Malone has been subject to several state enforcement actions regarding its waste disposal practices, and TNRCC has revoked Malone's permits to operate its facilities. It is not known whether the site will require remediation or at what cost. The Company believes that it has meritorious defenses to Petro-Tex's claim and intends to contest the claim vigorously. Although no on-site contamination has been

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) identified as requiring remediation, management believes that certain areas of the Houston facility were historically used for waste disposal. Based on limited, currently available information about these waste disposal areas and their contents, the Company believes that, if such remediation becomes necessary, any remediation costs would not have a material adverse effect on the Company's financial condition or results of operations. The Petro-Tex indemnity does not extend to these on-site waste disposal areas or their contents.

  PREDECESSOR COMMITMENTS

     During 1996, the Predecessor's Board of Directors approved the cancellation of all of the following stock purchase agreements, stock option agreements and salary continuation agreements in anticipation of the Acquisition.

  STOCK PURCHASE AGREEMENTS

     The Predecessor's Board of Directors approved a stock purchase agreement with certain officers who own 185,000 shares of the Predecessor's outstanding Class A common stock and 1,081,670 shares of the Predecessor's outstanding Class B common stock. Under the terms of this agreement in the event any of these officers ceases full time employment with the Predecessor or in the event of the stockholder's death, the Predecessor must redeem all of the stockholder's shares at a redemption price of $60 per share. This agreement superseded the previous stock purchase agreements of the Predecessor which are described in the following paragraphs.

     The Predecessor entered into a stock purchase agreement with a certain minority stockholder who owns 20,000 shares of the Predecessor's outstanding Class A common stock and 80,000 shares of the Predecessor's outstanding Class B common stock. Under the terms of this agreement, in the event of the stockholder's death, the Predecessor must redeem all shares owned by the deceased stockholder at a formula price, which is adjusted annually. At May 31, 1995, the formula price per share was approximately $58.

     The Predecessor entered into a death benefit agreement with an officer of the Predecessor who owns 660,000 shares of Class B common stock of the Predecessor. This agreement provides that in the event of the death of the officer, the Predecessor is obligated to redeem the shares at a price of $60 per share with twenty-five percent of the purchase price payable at closing and the balance payable in five equal annual installments plus interest at the rate of eight percent per annum. This agreement replaces a previous agreement that obligated the Predecessor to redeem the shares in the event of the death of the officer at a price of $80 per share.

     The Predecessor entered into a stock purchase agreement with certain of its minority stockholders who own 171,000 shares of the Predecessor's outstanding common stock. Under the terms of this agreement, such stockholders may sell their shares to the Predecessor at a formula price, which is adjusted annually. Under this agreement, the Predecessor is obligated to redeem the shares in the event of the death of the stockholder at the formula price. At May 31, 1995, the formula price per share was approximately $54.

     The Predecessor also entered into a Section 303 stock purchase agreement with an officer of the Predecessor who owns 85,000 shares of the Predecessor's outstanding common stock. This agreement allows for the officer's estate to require the Predecessor to redeem the necessary shares so as to pay estate taxes and funeral and administrative expenses upon the death of the officer. Under the terms of this agreement, the redemption price per share will be based upon the value of the shares as reflected on the federal estate tax return.

     Additionally, the Predecessor entered into separate stock purchase agreements with an officer of the Predecessor and his spouse who own 500,000 shares of the Predecessor's outstanding common stock as part of a community estate. The agreement with the officer requires the Predecessor to redeem 250,000 shares

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) from the community estate upon the officer's death at a price of $90 per share with twenty five percent of the redemption price payable at closing and the balance payable in five annual installments plus interest at the rate of eight percent per annum. The agreement with the officer's spouse allows her to require the Predecessor to redeem the 250,000 shares from the community estate not redeemed as part of the officer's agreement for a period of one year subsequent to the officer's death at the same price and payable in the same manner as set forth in the officer's agreement. Additionally, the spouse's agreement requires the Predecessor to redeem 250,000 shares of the stock from the community estate in the event that she predeceases the officer at a price of $90 per share with sixty percent of the redemption price payable at closing and the balance payable in thirty-six equal monthly installments plus interest at the rate of eight percent per annum.

     All of the Affiliate's common stock is subject to a stock purchase agreement. Under the terms of the stock purchase agreement, the Affiliate is obligated to redeem all of a stockholder's shares in the event of death and has an option to redeem all of a stockholder's shares in certain other instances. The redemption price is equal to the Affiliate's adjusted book value, as defined in the agreement, divided by the number of outstanding shares. At May 31, 1995, the redemption price per share was $8.15. Of the total redemption amount, 25% is to be paid in cash with the remaining balance to be paid in 42 equal monthly installments as evidenced by an interest bearing promissory note.

  STOCK OPTION AGREEMENTS

     The Predecessor entered into stock option agreements with two of its officers, which granted them the option to purchase 100,000 shares of common stock. The option purchase price for the shares is $40 per share. At May 31, 1995, 30,000 shares were exercisable. During the fiscal year ended May 31, 1994, one of the officers forfeited his option to purchase 50,000 shares of common stock. In the event the option is exercised, the Predecessor and the officers will enter into stock purchase agreements. Under the terms of the agreement, transfer of the stock is restricted and only the Predecessor, at its option, may redeem the stock. However, upon death of the officer, the Predecessor is obligated to redeem the officer's shares. In all instances the redemption price will be the greater of the formula price in the agreement or $40 per share. At May 31, 1995 the formula price was approximately $54 per share.

  SALARY CONTINUATION AGREEMENTS

     The Predecessor entered into salary continuation agreements with three of its officers. The agreements provide that if the officer is an employee of the Predecessor upon death, an amount ranging from $10,000 to $25,000 would be payable monthly to his estate for a period of five years.

11.  EMPLOYEE BENEFITS

  PROFIT SHARING PLAN

     The Company has a noncontributory profit sharing plan that covers all full-time employees that have completed one year or more of service. Employees can contribute up to 10% of their base compensation to a tax deferred fund which is matched by the Company at the rate of $.25 per one dollar contributed by the employee up to 6% of the employee's base compensation. The Company's expense to match employee contributions was $167,634, $169,591, $14,786 and $195,627 for the years ended June 30, 1998 and 1997, for the one month period ended June 30, 1996 and for the twelve month period ended May 31, 1996, respectively. Additionally, the Company made additional discretionary contributions to the plan which amounted to approximately $2.1 million, $1.1 million, $0.2 million and $2.4 million for the years ended June 30, 1998 and 1997, for the one month period ended June 30, 1996 and for the twelve month period ended May 31, 1996, respectively. The Company's contributions vest with the employee at a rate of 20% per year.

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  EMPLOYEE STOCK OWNERSHIP PLAN

     In connection with the Acquisition, the Company established an Employee Stock Ownership Plan (the "ESOP"), covering substantially all full-time employees of the Company. The ESOP borrowed $10 million under the Bank Credit Agreement to purchase 100,000 shares of the Company's Common Stock at the closing of the Acquisition. The shares of Common Stock purchased by the ESOP were pledged as security for the ESOP Loan, and such shares will be released and allocated to ESOP participants' accounts as the ESOP Loan is discharged. For employees whose employment commenced prior to October 1, 1996 and who have attained 21 years, participation begins as of the Acquisition date or the date of commencement of the participant's employment. A participant's ESOP account vests at the rate of 20% per year. The Company's contributions to the ESOP, which are used to retire principal and interest on the loan is reported as compensation expense. Principal and interest payments made for the year ended June 30, 1998 and 1997 amounted to $2.6 million and $2.7 million, respectively. The common stock held by the Employee Stock Ownership Plan and the related unearned compensation is reported between liabilities and permanent stockholders' equity in a manner similar to redeemable preferred stock as the employees have an option to put the shares of the Company. As of June 30, 1998, 40,000 shares have been allocated to employees.

  STOCK OPTION PLAN

     In October 1996, the Company approved the Stock Option Plan (the "Plan") to reserve up to 27,778 shares of Common Stock to certain officers, directors and key employees of the Company. The term of the options issued under the Plan cannot exceed ten years from the date of grant. The options vest ratably over a three-year period from the date of grant and are exercisable at $100 per share. In April 1998 the Company amended the Plan to reserve up to an additional 42,000 shares of Common Stock under the plan, subject to shareholder approval. Stock option activity under the Plan was as follows:

                                           NUMBER OF
                                            SHARES
                                           ---------
Balance July 1, 1996....................      --
Granted.................................     27,778
Exercised...............................      --
Canceled................................      --
                                           ---------
Balance June 30, 1997...................     27,778
Granted.................................     11,500
Exercised...............................      --
Canceled................................     (1,000)
                                           ---------
Balance June 30, 1998...................     38,278
                                           =========

     The Company applies APB 25 and related Interpretations in accounting for the Plan. There has been no compensation cost recognized by the Company associated with the Plan as the exercise price of the options at the dates of measurement were equivalent to the estimated fair value of the common stock on that date. Had compensation cost for the Plan been determined based on the method consistent with SFAS 123, the Company's net loss and net loss per share for the years ended June 30, 1998 and 1997 would have been unchanged on a pro forma basis.

  CASH BONUS PLAN LIABILITY

     In connection with the Acquisition, the Predecessor established the $35 million Cash Bonus Plan covering substantially all employees of the Predecessor (or certain affiliates of the Predecessor) and covering the employees of certain third-party contractors who have contributed to the success of the Predecessor. All participants of the plan as of July 2, 1996 were distributed 10% of the cash bonus in

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) August 1996, and the remaining amount is to be paid in sixteen quarterly installments which began in October 1996.

12.  RELATED PARTY TRANSACTIONS

     In June 1998 the Company made a loan to its Vice President, Finance and Corporate Development (Mr. Stutts) in the amount of $200,000 of which $145,129 remained outstanding as of September 24, 1998. The proceeds from the loan were utilized to purchase outstanding shares of the Company's common stock at fair market value. The loan carries an interest rate of 7%. During fiscal 1998 the Company made payments totaling $500,000 to a consulting firm (ENPAL) whose majority shareholder is also an outstide director and shareholder of the Company (Mr. Cain). The Chairman of the Company (Mr. McMinn) receives annual compensation of $150,000 for consulting services provided to the Company and reimbursements of approximately $25,000 per year for office expenses.

13.  CONCENTRATION OF CREDIT RISK

     The Company sells its products primarily to chemical and petroleum based companies in North America. For the years ended June 30, 1998 and 1997, the one month period ended June 30, 1996 and the twelve month period ended May 31, 1996 approximately 41%, 41%, 46% and 50%, respectively, of the Company's sales were to four customers. The Company had two customers, which represented 13% and 15% of sales during the year ended June 30, 1998, 11% and 17% of sales during the year ended June 30, 1997, 14% and 16% of sales during the one month period ended June 30, 1996, and 16% and 19% of sales during the twelve months ended May 31, 1996. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. The Company's credit losses have been minimal.

     The Company maintains its cash deposits and short-term investments with a major bank and a financial services company which at certain times exceed the federally insured limits. Management assesses the financial condition of these institutions and believes that any possible credit loss is minimal.

14.  FINANCIAL INSTRUMENTS

     At June 30, 1998 the Company estimated that the carrying value and fair value of its financial instruments, other than long-term debt (See Note 6), were approximately equal due to the short-term nature of the instruments. Such instruments include cash and cash equivalents, accounts receivable and accounts payable. The Company enters into certain derivative financial instruments as part of its interest rate risk management. Interest rate swaps, caps, collars and floors are classified as matched transactions. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment to interest expense.

     The fair value of derivative financial instruments are the amounts at which they could be settled base on estimates from dealers. As of June _30, 1998, the carrying amounts and estimated fair values of derivative financial instruments were not significant.

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15.  SUPPLEMENTAL GUARANTOR INFORMATION

     TPC Holding Corp., a wholly owned subsidiary of Texas Petrochemical Holdings, Inc., has fully and unconditionally guaranteed, on a joint and several basis, Texas Petrochemical Holdings, Inc.'s obligations relative to the Discount Notes in an Event of Default. TPC Holding Corp. conducts its operations through its subsidiaries and is dependent upon distribution from these subsidiaries as its source of cash flow. Management has determined that separate, full financial statements of TPC Holding Corp. ("Guarantor") would not be material to investors and such financial statements are not provided. Supplemental consolidating financial information is presented below:

                       TEXAS PETROCHEMICAL HOLDINGS, INC.
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 1998
                                 (IN THOUSANDS)

                                         PARENT     GUARANTOR    NON-GUARANTORS    ELIMINATIONS     TOTAL
                                        --------    ---------    --------------    ------------   ---------
               ASSETS
Current assets:
    Cash and cash equivalents........   $  --       $  --           $    956        $  --         $     956
    Accounts receivable--trade.......                                 45,298                         45,298
    Inventories......................                                 17,210                         17,210
    Other current assets.............      2,850                      10,786                         13,636
                                        --------    ---------    --------------    ------------   ---------
         Total current assets........      2,850                      74,250                         77,100
Property, plant and equipment, net...                                227,217                        227,217
Investments in land held for sale....                                  2,579                          2,579
Investment in and advances to limited
  partnership........................                                  3,035                          3,035
Goodwill, net........................                                174,143                        174,143
Other assets, net of accumulated
  amortization.......................        484                      12,679                         13,163
Consolidated subsidiaries............     55,679      55,679                          (111,358)      --
                                        --------    ---------    --------------    ------------   ---------
         Total assets................   $ 59,013    $ 55,679        $493,903        $ (111,358)   $ 497,237
                                        ========    =========    ==============    ============   =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Bank overdraft...................   $  --       $  --           $--             $  --         $  --
    Accounts payable--trade..........                                 28,000                         28,000
    Accrued expenses.................      2,919                      18,868                         21,787
    Current portion of cash bonus
    plan.............................                                  7,811                          7,811
    Current portion of long-term
    debt.............................                                  6,982                          6,982
                                        --------    ---------    --------------    ------------   ---------
         Total current liabilities...      2,919                      61,661                         64,580
Revolving line of credit.............                                 12,000                         12,000
Long-term debt.......................     38,958                     291,856                        330,814
Cash bonus plan......................                                  9,766                          9,766
Deferred income taxes................     (3,135)                     62,941                         59,806
Common stock held by the ESOP........     10,000                                                     10,000
Less: unearned compensation..........     (6,000)                                                    (6,000)
Stockholders' equity:
    Common Stock.....................          5                       4,162            (4,162)           5
    Additional paid in capital.......     36,264      69,805          71,643          (141,448)      36,264
    Accumulated deficit..............    (19,998)    (14,126 )       (14,126)           28,252      (19,998)
    Note receivable from ESOP........                                  6,000            (6,000)      --
                                        --------    ---------    --------------    ------------   ---------
         Total stockholders'
         equity......................     16,271      55,679          55,679          (111,358)      16,271
                                        --------    ---------    --------------    ------------   ---------
             Total liabilities and
               stockholders'
               equity................   $ 59,013    $ 55,679        $493,903        $ (111,358)   $ 497,237
                                        ========    =========    ==============    ============   =========


              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                       TEXAS PETROCHEMICAL HOLDINGS, INC.
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN THOUSANDS)

                                       PARENT    GUARANTOR    NON-GUARANTORS    ELIMINATIONS      TOTAL
                                       -------   ----------   ---------------   -------------   ---------
               ASSETS
Current assets:
    Cash and cash equivalents........  $ --       $ --           $     101        $ --          $     101
    Accounts receivable -- trade.....                               44,662                         44,662
    Inventories......................                               17,926                         17,926
    Other current assets.............       10                      19,682                         19,692
                                       -------   ----------   ---------------   -------------   ---------
         Total current assets........       10                      82,371                         82,381
Property, plant and equipment, net...                              239,959                        239,959
Investments in land held for sale....                                3,886                          3,886
Investment in and advances to limited
  partnership........................                                2,969                          2,969
Goodwill, net........................                              179,598                        179,598
Other assets, net of accumulated
  amortization.......................      423                      12,325                         12,748
Consolidated subsidiaries............   55,075      55,075                         (110,150)       --
                                       -------   ----------   ---------------   -------------   ---------
         Total assets................  $55,508    $ 55,075       $ 521,108        $(110,150)    $ 521,541
                                       =======   ==========   ===============   =============   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Bank overdraft...................  $ --       $ --           $  10,157        $ --          $  10,157
    Accounts payable -- trade........                               29,942                         29,942
    Accrued expenses.................                               16,917                         16,917
    Current portion of cash bonus
      plan...........................                                7,811                          7,811
    Current portion of long-term
      debt...........................                                6,438                          6,438
                                       -------   ----------   ---------------   -------------   ---------
         Total current liabilities...                               71,265                         71,265
Revolving line of credit.............                               12,000                         12,000
Long-term debt.......................   34,187                     299,236                        333,423
Cash bonus plan......................                               17,573                         17,573
Deferred income taxes................   (1,465)                     65,959                         64,494
Common stock held by the ESOP........   10,000                                                     10,000
Loss: unearned compensation..........   (8,000)                                                    (8,000)
Stockholders' equity:
    Common Stock.....................        5                       4,162           (4,162)            5
    Additional paid in capital.......   36,264      67,804          71,642         (139,446)       36,264
    Accumulated deficit..............  (15,483)    (12,729)        (12,729)          25,458       (15,483)
    Note receivable from ESOP........                               (8,000)           8,000        --
                                       -------   ----------   ---------------   -------------   ---------
         Total stockholders'
         equity......................   20,786      55,075          55,075         (110,150)       20,786
                                       -------   ----------   ---------------   -------------   ---------
         Total liabilities and
           stockholders' equity......  $55,508    $ 55,075       $ 521,108        $(110,150)    $ 521,541
                                       =======   ==========   ===============   =============   =========


              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                       TEXAS PETROCHEMICAL HOLDINGS, INC.
                 SUPPLEMENTAL CONSOLIDATING STATEMENT OF INCOME
                            YEAR ENDED JUNE 30, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                             PARENT     GUARANTOR    NON-GUARANTORS    ELIMINATIONS     TOTAL
                            --------    ---------    --------------    ------------   ---------
Revenues.................   $  --       $  --           $514,790        $  --         $ 514,790
Cost of goods sold.......                                438,725                        438,725
Depreciation and
  amortization...........                                 31,787                         31,787
                                                     --------------                   ---------
    Gross profit.........                                 44,278                         44,278
Selling, general and
  administrative
  expenses...............         61                       6,888                          6,949
                            --------    ---------    --------------    ------------   ---------
         Income (loss)
           from
           operations....        (61)                     37,390                         37,329
Interest expense.........      4,813                      35,720                         40,533
Other income (expense)
    Loss on disposal of
      non-plant assets...                                   (436)                          (436)
    Other, net...........                                    993                            993
                            --------    ---------    --------------    ------------   ---------
                                                             557                            557
                            --------    ---------    --------------    ------------   ---------
         Income (loss)
           before income
           taxes.........     (4,874)                      2,227                         (2,647)
Provision (benefit) for
  income taxes...........     (1,756)                      3,624                          1,868
Equity in net loss of
  subsidiaries...........      1,397       1,397                            (2,794)      --
                            --------    ---------    --------------    ------------   ---------
         Net income
           (loss)........   $ (4,515)   $ (1,397 )      $ (1,397)       $    2,794    $  (4,515)
                            ========    =========    ==============    ============   =========

                       TEXAS PETROCHEMICAL HOLDINGS, INC.
                 SUPPLEMENTAL CONSOLIDATING STATEMENT OF INCOME
                            YEAR ENDED JUNE 30, 1997
                                 (IN THOUSANDS)

                                         PARENT     GUARANTOR    NON-GUARANTORS    ELIMINATIONS     TOTAL
                                        --------    ---------    --------------    ------------    --------
Revenues.............................   $  --       $  --           $490,246         $ --          $490,246
Cost of goods sold...................                                436,339                        436,339
Depreciation and amortization........                                 29,876                         29,876
                                                                 --------------                    --------
    Gross profit.....................                                 24,031                         24,031
Selling, general and administrative
  expenses...........................          6                       5,760                          5,766
                                        --------    ---------    --------------    ------------    --------
    Income (loss) from operations....         (6)                     18,271                         18,265
Interest expense.....................      4,229                      35,157                         39,386
Other income.........................                                  2,271                          2,271
                                        --------    ---------    --------------    ------------    --------
    Income (loss) before income
      taxes..........................     (4,235)                    (14,615)                       (18,850)
Benefit for income taxes.............     (1,481)                     (3,342)                        (4,823)
Extraordinary loss, net..............                                  1,456                          1,456
Equity in net loss of subsidiaries...     12,729      12,729                          (25,458)        --
                                        --------    ---------    --------------    ------------    --------
    Net loss.........................   $(15,483)   $(12,729 )      $(12,729)        $ 25,458      $(15,483)
                                        ========    =========    ==============    ============    ========


              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                       TEXAS PETROCHEMICAL HOLDINGS, INC.
                 SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1998
                                 (IN THOUSANDS)

                                           PARENT     GUARANTOR    NON-GUARANTORS    ELIMINATIONS     TOTAL
                                           -------    ---------    --------------    ------------    --------
Cash flows from operating activities:
    Net income (loss)...................   $(4,515)    $(1,397)       $ (1,397)         $2,794       $ (4,515)
    Adjustments to reconcile net income
      to net cash provided by operating
      activities:
    Depreciation of fixed assets........                                25,208                         25,208
    Amortization of goodwill and other
      assets............................                                 6,579                          6,579
    Amortization of debt issue costs....     4,813                       1,089                          5,902
    Earnings from limited partnership...                                  (476)                          (476)
    Deferred income taxes...............    (1,654)                     (1,680)                        (3,334)
    Change in:
         Accounts receivable............                                  (636)                          (636)
         Inventories....................                                   716                            716
         Other assets...................        (4)                      1,843                          1,839
         Accounts payable, accrueds and
           other........................        67                       3,661                          3,728
                                           -------    ---------    --------------    ------------    --------
             Net cash provided by
               operating activities.....    (1,293)     (1,397)         34,907           2,794         35,011
Cash flows from investing activities:
    Capital expenditures................                               (12,466)                       (12,466)
    Proceeds from the sale of non-plant
      assets............................                                   871                            871
    Distribution from limited
      partnership.......................                                   410                            410
                                           -------    ---------    --------------    ------------    --------
             Net cash used in investing
               activities...............                               (11,185)                       (11,185)
Cash flows from financing activities:
    Change in bank overdraft............                               (10,157)                       (10,157)
    Net repayments under revolver.......                               --                               --
    Proceeds from issuance of long-term
      debt..............................                                 3,192                          3,192
    Payments on long-term debt..........                                (9,706)                        (9,706)
    Payment of cash bonus plan..........                                (7,807)                        (7,807)
    Debt issuance costs.................      (104)                       (389)                          (493)
    Reduction in note receivable from
      ESOP..............................                                 2,000                          2,000
                                           -------    ---------    --------------    ------------    --------
             Net cash used in financing
               activities...............      (104)                    (22,867)                       (22,971)
                                           -------    ---------    --------------    ------------    --------
Net increase (decrease) in cash and cash
  equivalents...........................    (1,397)     (1,397)            855           2,794            855
Cash and cash equivalents, at beginning
  of period.............................                                   101                            101
                                           -------    ---------    --------------    ------------    --------
Cash and cash equivalents, at end of
  period................................   $(1,397)    $(1,397)       $    956          $2,794       $    956
                                           =======    =========    ==============    ============    ========

              TEXAS PETROCHEMICAL HOLDINGS, INC. (AND PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                       TEXAS PETROCHEMICAL HOLDINGS, INC.
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1997
                                 (IN THOUSANDS)

                                         PARENT     GUARANTOR     NON-GUARANTORS     ELIMINATIONS      TOTAL
                                        --------    ----------    ---------------    -------------   ---------
Cash flows from operating activities:
    Net loss.........................   $(15,483)    $(12,729)       $ (12,729)         $25,458      $ (15,483)
    Adjustments to reconcile net loss
      to net cash used in operating
      activities:
    Extraordinary loss, net..........                                    1,456                           1,456
    Depreciation of fixed assets.....                                   24,810                          24,810
    Amortization of goodwill and
      other assets...................                                    5,066                           5,066
    Amortization of debt issue
      costs..........................      4,229                         1,435                           5,664
    Earnings from limited
      partnership....................                                     (670)                           (670)
    Deferred income taxes............                                   (2,897)                         (2,897)
    Change in:
         Accounts receivable.........                                   (9,382)                         (9,382)
         Inventories.................                                   (5,993)                         (5,993)
         Other assets................     (1,475)                       (4,906)                         (6,381)
         Accounts payable, accrueds
           and other.................                                    2,051                           2,051
                                        --------    ----------    ---------------    -------------   ---------
             Net cash used in
               operating
               activities............    (12,729)     (12,729)          (1,759)          25,458         (1,759)
Cash flows from investing activities:
    Capital expenditures                                                (7,634)                         (7,634)
    Proceeds from the sale of
      non-plant assets...............                                    4,754                           4,754
    Distribution from limited
      partnership....................                                      525                             525
    Acquisition of the Company.......                                 (366,277)                       (366,277)
    Proceeds from sale of Predecessor
      assets.........................                                   16,288                          16,288
                                                                  ---------------                    ---------
             Net cash used in
               investing
               activities............                                 (352,344)                       (352,344)
Cash flows from financing activities:
    Change in bank overdraft.........                                   10,157                          10,157
    Net repayments under revolver....                                   (1,000)                         (1,000)
    Proceeds from issuance of
      long-term debt.................     30,000                       368,000                         398,000
    Payments on long-term debt.......                                  (62,219)                        (62,219)
    Payment of cash bonus plan.......                                   (9,406)                         (9,406)
    Debt issuance and organization
      costs..........................       (465)                      (15,839)                        (16,304)
    Reduction in note receivable from
      ESOP...........................                                    2,000                           2,000
    Proceeds from sale of common
      stock..........................     32,976                                                        32,976
    Cash contribution to
      subsidiary.....................    (62,511)                       62,511                          --
                                        --------    ----------    ---------------    -------------   ---------
             Net cash provided by
               (used in) financing
               activities............      --                          354,204                         354,204
                                        --------    ----------    ---------------    -------------   ---------
Net increase (decrease) in cash and
  cash equivalents...................    (12,729)     (12,729)             101           25,458            101
Cash and cash equivalents, at
  beginning of period................      --          --              --                    --         --
                                        --------    ----------    ---------------    -------------   ---------
Cash and cash equivalents, at end of
  period.............................   $(12,729)    $(12,729)       $     101          $25,458      $     101
                                        ========    ==========    ===============    =============   =========

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Available Information...................    2
Summary.................................    3
Risk Factors............................   10
Use of Proceeds.........................   15
Capitalization..........................   16
Selected Financial Data.................   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   19
Business................................   26
Management..............................   43
The Selling Security Holder.............   49
Related Transactions....................   50
Beneficial Ownership of Holdings' Common
  Stock.................................   51
Description of the Bank Credit
  Agreement.............................   52
Description of the Discount Notes.......   55
Material Federal Income Tax
  Considerations........................   81
Plan of Distribution....................   88
Legal Matters...........................   88
Experts.................................   88
Index to Financial Statements...........  F-1


                       Texas Petrochemical Holdings, Inc.

                                   PROSPECTUS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth those expenses to be incurred by Holdings in connection with the registration of the Discount Notes. Except for the Securities and Exhange Commission registration fee, all amounts shown are estimates.

Securities and Exchange Commission
  Registration Fee...................  $    9,091
Accounting Fees and Expenses.........      40,000
Legal Fees and Expenses..............      80,000
Blue Sky Fees and Expenses, Including
  Counsel Fees.......................       5,000
Printing and Engraving Expense.......     100,000
Miscellaneous........................       5,909
                                       ----------
     Total...........................  $  240,000
                                       ==========

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Holding's Certificate of Incorporation, as amended, and Bylaws incorporate substantially the provisions of the Delaware General Corporation Law ("DGCL") providing for indemnification of directors and officers of Holdings against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of Holdings or is or was serving at the request of Holdings as a director, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     As permitted by Section 102 of the DGCL, Holding's Certificate of Incorporation, as amended, contains provisions eliminating a director's personal liability for monetary damages to Holdings and its stockholders arising from a breach of a director's fiduciary duty except for liability (a) for any breach of the director's duty of loyalty to Holdings or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if in the case of other than derivative suits such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the corporation which is not protected by the Certificate of Incorporation may be indemnifed by the corporation for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the corporation unless that person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director or officer who is successful on the merits in defense of a suit against such person.

     Pursuant to policies of Directors and Officers Liability and Company Reimbursement insurance with total limits of $10,000,000, the Directors and Officers of Holdings are insured, subject to the limits, retention, exceptions and other terms and conditions of such policies, against liability for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their capacities as Directors or Officers of Holdings.

     Holdings has entered into Indemnity Agreements with its directors and certain officers pursuant to which Holdings generally is obligated to indemnify its directors and such officers to the full extent permitted by the DGCL, as described above.

ITEM 15.  SALE OF UNREGISTERED SECURITIES.

     In connection with the Acquisition, on July 1, 1996 Holdings (i) sold $57,650,103.55 principal amount of Discount Notes for $30,000,000 cash to the Huff Fund, (ii) sold $43.8 million of its Common Stock for cash to an investor group led by Gordon A. Cain and Sterling, and (iii) issued $6.2 million of its Common Stock for the shares contributed by certain shareholders of TOC and TPC in connection with the transactions associated with the Acquisition. The offer and sale of the Discount Notes and Common Stock for cash were exempt from registration pursuant to Section 4(2) of the Securities Act. The offer and sale of $6.2 million in Common Stock in a share exchange was exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

           3.1*      --   Certificate of Incorporation of Holdings, as amended.
           3.2*      --   Bylaws of Holdings.
           4.1       --   Indenture dated as of July 1, 1996 by and between TPC and Fleet National Bank, as Trustee, with respect to the 11 1/8% Senior Subordinated Notes due 2006, including the form of the
                          Note (incorporated by reference to Exhibit 4.1 to TPC's Registration Statement on Form
                          S-4, File No. 333-11569).
           4.2       --   Indenture dated as of March 1, 1997 by and between the Company and Fleet National Bank, as
                          Trustee, with respect to the 11 1/8% Series B Senior Subordinated Notes due 2006,
                          including the form of Note (incorporated by reference to Exhibit 4.1 to TPC's Registration
                          Statement on Form S-4, File No. 333-24589).
           4.3*      --   Indenture dated as of July 1, 1996 by and among Holdings, TPC Holding and Fleet National
                          Bank, as Trustee, with respect to the Discount Notes, including the form of Note.
           4.4*      --   Waiver dated as of March 3, 1998 made by The Huff Fund in favor of Holdings.
           5*        --   Opinion of Bracewell & Patterson, L.L.P. as to the validity of the Discount Notes.
           8*        --   Opinion of Bracewell & Patterson, L.L.P. as to certain federal income tax matters.
          10.1**    --    Holdings' 1996 Stock Option Plan ,as amended.
          10.2       --   TPC Employee Stock Ownership Plan (incorporated by reference to Exhibit 10.2 to TPC's
                          Registration Statement on Form S-4, File No. 333-11569).
          10.3       --   TPC Employee Stock Ownership Plan Trust Agreement (incorporated by reference to Exhibit
                          10.3 to TPC's Registration Statement on Form S-4, File No. 333-11569).
          10.4       --   TPC Cash Bonus Plan (incorporated by reference to Exhibit 10.4 to TPC's Registration
                          Statement on Form S-4, File No. 333-11569).
          10.5       --   Security Agreement by and between Boatmen's Trust Company of Texas and TPC (incorporated by reference to Exhibit 10.5 to TPC's Registration Statement on Form S-4, File No.
                          333-11569).
          10.6       --   TPC Profit Sharing Plan (incorporated by reference to Exhibit 10.6 to TPC's Registration
                          Statement on Form S-4, File No. 333-11569).
          10.7       --   Lease for Calcasieu Parish, Louisiana (incorporated by reference to Exhibit 10.7 to TPC's
                          Registration Statement on Form S-4, File No. 333-11569).
          10.8       --   Credit Agreement dated as of July 1, 1996 among the Company, Texas Commerce Bank, National
                          Association, ABN AMRO North America, Inc., and The Bank of Nova Scotia (incorporated by reference to Exhibit 10.8 to TPC's Registration Statement on Form S-4, File No.
                          333-11569).

                                      II-2



          10.9       --   Security Agreement dated as of July 1, 1996 by and between TPC and Texas Commerce Bank,
                          National Association (incorporated by reference to Exhibit 10.9 to TPC's Registration
                          Statement on Form S-4, File No. 333-11569).
          10.10      --   Pledge Agreement dated as of July 1, 1996 by and between TPC and Texas Commerce Bank,
                          National Association (incorporated by reference to Exhibit 10.10 to TPC's Registration
                          Statement on Form S-4, File No. 333-11569).
          10.11      --   Letter Agreement dated May 6, 1996, by and among The Sterling Group, Inc., Holdings, TPC
                          Holding, and TPC (incorporated by reference to Exhibit 10.11 to TPC's Registration
                          Statement on Form S-4, File No. 333-11569).
          10.12      --   Form of Indemnity Agreement between TPC and each of its officers and directors
                          (incorporated by reference to Exhibit 10.12 to TPC's Registration Statement on Form S-4,
                          File No. 333-11569).
          10.13      --   Form of Tax Sharing Agreement among Holdings, TPC Holding, TPC and Texas Butylene Chemical
                          Corporation (incorporated by reference to Exhibit 10.13 to TPC's Registration Statement on
                          Form S-4, File No. 333-11569).
          10.14      --   Employment Agreement with Bill W. Waycaster (incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on Form S-4, File No. 333-11569).
          10.15*    --    Form of Indemnity Agreement between Holdings and each of its officers and directors.
          10.16**   --    Amendment to Credit Agreement dated as of June 30, 1998 by and among the Company,
                          Chase Bank of Texas, National Association, ABN AMRO North America, Inc., the Bank of Nova
                          Scotia and the other financial institutions listed on the signature pages attached thereto.
          12**      --    Statement re Computation of Ratio of Earnings to Fixed Charges.
          21*        --   Subsidiaries of Holdings.
          23.1**    --    Consent of PriceWaterhouseCoopers LLP.
          23.2*      --   Consent of Bracewell & Patterson, L.L.P. (included in their opinion filed as Exhibit 5 hereto).
          23.3**    --    Consent of Deloitte & Touche LLP
          24*        --   Powers of Attorney.
          25.1       --   Statement of Eligibility and Qualification on Form T-1 of Fleet National Bank as Trustee
                          under the Indenture dated as of July 1, 1996 (incorporated by reference to Exhibit 25 to
                          TPC's Registration Statement on Form S-4, File No. 333-11569).
          25.2       --   Statement of Eligibility and Qualification on Form T-1 of Fleet National Bank as Trustee
                          under the Indenture dated as of March 1, 1997 (incorporated by reference to Exhibit 25 to
                          TPC's Registration Statement on Form S-4, File No. 333-24589).
          25.3*      --   Statement of Eligibility and Qualification on Form T-1 of Fleet National Bank as Trustee
                          under the Indenture dated as of July 1, 1996 with respect to the Discount Notes.

------------

 * Previously filed.

** Filed herewith.

     (b)  Financial Statement Schedules

     None.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, TEXAS PETROCHEMICAL HOLDINGS, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON SEPTEMBER 28, 1998.

                                          TEXAS PETROCHEMICAL HOLDINGS, INC.
                                          By: _____/s/__B. W. WAYCASTER_________
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON SEPTEMBER 28, 1998.

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------
                  WILLIAM A. McMINN*                    Chairman
                  WILLIAM A. MCMINN

                  /s/B. W. WAYCASTER                    Director, President and Chief Executive Officer
                   B. W. WAYCASTER                      (principal executive officer)
                  /s/CARL S. STUTTS                     Vice President, Finance
                    CARL S. STUTTS                      and Corporate Development
                                                        (principal financial and accounting officer)
                   GORDON A. CAIN*                      Director
                    GORDON A. CAIN
                  STEVE A. NORDAKER*                    Director
                  STEVE A. NORDAKER
                   WILLIAM R. HUFF*                     Director
                   WILLIAM R. HUFF
                   SUSAN O. RHENEY*                     Director
                   SUSAN O. RHENEY
                   JOHN T. SHELTON*                     Director
                   JOHN T. SHELTON
              *By: /s/STEPHEN R. WRIGHT
                  STEPHEN R. WRIGHT
       (ATTORNEY-IN-FACT FOR PERSONS INDICATED)